UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐       Preliminary proxy statement.
☐       Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☑       Definitive Proxy Statement.
☐       Definitive Additional Materials.
☐       Soliciting Material Pursuant to § 240.14a-12.
TECHNOLOGY SOLUTIONS COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐    No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share, of Technology Solutions Company

(2)	Aggregate number of securities to which transaction applies:

2,565,866 shares of TSC common stock outstanding as of March 6, 2009 and 631 options to purchase shares of TSC common stock having an exercise price of less than $2.39 per share, the low-end of the estimated per share range of aggregate liquidation proceeds to be distributed to TSC stockholders.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying 0.00003930 by the aggregate estimated liquidating distributions. The aggregate estimated liquidating distributions is calculated as the sum of 2,565,866 shares of TSC common stock plus 631 options to purchase shares of TSC common stock (having an exercise price of less than $2.39 per share, the low-end of the expected per share range of aggregate liquidation proceeds to be available to TSC stockholders), multiplied by $2.54.

(4)	Proposed maximum aggregate value of transaction: $6,902,179.54

(5)	Total fee paid: $256

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

TECHNOLOGY SOLUTIONS COMPANY
55 East Monroe Street, Suite 2600
Chicago, Illinois 60603

April 6, 2009

To the Stockholders of Technology Solutions Company:

You are cordially invited to attend a special meeting of stockholders of Technology Solutions Company (“TSC”) to be held on April 27, 2009, at 8:15 a.m., local time, at TSC’s offices located at 55 East Monroe Street, Suite 2600, Chicago, Illinois 60603. Details of the business to be conducted at the meeting are given in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement. After careful consideration, our board of directors (the “Board”) has unanimously approved the proposals set forth in the Proxy Statement and recommends that you vote in favor of all such proposals.

On February 10, 2009, the Board approved a Plan of Complete Liquidation and Dissolution (the “Plan of Dissolution”). At the special meeting, you will be asked to approve the Plan of Dissolution. The Plan of Dissolution is being proposed because the Board believes that, if approved, the Plan of Dissolution would provide greater value to our stockholders than other alternatives available to the Company. The Board unanimously recommends that TSC’s stockholders vote “FOR” the approval of the Plan of Dissolution. Because of the uncertainties as to the precise net realizable value of our assets that we have not yet sold and the ultimate settlement amount of our liabilities, it is impossible to predict with certainty the aggregate net values, if any, which may ultimately be distributed to our stockholders or the timing of distributions if the Plan of Dissolution is approved. However, based upon information presently available to us, we believe our stockholders could receive aggregate proceeds from a liquidation of approximately $2.39 to $2.60 per share with the initial cash distribution of liquidation proceeds to occur as soon as practicable following approval of the Plan of Dissolution by TSC stockholders.

The accompanying proxy statement provides you with detailed information about the Plan of Dissolution. We urge you to read the entire proxy statement carefully.

Your vote is important, regardless of the number of shares you own.  The Plan of Dissolution cannot be approved and the transactions contemplated thereby cannot be consummated unless holders of a majority of the shares of our common stock outstanding on the record date vote for the approval of the Plan of Dissolution.

Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or other nominee. Your cooperation in voting your shares is greatly appreciated.

On behalf of the Board and management of TSC, we would like to thank you for your support and confidence and look forward to seeing you at the meeting.

/s/  Carl F. Dill, Jr.
Carl F. Dill, Jr.
Chairman of the Board of Directors

The proxy statement, dated April 6, 2009, is first being mailed to stockholders on or about April 8, 2009.

TECHNOLOGY SOLUTIONS COMPANY
55 East Monroe Street, Suite 2600
Chicago, Illinois 60603

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 27, 2009

Notice is hereby given that a special meeting of the stockholders of Technology Solutions Company, a Delaware corporation (“TSC”), will be held at TSC’s offices located at 55 East Monroe Street, Suite 2600, Chicago, Illinois 60603, on April 27, 2009 at 8:15 a.m., local time, for the following purposes:

1. To approve the Plan of Complete Liquidation and Dissolution, substantially in the form of Annex A to the accompanying proxy statement;

2. To consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Plan of Complete Liquidation and Dissolution referred to in Item 1; and

3. To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on April 3, 2009 are entitled to notice of, and to vote at, the special meeting or any adjournments thereof.

The Plan of Complete Liquidation and Dissolution is described in the accompanying proxy statement and a copy of the Plan of Complete Liquidation and Dissolution is attached to the proxy statement as Annex A. We urge you to read the entire proxy statement and the Plan of Complete Liquidation and Dissolution carefully.

We hope you will be able to attend the meeting in person, and you are cordially invited to attend.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY. It is important that all stockholders complete, sign, date and return the proxy using the enclosed envelope to which no postage need be affixed if mailed in the United States.

By Order of the Board of Directors,

/s/  Timothy G. Rogers
Timothy G. Rogers
Senior Vice President, Chief
Financial Officer and Secretary

April 6, 2009

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION — YOUR VOTE IS VERY IMPORTANT

PLEASE DO NOT SEND YOUR TSC COMMON STOCK CERTIFICATES TO US AT THIS TIME. IF THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION IS APPROVED, YOU WILL BE SENT INSTRUCTIONS REGARDING SURRENDER OF YOUR CERTIFICATES.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. ANY PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FOLLOWING THE INSTRUCTIONS SET FORTH ON PAGE 14 OF THE ACCOMPANYING PROXY STATEMENT. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

PROXY STATEMENT

SUMMARY TERM SHEET

This summary term sheet briefly summarizes the most material terms of the Plan of Complete Liquidation and Dissolution (the “Plan of Dissolution”) detailed in this proxy statement. You are urged to read this proxy statement, including the annexes and the documents referred to in this proxy statement, carefully.

In this proxy statement, the terms “we,” “us,” “our,” “TSC” and the “Company” refer to Technology Solutions Company and, where appropriate, its subsidiaries.

•	TSC Will Hold a Special Meeting of its Stockholders to Consider Approving of the Plan of Dissolution and the Meeting Adjournment Proposal, if Necessary (Page 13)

Date, Time and Place (Page 13).  A special meeting of TSC’s stockholders will be held at TSC’s offices located at 55 East Monroe Street, Suite 2600, Chicago, Illinois 60603, on April 27, 2009 at 8:15 a.m., local time. At the special meeting, you will be asked to consider and vote upon proposals to (i) approve the Plan of Dissolution; (ii) adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Plan of Dissolution (the “Meeting Adjournment Proposal”); and (iii) transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Record Date and Voting (Page 13).  Only stockholders who hold shares of our common stock, par value $0.01 per share (“TSC common stock”), at the close of business on April 3, 2009, the record date for the special meeting, will be entitled to vote at the special meeting. Each share of TSC common stock outstanding on the record date will be entitled to one vote on each matter submitted to stockholders for approval at the special meeting. As of April 3, 2009 there were 2,565,866 shares of TSC common stock outstanding.

Vote Required (Page 14).  Approval of the Plan of Dissolution requires the affirmative vote of 1,282,934 shares of TSC common stock, being a majority of the shares of TSC common stock outstanding on the record date. Approval of the Meeting Adjournment Proposal requires the affirmative vote of stockholders holding a majority of the shares of TSC common stock present and entitled to vote at the special meeting.

Share Ownership of Directors and Executive Officers (Page 31).  As of April 3, 2009, the record date, our directors and executive officers beneficially owned and are entitled to vote, in the aggregate, 26,790 shares of TSC common stock, representing approximately 1.04% of the outstanding shares of TSC common stock. Our directors and executive officers have informed us that they intend to vote all of their shares “FOR” the approval of the Plan of Dissolution and “FOR” the Meeting Adjournment Proposal, if necessary.

•	The Proposed Plan of Dissolution (Page 16)

At the special meeting, stockholders will be asked to consider and vote upon a proposal to voluntarily dissolve and liquidate the Company and, subject to the requirements of Delaware law, which requires that we satisfy or make reasonable provision for the satisfaction of our remaining liabilities, to distribute to our stockholders available cash and non-cash assets. Our board of directors (the “Board”) approved the Plan of Dissolution, subject to stockholder approval, on February 10, 2009. Delaware law provides that a corporation may be dissolved upon approval and recommendation by the board of directors of the corporation of a plan of dissolution, followed by the approval of the plan by its stockholders. Assuming that the Plan of Dissolution is approved by the requisite vote of our stockholders at the special meeting and any adjournments or postponements of the special meeting, we intend to file a certificate of dissolution with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) as soon as reasonably practicable. The effect of such filing would be that our corporate existence would continue, but we would not be permitted to carry on any business except that appropriate to wind up and liquidate our business and affairs.

•	Recommendation of the Board (Page 29)

The Board has determined that the voluntary dissolution and liquidation of the Company pursuant to the Plan of Dissolution is advisable and in the best interests of TSC and its stockholders. The Board unanimously recommends that you vote “FOR” the approval of the Plan of Dissolution. The Board reached its determination based on various factors, as more fully described in this proxy statement. The Board also recommends that you vote “FOR” the Meeting Adjournment Proposal, if necessary.

•	Timing and Amount of Distributions to Our Stockholders (Page 22)

The Plan of Dissolution provides for an initial liquidating cash distribution as soon as practicable following approval of the Plan of Dissolution by TSC stockholders. We currently expect this initial cash distribution to be in the amount of at least $2.00 per share. The amount of such initial cash distribution could be higher if we are able to dispose of all or a substantial portion of our assets promptly following approval of the Plan of Dissolution. We may enter into agreements to sell our assets subject to approval of the Plan of Dissolution by TSC stockholders. After the initial cash distribution, we intend to make additional liquidating distributions from time to time following the filing of the certificate of dissolution. All liquidating distributions will be made pro rata in accordance with the respective number of shares of TSC common stock held of record on the effective date of the certificate of dissolution. Prior to making any liquidating distribution, the Board or the trustee, if we have transferred our assets to a liquidating trust, must have made a determination that reasonable provision has been made for the prosecution, defense, settlement or other resolution of claims and the satisfaction of all reasonably ascertainable liabilities of the Company. We currently estimate that, if we are able to dispose of substantially all of our assets, the aggregate amount of all liquidating distributions that we intend to pay to TSC stockholders will be in the range of $2.39 to $2.60 per share of TSC common stock.

•	How Outstanding Options Will Be Treated (Page 26)

Options to acquire shares of TSC common stock granted under various TSC stock incentive plans that are outstanding immediately prior to the approval of the Plan of Dissolution, vested or unvested, will be cancelled as of the date on which our certificate of dissolution is filed with the Delaware Secretary of State.

•	Interests of Directors and Officers in the Plan of Dissolution (Page 32)

In considering the recommendation of the Board, you should be aware that some of our directors and executive officers may have interests in the Plan of Dissolution that are different from or in addition to your interests as a stockholder and that may present actual or potential conflicts of interest. The Board was aware of these interests and considered them, among other matters, in approving the Plan of Dissolution and the transactions contemplated thereby and in determining to recommend that TSC’s stockholders vote “FOR” the approval of the Plan of Dissolution. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

•	How the Plan of Dissolution May Be Modified, Amended or Abandoned (Page 21)

TSC may modify, amend or abandon the Plan of Dissolution and the transactions contemplated thereby without further action by TSC’s stockholders to the extent permitted by the Delaware General Corporation Law, as amended (the “DGCL”), if, for any reason, the Board determines that such action would be in the best interests of the Company and its stockholders.

TSC may not modify, amend or abandon the Plan of Dissolution under circumstances that would require additional stockholder approval under the DGCL and/or the federal securities law or NASDAQ Global Market requirements without complying with such requirements.

•	U.S. Tax Considerations For TSC’s Stockholders (Page 26)

Generally, consideration paid to our stockholders pursuant to the Plan of Dissolution will be taxable to our stockholders for U.S. federal income tax purposes. A holder of TSC common stock receiving cash pursuant to the Plan of Dissolution generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the sum of the amount of cash distributed to them and the aggregate fair market value (at the time of distribution) of any property distributed to them (including transfers of assets to a liquidating trust), and (ii) the holder’s adjusted tax basis in their shares of TSC common stock.

•	TSC’s Stockholders Will Not Have Appraisal Rights (Page 26)

Under the applicable provisions of the DGCL, our stockholders are not entitled to appraisal or dissenters rights with respect to the Plan of Dissolution or the transactions contemplated thereby.

•	Other Information (Page 34)

Additional information with respect to the Company and its business, including financial information, is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which is attached hereto as Annex B.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Any statements in this proxy statement about future results of operations, expectations, plans and prospects, including statements regarding completion of the proposed liquidation and dissolution, constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on TSC’s current estimates and assumptions and, as such, involve uncertainty and risk. For each of these statements, we claim the protection contained in Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act” in this proxy statement.

The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by these forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement, or, in the case of documents incorporated by reference or attached to this proxy statement, as of the respective dates of such documents. In addition to other factors and matters contained in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	our ability to obtain stockholder approval of the Plan of Dissolution;

•	our ability to sell our non-cash assets in a timely manner or at all pursuant to the proposed Plan of Dissolution;

•	the price and other terms and conditions of sale of our non-cash assets;

•	our ability to prosecute, defend, settle or otherwise resolve claims and demands and to make reasonable provision for the satisfaction of liabilities and the costs of taking such actions;

•	the risk that the expenses of implementing the Plan of Dissolution may exceed our estimates;

•	the risk that we may not have sufficient funds to continue to operate our business and pursue other strategic alternatives if the Plan of Dissolution is not approved;

•	the highly speculative nature of any strategic alternatives that may be available to us if the Plan of Dissolution is not approved;

•	the competitive nature of the markets in which we operate;

•	a continuation of the current economic downturn or a change in economic conditions;

•	our ability to retain existing customers and to attract new customers;

•	our ability to retain qualified personnel;

•	our anticipated operating losses;

•	uncertainties regarding the availability of additional capital and continued listing of TSC common stock on the NASDAQ Global Market; and

•	other risks and uncertainties described under the heading “Risk Factors” set forth below and described in our annual report on Form 10-K for the year ended December 31, 2008, which is attached hereto as Annex B, and other reports we may file with the Securities and Exchange Commission.

Except to the extent required under the federal securities laws, TSC does not intend to update or revise the forward-looking statements. In the event of any material change in any of the information previously disclosed, we will, where relevant and if required under applicable law, update such information through a supplement to this proxy statement to the extent necessary.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE PLAN OF DISSOLUTION

Q:	Why am I receiving these materials?

A:	You are receiving this proxy statement and proxy card because you held shares of TSC common stock at the close of business on April 3, 2009, the record date for the special meeting, and are entitled to vote at the special meeting to be held on April 27, 2009. The Board is providing these proxy materials to give you information for use in determining how to vote in connection with the special meeting of stockholders. The enclosed proxy card allows you to vote your shares by proxy without attending the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting will take place at TSC’s offices located at 55 East Monroe Street, Suite 2600, Chicago, Illinois 60603, on April 27, 2009 at 8:15 a.m., local time.

Q:	What is the purpose of the special meeting?

A:	At the special meeting, stockholders will consider and vote on a proposal to approve the Plan of Dissolution, attached as Annex A. Additionally, stockholders will consider and vote on a proposal to adjourn the special meeting to another date, time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of the proposed Plan of Dissolution.

Q:	What will happen if the Plan of Dissolution is approved?

A:	Under the terms of the Plan of Dissolution, upon approval of the Plan of Dissolution, the Company intends to file a certificate of dissolution with the Delaware Secretary of State; cease all of the Company’s business except as appropriate to wind up and liquidate its business and affairs; sell or otherwise dispose of its non-cash assets; satisfy or resolve its remaining liabilities and obligations; establish a contingency reserve or otherwise make reasonable provision for the satisfaction of any known, contingent or conditional liabilities, including by means of insurance coverage or any other means that the Board determines is reasonably calculated to provide for satisfaction of the reasonably estimated amount of such liabilities; and make one or more distributions to its stockholders of cash available for distribution, subject to legal requirements. Additionally, following stockholder approval of the Plan of Dissolution and the filing of a certificate of dissolution, we intend to close our stock transfer books, discontinue recording transfers of shares of TSC common stock and delist TSC common stock from the NASDAQ Global Market.

Q:	How does the Board recommend I vote?

A:	The Board unanimously recommends that you vote “FOR” the approval of the Plan of Dissolution and “FOR” the Meeting Adjournment Proposal, if necessary.

Q:	Why has the Board approved the Plan of Dissolution?

A:	After considering a variety of factors, including (i) our inability to identify an acceptable buyer, strategic alliance partner or merger candidate; (ii) indications that, despite significant cutbacks in our workforce, significant operating losses would continue; (iii) the substantial accounting, legal and other expenses associated with being a small publicly-traded company in light of our existing and expected revenues; (iv) prevailing negative economic conditions both generally and within the healthcare provider market; (v) the challenges that we would likely face in pursuing an acquisition strategy that would accelerate our growth, including competition for potential acquisition targets, our limited financial resources and the difficulties in successfully integrating acquisitions; and (vi) the possibility that our common stock will be delisted from the NASDAQ Global Market in the future if we do not meet the continued listing requirements of the NASDAQ Global Market as a result of our stock price or financial condition, the Board has determined that it would not be advisable to continue to operate the Company on an independent basis and that, considering these factors, a decision to continue the development and marketing of our software and services might ultimately jeopardize the assets that might otherwise remain available to stockholders in a liquidation. Accordingly, based on a thorough review of strategic alternatives available to the Company as well as the above factors, on February 10, 2009, the Board approved a resolution approving the Plan of Dissolution.

Q:	What will happen if the Plan of Dissolution is not approved?

A:	If the Plan of Dissolution is not approved by the stockholders, the Board will continue to explore what, if any, alternatives are then available for the future of the Company. We believe that the value of our business has been materially adversely impacted after the announcement of the recommendation by the Board of the approval of the Plan of Dissolution. In particular, pending our stockholders’ vote on the Plan of Dissolution, we have limited our normal business operations, except as necessary to fulfill our existing contractual obligations or maintain the value of assets available for sale. As a result, we believe that many, if not all, of our customers, including our major customers, will transition their business to our competitors. Therefore, if our stockholders do not approve the Plan of Dissolution, we might not be able to continue to operate our business as it existed prior to the announcement of the Board’s recommendation of the Plan of Dissolution and we might not be able to operate our business at all. In addition, the Company has received notice from The NASDAQ Stock Market that the Company is not currently in compliance with the listing rules of the NASDAQ Global Market based on its stockholders’ equity as of December 31, 2008. If The NASDAQ Stock Market does not grant the Company an exception period to regain compliance, or if the Company is not in compliance at the end of such exception period, TSC common stock may be delisted from the NASDAQ Global Market.

Q:	What will stockholders receive in the liquidation?

A:	Because of the uncertainties as to the precise net realizable value of our assets that we have not yet sold and the ultimate settlement amount of our liabilities, it is impossible to predict with certainty the aggregate net value which will ultimately be distributed to our stockholders. However, the Plan of Dissolution provides for an initial cash distribution upon approval of the Plan of Dissolution by TSC stockholders of an amount currently estimated to be at least $2.00 per share.

We are unable at this time to predict the precise nature, amount and timing of any distributions which may be made after the initial distribution, due in part to our inability to predict the net value of our non-cash assets and the ultimate amount of our liabilities, many of which have not been settled. Additionally, we may incur additional liabilities arising out of contingent claims that are not yet reflected as liabilities on our balance sheet. At this time, we are unable to predict what amount, if any, may be paid on these contingent claims. We currently estimate that if we are able to dispose of substantially all of our assets, the aggregate amount of all liquidating distributions that we intend to pay to TSC stockholders will be in the range of $2.39 to $2.60 per share of TSC common stock.

Q:	Do I have dissenters’ rights?

A:	No. Under Delaware law, stockholders will not have dissenters’ appraisal rights with respect to the Plan of Dissolution.

Q:	When will stockholders receive payment of any available liquidation proceeds?

A:	The Plan of Dissolution provides for an initial cash distribution as soon as practicable following approval of the Plan of Dissolution by TSC stockholders. After the initial cash distribution, we intend to make additional liquidating distributions from time to time following the filing of the certificate of dissolution. All liquidating distributions will be made pro rata in accordance with the respective number of shares of TSC common stock held of record on the effective date of our certificate of dissolution. Prior to making any liquidating distribution, the Board or the trustee, if we have transferred our assets to a liquidating trust, must have made a determination that reasonable provision has been made for the prosecution, defense, settlement or other resolution of claims and the satisfaction of the reasonably ascertainable amount of all liabilities of the Company. Additionally, if we are unable to sell our non-cash assets, if the proceeds of the sales of our non-cash assets are less than anticipated, if we are unable to settle or otherwise resolve existing claims for the amounts anticipated or if unanticipated claims are made against us, distributions to stockholders, if any, may be delayed and made over a longer period of time.

Q:	What vote is required to approve the Plan of Dissolution?

A:	Approval of the Plan of Dissolution requires the affirmative vote of a majority of the shares of TSC common stock outstanding on the record date. As of the record date, there were 2,565,866 shares outstanding, of which the directors and executive officers of TSC beneficially owned and are entitled to vote, in the aggregate, 26,790 shares, representing 1.04% of the outstanding shares. The directors and executive officers have informed TSC that they intend to vote all of their shares of TSC common stock “FOR” the approval of the Plan of Dissolution.

Q:	Do directors and officers have interests in the Plan of Dissolution that differ from mine?

A:	In considering the Board’s recommendation to approve the Plan of Dissolution, you should be aware that some of the directors and officers may have interests that are different from or in addition to your interests as a stockholder, including compensation and benefits payable as a result of termination of employment or other events, an indemnification insurance policy purchased for the benefit of directors and officers and/or our continuing indemnification obligations to directors. For a detailed description of the interests of directors and officers that differ from yours, see “Interests of Directors and Officers in the Plan of Dissolution.”

Q:	Can I still sell my shares?

A:	Yes, TSC common stock is currently listed on the NASDAQ Global Market and currently you may sell your shares on this trading market. However, if the Plan of Dissolution is approved by stockholders, the Board intends to delist TSC common stock from trading on the NASDAQ Global Market as soon as practicable after such stockholder approval and ultimately close our stock transfer books. Thereafter, certificates representing shares of TSC common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law.

Q:	How do I vote my shares of TSC common stock?

A:	Before you vote, you should carefully read and consider the information contained in this proxy statement. You should also determine whether you hold your shares of TSC common stock directly in your name as a registered stockholder (which would mean that you are a “stockholder of record”) or through a broker or other nominee, because this will determine the procedure that you must follow in order to vote. You are a registered holder of TSC common stock if you hold your TSC common stock as a stockholder of record in certificate form or if you hold your TSC common stock in your name directly with our transfer agent, BNY Mellon Shareowner Services. If you are a registered holder of TSC common stock, you may vote in any of the following ways:

• in person at the special meeting—complete, date and sign the enclosed proxy card and bring it to the special meeting;

• by mail—complete, date and sign the enclosed proxy card and return it to BNY Mellon Shareowner Services in the enclosed postage paid return envelope as soon as possible; or

• by telephone or over the Internet—follow the instructions included with the enclosed proxy card. If you vote by telephone or over the Internet, you do not need to return the enclosed proxy card.

If you are a non-registered holder of shares of TSC common stock (which for purposes of this proxy statement means that your shares are held in “street name”), you should instruct your broker or other nominee to vote your shares by following the instructions provided by your broker or other nominee. You may vote in person at the special meeting if you obtain written authorization in your name from your broker or other nominee and bring evidence of your stock ownership from your broker or other nominee. Please contact your broker or other nominee to determine how to vote by mail and whether you will be able to vote by telephone or over the Internet.

Q:	What happens if I return my proxy card but I do not indicate how to vote?

A:	If you properly return your proxy card, but do not include instructions on how to vote, your shares of TSC common stock will be voted “FOR” the approval of the Plan of Dissolution and “FOR” the approval of the Meeting Adjournment Proposal, if necessary. TSC’s management does not currently intend to bring any other proposals to the special meeting. If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card intend to vote the shares they represent in accordance with their best judgment.

Q:	What happens if I abstain from voting on a proposal?

A:	If you return your proxy card with instructions to abstain from voting on either proposal, your shares will be counted for determining whether a quorum is present at the special meeting. An abstention with respect to either proposal has the legal effect of a vote “AGAINST” the proposal.

Q:	What happens if I do not return a proxy card or otherwise do not vote?

A:	Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted toward determining whether a quorum is present at the special meeting and will have the legal effect of a vote “AGAINST” the proposal to approve the Plan of Dissolution. Such failure will have no legal effect with respect to the vote on the Meeting Adjournment Proposal.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:	Yes. You can change your vote at any time before your shares are voted at the special meeting. If you are a registered holder of TSC common stock, you can do this in any of the following ways:

• by sending a written notice to BNY Mellon Shareowner Services at the address specified below stating that you would like to revoke your proxy;

• by completing and delivering a later-dated proxy card by mail to BNY Mellon Shareowner Services at the address specified below;

• by providing subsequent telephone or Internet voting instructions; or

• by attending the special meeting and voting in person. Your attendance at the special meeting alone will not revoke your proxy. You must also vote at the special meeting in order to revoke your previously submitted proxy.

You should send any notice of revocation or your completed new, later-dated proxy card, as the case may be, to BNY Mellon Shareowner Services at 200 West Monroe Street, Suite 1590, Chicago, Illinois, 60606.

If your shares are held in “street name,” you must contact your broker or other nominee and follow the directions provided to you in order to change your vote.

Q:	If my broker or other nominee holds my shares in “street name,” will my broker or other nominee vote my shares for me?

A:	Your broker or other nominee will not be able to vote your shares of TSC common stock unless you have properly instructed your broker or other nominee on how to vote. If you do not provide your broker or other nominee with voting instructions, your shares may be considered present at the special meeting for purposes of determining a quorum, but will have the legal effect of a vote “AGAINST” the proposal to approve the Plan of Dissolution and the Meeting Adjournment Proposal, if necessary.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of TSC common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	When do you expect the dissolution process to be completed?

A:	Upon approval of the Plan of Dissolution, the Company will work toward an orderly wind down of its business and operations. Subject to stockholder approval of the Plan of Dissolution, the Company currently expects to file a certificate of dissolution as soon as reasonably practicable following stockholder approval of the Plan of Dissolution and expects to have the majority of its business operations completed by that time. Additionally, pursuant to the DGCL, our corporate existence will continue for a period of at least three years, but we would not be permitted to carry on any business except that appropriate to wind up and liquidate our business and affairs.

Q:	Should I send in my stock certificates now?

A:	No. You should not forward your stock certificates before receiving instructions to do so. As a condition to the receipt of any distribution to the stockholders, the Board, in its discretion, may require stockholders to (i) surrender their certificates evidencing their shares of TSC common stock to us or (ii) furnish us with evidence satisfactory to the Board of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board. If surrender of stock certificates will be required following the dissolution, we will send you written instructions regarding such surrender. Any distributions otherwise payable by us to stockholders who have not surrendered their stock certificates, if requested to do so, may be held in trust for such stockholders, without interest, pending the surrender of such certificates (subject to escheat pursuant to the law relating to unclaimed property).

Q:	What are the tax consequences of the liquidation?

A:	Generally, as a result of our liquidation, for U.S. federal income tax purposes stockholders will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash distributed to them and the aggregate fair market value (at the time of the distribution) of any property distributed to them (including transfers of assets to a liquidating trust), and (ii) their adjusted tax basis for their shares of our capital stock. A stockholder’s tax basis in his or her shares will depend upon various factors, including the stockholder’s cost and the amount and nature of any distributions received with respect thereto. Any loss will generally be recognized only when the final distribution from us has been received (including transfers of assets to a liquidating trust), which could be as long as three years after the date that the Plan of Dissolution is approved.

A brief summary of the material U.S. federal income tax consequences of our liquidation and dissolution appears on page 26 of this proxy statement. Tax consequences to stockholders may differ depending on their circumstances. You should consult your tax advisor as to the tax effect of your particular circumstances.

Q:	What do stockholders need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, each stockholder should vote by Internet or by telephone or complete, sign and date his or her proxy and return it in the enclosed return envelope as soon as possible so that his or her shares may be represented at the special meeting. A majority of shares entitled to vote must be represented at the special meeting to enable us to conduct business at the special meeting.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the Plan of Dissolution or the transactions contemplated thereby, including the procedures for voting your shares, you should contact Timothy G. Rogers, our Senior Vice President, Chief Financial Officer and Secretary, by phone at (312) 228-4848 or by mail at Technology Solutions Company, 55 East Monroe Street, Suite 2600, Chicago, Illinois 60603.

RISK FACTORS

Our stockholders may not approve the Plan of Dissolution.

Our liquidation and dissolution in accordance with the Plan of Dissolution is dependent upon approval by our stockholders. If our stockholders fail to approve the Plan of Dissolution, we will then evaluate the alternatives available to us at that time, including, but not limited to, continuing to operate our business or selling our business, non-cash assets or the Company. We believe the announcement of the recommendation by the Board of the approval of the Plan of Dissolution and the filing of this proxy statement will result in the loss of customers, suppliers and other business relationships. Pending our stockholders’ vote on the Plan of Dissolution, we have limited our normal business operations to such operations as are necessary to fulfill outstanding contractual obligations or maintain the value of assets available for sale. As a result, we believe that many, if not all, of our customers, including our major customers, will transition their business to our competitors. Therefore, if our stockholders fail to approve the Plan of Dissolution, our business will be materially and adversely impacted and we might not be able to continue to operate our business as it existed prior to the recommendation of the approval of the Plan of Dissolution by the Board and might not be able to operate our business at all.

Our anticipated timing of the liquidation and dissolution may not be achieved.

As soon as practicable after the special meeting, if our stockholders approve the Plan of Dissolution, we intend to file a certificate of dissolution with the Delaware Secretary of State and sell and monetize our remaining non-cash assets. There are a number of factors that could delay our anticipated timetable, including, but not limited to, the following:

•	lawsuits or other claims asserted against us;

•	legal, regulatory or administrative delays;

•	inability to sell and monetize or delays in selling and monetizing certain non-cash assets on terms acceptable to us;

•	delays in settling our remaining liabilities; and

•	delays in liquidating and dissolving subsidiaries in domestic and foreign jurisdictions.

We cannot determine with certainty the amount of distributions to stockholders.

We cannot determine at this time the amount of distributions to our stockholders pursuant to the Plan of Dissolution. This determination depends on a variety of factors, including, but not limited to, the amount required to satisfy or settle known and unknown liabilities, and other contingent liabilities, the net proceeds, if any, from the sale and monetization of our remaining non-cash assets, including our accounts receivable, and other factors. Examples of uncertainties that could reduce the value of or eliminate distributions to our stockholders include unanticipated costs relating to:

•	the defense, satisfaction or settlement of lawsuits or other claims that may be made or threatened against us in the future;

•	delays in our liquidation and dissolution, including due to our inability to sell and monetize non-cash assets or settle claims; and

•	delays in our liquidating and dissolving subsidiaries in domestic and foreign jurisdictions.

As a result, we cannot determine with certainty the amount of distributions to our stockholders.

We may not be able to settle all of our liabilities to creditors.

We have current and future liabilities to creditors. Our estimated distribution to stockholders takes into account all of our known liabilities and certain possible contingent liabilities and our best estimate of the amount reasonably required to satisfy such liabilities. As part of the wind-down process, we will attempt to settle all liabilities with our creditors. We cannot assure you that unknown liabilities that we have not accounted for will not arise, that we will be able to settle all of our liabilities or that they can be settled for the amounts we have estimated for purposes of calculating the range of distribution to stockholders. If we are unable to reach an agreement with a creditor relating to a liability, that creditor may bring a lawsuit against us. Amounts required to settle liabilities or defend lawsuits in excess of the amounts estimated by us will reduce the amount of net proceeds available for distribution to stockholders.

Stockholders could be liable to the extent of liquidating distributions received if contingent reserves are insufficient to satisfy our liabilities.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or if we transfer our assets to a liquidating trust and the contingency reserve and the assets held by the liquidating trust are less than the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the payment to creditors of such stockholder’s pro rata portion of the deficiency, limited, however, to the amounts previously received by the stockholder in distributions from us or the liquidating trust. Accordingly, you could be required to return some or all distributions made to you. In such an event, you could receive nothing under the Plan of Dissolution.

If a court holds at any time that we have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from the contingency reserve and the assets of the liquidating trust, if any, our creditors could seek an injunction against the making of distributions under the Plan of Dissolution on the grounds that the amounts to be distributed are needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or holders of beneficial interests of the liquidating trust under the Plan of Dissolution.

If our stockholders do not approve the Plan of Dissolution, our resources may diminish completely.

If our stockholders do not approve the Plan of Dissolution, the Board will explore what, if any, strategic alternatives are available for the future of the Company. Other possible alternatives include seeking to raise capital from the sale of securities, which could result in substantial dilution to our existing stockholders, selling all of our stock or assets, changing our business focus, expanding the scope of our business through relationships with third parties, or seeking voluntary dissolution at a later time and with potentially diminished assets. There can be no assurance that any of these alternatives would result in greater stockholder value than the proposed Plan of Dissolution. Moreover, any alternative we select may have unanticipated negative consequences, and we will face a number of risks, including the following:

•	We are likely to continue to incur net losses from the operation of our business. Moreover, our business may be negatively impacted by our announced intent to liquidate and dissolve the Company, which may cause our customers to transition to our competitors. For this and other reasons, including the current economic crisis, our net losses may increase in the future if we continue to operate our business and could consume a material amount of our remaining cash resources.

•	Any financing we may require to continue our operations or to acquire another business may not be available on acceptable terms, if at all, particularly in light of the current economic crisis. Any financing we are able to obtain may substantially dilute the interests of our current stockholders.

•	We would continue to incur expenses associated with being a public reporting company, including ongoing Securities and Exchange Commission (the “SEC”) reporting obligations. These expenses would accelerate the depletion of our existing cash resources.

•	Prior to the public announcement of the decision of the Board to approve the Plan of Dissolution, the trading price of TSC common stock on the NASDAQ Global Market was in danger of failing to satisfy the NASDAQ Global Market’s $1.00 minimum bid price requirement. If our stockholders do not approve the Plan of Dissolution, we believe that the price of TSC common stock could fall below the

$1.00 minimum bid price requirement and that TSC common stock could eventually be delisted from the NASDAQ Global Market. In addition, on March 16, 2009, we received notice from The NASDAQ Stock Market that the Company, based on its consolidated financial statements for the year ended December 31, 2008, no longer satisfies Marketplace Rule 4450(a)(3) (the ‘‘Rule”), which requires an issuer to have stockholders’ equity of at least $10 million. In response to this notice, we have submitted a request to The NASDAQ Stock Market for an exception to the Rule in light of the Plan of Dissolution. If the exception is granted, The NASDAQ Stock Market may allow the Company a period of up to 105 calendar days to regain compliance with the Rule. If The NASDAQ Stock Market does not grant the Company an the exception, or if the exception is granted and the Plan of Dissolution is not approved at the special meeting, no assurances can be given that we will be able to achieve compliance with the Rule, in which case TSC common stock may be delisted from the NASDAQ Global Market. Subsequent to any delisting of TSC common stock from the NASDAQ Global Market, trading of TSC common stock most likely would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities, such as the Pink Sheets or the OTC Bulletin Board. Such trading would reduce the market liquidity of TSC common stock and an investor would find it more difficult to dispose of, or obtain accurate quotations for the price of, TSC common stock.

Stockholders may not be able to recognize a loss for federal income tax purposes until they receive a final distribution from us.

As a result of our liquidation and dissolution, for U.S. federal income tax purposes, stockholders will recognize gain or loss equal to the difference between (i) the sum of the amount of cash distributed to them and the aggregate fair market value at the time of distribution of any property distributed to them (including transfers of assets to a liquidating trust), and (ii) their adjusted tax basis in their shares of our capital stock. Any loss may generally be recognized only when the final distribution has been received (including transfers of assets to a liquidating trust) from us and we are unable, at this time, to predict when any final distribution would be made.

In connection with the proposed liquidation and dissolution, our stock transfer books will close, after which it may not be possible for stockholders to trade in or transfer TSC common stock.

In connection with the proposed liquidation and dissolution, we intend to delist TSC common stock from the NASDAQ Global Market, close our stock transfer books and discontinue recording transfers of TSC common stock at which time common stock and stock certificates evidencing TSC common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law.

We expect to terminate registration of TSC common stock under the Exchange Act, which will substantially reduce publicly-available information about the Company.

TSC common stock is currently registered under the Exchange Act, which requires that we, and our officers and directors with respect to Section 16 of the Exchange Act, comply with certain public reporting and proxy statement requirements thereunder. Compliance with these requirements is costly and time-consuming. We anticipate that, if our stockholders approve the Plan of Dissolution, in order to curtail expenses, we will, after filing a certificate of dissolution, discontinue making filings under the Exchange Act. However, we anticipate that we will continue to file with the SEC current reports on Form 8-K to disclose material events relating to our liquidation and dissolution until the effectiveness of the termination of the registration of TSC common stock by filing a Form 15 with the SEC.

No further stockholder approval will be required.

Approval of the Plan of Dissolution and the actions contemplated thereby requires the affirmative vote of a majority of the votes cast at a meeting of stockholders duly called at which a quorum is present. If our stockholders approve the Plan of Dissolution, we will be authorized to cease operations, sell, license or otherwise dispose of our non-cash assets and dissolve the Company and its subsidiaries without further approval of our stockholders, unless required to do so by Delaware law.

The Board may abandon or delay implementation of the Plan of Dissolution even if approved by our stockholders.

Even if our stockholders approve the Plan of Dissolution, the Board has reserved the right, in its discretion, to the extent permitted by Delaware law, to abandon or delay implementation of the Plan of Dissolution, in order, for example, to permit us to pursue new business opportunities or strategic transactions.

We may be the potential target of an acquisition.

Until we dissolve and terminate registration of TSC common stock, we will continue to exist as a public company. We could become an acquisition target, through a hostile tender offer or other means, as a result of our business operations, non-cash assets, cash holdings or for other reasons. If we become the target of a successful acquisition, the Board could potentially decide to either delay or, subject to applicable Delaware law, abandon the Plan of Dissolution, and our stockholders may not receive any proceeds that would have otherwise been distributed in connection with the proposed liquidation and dissolution.

Our board members may have a potential conflict of interest in recommending approval of the Plan of Dissolution.

Because of the compensation and benefits payable as a result of termination of employment or other events, an indemnification insurance policy purchased for the benefit of directors and officers and/or our continuing indemnification obligations to directors, our directors and officers may be deemed to have a potential conflict of interest in recommending approval of the Plan of Dissolution. See “Interests of Directors and Officers in the Plan of Dissolution.”

THE SPECIAL MEETING

General

The enclosed proxy is solicited on behalf of the Board for use at a special meeting of stockholders to be held on April 27, 2009, at 8:15 a.m., local time, or at any adjournments of the special meeting, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at TSC’s offices located at 55 East Monroe Street, Suite 2600, Chicago, Illinois 60603. TSC intends to mail this proxy statement and the accompanying proxy card on or about April 8, 2009 to all stockholders entitled to vote at the special meeting.

At the special meeting, stockholders will be asked to consider and vote upon proposals to:

•	approve the Plan of Dissolution;

•	adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Plan of Dissolution; and

•	transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

TSC does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Record Date and Voting Information

Stockholders of record of TSC common stock at the close of business on April 3, 2009, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments thereof. At the close of business on the record date, 2,565,866 shares of TSC common stock were outstanding and entitled to vote. A list of stockholders will be available for review at TSC’s executive offices located at 55 East Monroe Street, Suite 2600, Chicago, Illinois 60603 during ordinary business hours for a period of ten days prior to the date of the special meeting and will be available for review at the special meeting or any adjournment thereof. Each holder of record of TSC common stock on the record date will be entitled to one vote on each matter submitted to stockholders for approval at the special meeting for each share held. If you sell or transfer your shares of TSC common stock after the record date but before the special meeting, you will transfer the right to any amounts distributed to TSC stockholders pursuant to the Plan of Dissolution, if the Plan of Dissolution is approved, to the person to whom you sell or transfer your shares, but you will retain your right to vote at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as approval of the Plan of Dissolution. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.” Broker non-votes will be treated in the same manner, and have the same effect, as abstentions.

Quorum

Shares entitled to vote at the special meeting may take action on a matter at the special meeting only if a quorum of those shares exists with respect to that matter. Accordingly, the presence in person or by proxy of the holders of shares of stock having a majority of the votes that could be cast by the holders of all outstanding shares of TSC common stock entitled to vote at the special meeting is necessary and sufficient to constitute a quorum for the transaction of business at the special meeting. If a share is represented for any purpose at the special meeting, other than for the purpose of objecting to the special meeting or the transacting of business at the special meeting, it will be deemed present for purposes of determining whether a quorum exists.

Any shares of TSC common stock held in treasury by TSC are not considered to be outstanding on the record date or otherwise entitled to vote at the special meeting for purposes of determining a quorum.

Shares represented by proxies reflecting abstentions and properly executed broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

Required Vote; Effect of Abstentions and Broker Non-Votes

The affirmative vote of 1,282,934 shares of TSC common stock, being a majority of the shares of TSC common stock outstanding on the record date, is required to approve the Plan of Dissolution and the transactions contemplated thereby. Approval of the meeting adjournment proposal requires the affirmative vote of a majority of the shares of TSC common stock present and entitled to vote at the special meeting.

As of April 3, 2009, the record date, the directors and current executive officers of TSC beneficially owned and are entitled to vote, in the aggregate, 26,790 shares of TSC common stock, representing approximately 1.04% of the outstanding shares of TSC common stock. The directors and current executive officers have informed TSC that they intend to vote all of their shares of TSC common stock “FOR” the approval of the Plan of Dissolution and “FOR” the approval of the Meeting Adjournment Proposal, if necessary.

Proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote “AGAINST” approval of the Plan of Dissolution. In the case of the Meeting Adjournment Proposal, a vote to abstain will have the same effect as a vote “AGAINST” the Meeting Adjournment Proposal. A failure to vote, including a broker non-vote, will have no effect on the outcome of the Meeting Adjournment Proposal.

If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.

Voting by Proxy; Revocation of Proxies

After carefully reading and considering the information contained in this proxy statement, each stockholder of record of TSC common stock should either complete, date and sign the enclosed proxy card and mail the proxy card in the enclosed postage pre-paid return envelope, or submit a proxy by telephone or over the Internet by following the instructions included with the enclosed proxy card, in each case, as soon as possible so that those shares of TSC common stock may be voted at the special meeting, even if such holder plans to attend the special meeting in person. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held of record in “street name” by a broker or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name. Your broker or other nominee may also permit proxy submission by telephone or over the Internet. Please contact your broker or nominee to determine how to vote your proxy.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” approval of the Plan of Dissolution and “FOR” the Meeting Adjournment Proposal. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other business that may properly come before the meeting or any adjournment of the meeting.

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you have not voted through a broker or other nominee, you may revoke your proxy before it is voted by:

•	requesting a duplicate proxy card from BNY Mellon Shareowner Services at (800) 288-9541 in order to recast your vote;

•	voting again by Internet or telephone; or

•	attending the special meeting and voting in person; however, attendance at the special meeting will not, by itself, revoke a proxy.

If you have given voting instructions to a broker or other nominee that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker or other nominee. If your broker or nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a proxy again by telephone or through the Internet.

Please do not send in stock certificates at this time. If the Plan of Dissolution is approved, the Board may elect to require all TSC stockholders to surrender their existing TSC stock certificates as a condition to receipt of any distribution from the Company. If the Board makes such election, you will receive further instructions regarding the surrender of your stock certificates.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by the Board. TSC will bear the entire expense of soliciting proxies, including the cost of preparing, printing and mailing this proxy statement, the notice of the special meeting of stockholders, the enclosed proxy card and any additional information furnished to stockholders. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of TSC common stock beneficially owned by others to forward to these beneficial owners. TSC may reimburse persons representing beneficial owners of TSC common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, solicitation may be made personally, by telephone and by fax, and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation by the use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone, e-mail or other means of communication. No additional compensation will be paid to our directors, officers or employees for their services.

Householding

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. Accordingly, in some instances, only one copy of this proxy statement is being delivered to multiple stockholders sharing an address. If any beneficial owner at such an address wishes to discontinue householding and receive a separate copy of the proxy statement, they should notify their broker. Beneficial owners sharing an address to which a single copy of the proxy statement was delivered can also request prompt delivery of a separate copy of the proxy statement by contacting us at Technology Solutions Company, Attn: Timothy G. Rogers, Senior Vice President, Chief Financial Officer and Secretary, 55 East Monroe Street, Suite 2600, Chicago, Illinois, 60603, (312) 228-4848.

Adjournments

If the special meeting is adjourned to a different place, date or time, TSC need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment, unless the adjournment is for more than 30 days or a new record date is or must be set for the adjourned meeting.

Attending the Special Meeting

In order to attend the special meeting in person, you must be a stockholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of TSC. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment of the meeting.

PROPOSAL ONE: APPROVAL OF THE PLAN OF DISSOLUTION

General

At the special meeting, TSC’s stockholders will be asked to approve the voluntary dissolution and liquidation of the Company pursuant to the Plan of Dissolution. The Plan of Dissolution was approved by the Board, subject to stockholder approval, on February 10, 2009. A copy of the Plan of Dissolution is attached as Annex A to this proxy statement and incorporated herein by reference. Certain material features of the Plan of Dissolution are summarized below. Stockholders are urged to carefully read the Plan of Dissolution in its entirety.

Background and Reasons for the Plan of Dissolution

Business

TSC was incorporated in Delaware in 1988 and our executive offices are located at 55 East Monroe Street, Suite 2600, Chicago, Illinois 60603. We provide specialized business solutions to the healthcare market and our clients are based mainly in the United States and are typically hospital systems with between $250 million and $2 billion in annual revenue. Our assessment process evaluates and identifies opportunities to create value at all points across the enterprise, reducing inefficiencies and improving customer experience. Our digital imaging capabilities and expertise help healthcare providers optimize workflow, reduce the high recurring expense of film and ensure that disparate clinical information systems communicate across the enterprise.

Background

In recent years, as part of its periodic review of the Company’s business and operations and in light of the Company’s losses from its continuing operations for the past several years, the Board has reviewed the strategic alternatives available to the Company, including continuing to operate as a small public company, pursuing acquisition opportunities, pursuing a strategic transaction with a larger information technology company or pursuing a going private transaction with a financial buyer. In December 2006 Milton G. Silva-Craig joined the Company as President and Chief Executive Officer with the goal of shifting the strategic focus of the Company to offer software and services to the healthcare provider market.

In the spring of 2007, the Company was approached by a private equity firm (“Party A”) which expressed an interest in acquiring the Company. The Board formed a Special Committee to explore a possible transaction. The Special Committee engaged Conway, Del Genio and Gries & Co. (“CDG”) to serve as financial advisor to the Special Committee in assessing the various strategic alternatives available to the Company and engaged legal counsel to advise the Special Committee. The Special Committee authorized CDG and management to commence discussions with Party A and also authorized CDG to solicit indications of interest in a possible transaction involving the Company from prospective parties. In the summer of 2007, as discussions with Party A continued, CDG contacted numerous potential acquirors, none of whom expressed an interest in acquiring the Company. At a meeting held in late June 2007, CDG provided the Special Committee with a valuation presentation with respect to the Company. In addition, management provided the Special Committee with its recommendation that the Company’s SAP consulting practice be divested due to foreseeable strategic market challenges and overall profitability concerns. At that same meeting, in light of the results of CDG’s efforts to solicit indications of interest and the course of discussions between management and CDG and Party A, which had revealed that Party A was only interested in the Company’s healthcare business, the Special Committee authorized CDG to approach prospective parties about a possible divestiture by the Company of its SAP consulting practice. Party A subsequently informed the Company that it would prefer to wait until the divestiture of the Company’s SAP consulting practice had been completed before continuing discussions with respect to an acquisition of the Company.

From late summer 2007 through the spring of 2008, the Company, with the assistance of CDG, pursued the divesture of its SAP consulting practice. During the period from the fall of 2007 through early January 2008, the Company received letters of interest from various parties, including Party A, relating to a possible acquisition of, or equity investment in, the Company. In each case, the Special Committee, after receiving advice from CDG and its legal counsel, determined that the proposals did not provide adequate value to the Company’s stockholders.

In late January 2008, the Company received a written proposal from Party A to acquire the Company at a per share price in excess of Party A’s previous proposals, subject to the consummation of the SAP divestiture. At a meeting held in early February, the Special Committee reviewed Party A’s proposal and received an updated valuation presentation from CDG. Subsequently, a number of discussions were held between CDG, members of the Board and Party A which ultimately led to receipt by the Company on March 3, 2008 of an improved proposal from Party A, subject to the divestiture of the SAP consulting practice by April 15, 2008. In light of the improved proposal, the Company agreed to allow Party A to complete due diligence and commence negotiation of a definitive merger agreement relating to the proposed transaction. In connection therewith, the Company agreed that under certain circumstances it would reimburse Party A for a portion of its expenses under certain circumstances. In March and April 2008, management and the Special Committee’s legal counsel negotiated the terms of a merger agreement with Party A and its counsel. On May 12, 2008, the Company released results for the first quarter showing net income of $100,000. Subsequent to issuance of the earnings release, Party A expressed concern about the viability of the transaction at its current offer price given the increase in the Company’s share price following the issuance of the Company’s first quarter earnings release. Party A also requested reimbursement of $100,000 of expenses incurred by it in connection with the proposed transaction, which expenses were reimbursed by the Company. In late May 2008, Party A announced the acquisition of a controlling interest in another healthcare information technology company and subsequently indicated that it was no longer interested in pursuing a transaction with the Company.

At the Company’s regularly scheduled Board meeting on August 12, 2008, the Special Committee was disbanded in light of the cessation of discussions with Party A. At the meeting, Mr. Silva-Craig, provided a report on the Company’s third quarter and fourth quarter outlook, noting the possibility of a net loss in each quarter. The Board asked Mr. Silva-Craig to prepare an analysis of various alternative strategies for the Company for presentation at the next Board meeting.

At a special meeting held on September 15, 2008, management provided the Board with a presentation on possible strategic directions for the Company, including pursuing larger acquisitions, pursuing accretive smaller acquisitions, paying a large dividend to shareholders, pursuing a going private transaction (including a management led transaction) or pursuing a sale of the Company. The Board approved the reconstitution of the Special Committee to oversee the review of various strategic alternatives.

On September 29, 2008, the Special Committee approved the engagement of CDG to serve as financial advisor to the Special Committee and also approved the engagement of legal counsel to the Special Committee. CDG was authorized to solicit indications of interest in a possible transaction involving the Company from prospective parties. CDG was instructed to focus on transactions in which the stockholders of the Company would receive cash proceeds in excess of the cash assets of the Company.

On October 20, 2008, at a special meeting of the Board, Mr. Silva-Craig provided an update on the financial results and operations of the Company. He noted that market conditions were having an adverse impact on sales, particularly with respect to the Company’s newer product offerings. The Board discussed various alternatives including paying a dividend or conducting a stock buyback but concluded that the process of soliciting indications of interest in a possible acquisition of the Company under the oversight of the Special Committee should be permitted to continue prior to any decisions with respect to alternate courses of action. Mr. Silva-Craig also provided an update on a possible acquisition opportunity, noting that the target was looking for a valuation that was well in excess of what the Company was likely to be willing to pay and that the likelihood of completing the transaction was low.

On October 31, 2008, the Board approved a resolution allowing the Company’s stockholder rights plan to expire without being renewed. On November 11, 2008, at a regularly scheduled Board meeting, Mr. Silva-Craig provided the Board with a business update, noting that potential clients were delaying decisions relating to purchasing the Company’s solutions or putting such decisions on indefinite hold citing market conditions. He further indicated that a net loss for the fourth-quarter of 2008 and the first quarter of 2009 was likely and that the Company would be reducing headcount in light of reduced customer demands. Mr. Silva-Craig also stated that he recommended divesting the Company’s Customer Value Creation (“CVC”) consulting practice to focus all of the Company’s efforts on healthcare. Mr. Silva-Craig indicated that certain employees of the Company were interested in purchasing the CVC practice. Mr. Silva-Craig also informed the Board that he would not be pursuing a management buyout of the Company in light of the difficulties in raising capital in the current market environment.

On December 9, 2008, the Special Committee met to receive an update on the process of identifying potential parties interested in pursuing a transaction involving the Company. Representatives of CDG provided an update in the process indicating that one hundred and eleven parties had been contacted, eight parties had requested confidentiality agreements and three parties remained interested in a transaction. The representatives of CDG indicated that one party was interested in the Company’s professional service business while two parties were interested in the Company’s Blue Ocean solution but that none of the parties had submitted firm bids. It was agreed that additional time would be allotted to receive final bids. Mr. Silva-Craig updated the Special Committee on the offer that had been received for the Company’s CVC consulting practice and, in light of the lack of interest in that business from any of the parties that had been contacted by CDG, the Special Committee authorized Mr. Silva-Craig to negotiate final terms for the divestiture of the CVC consulting practice. Mr. Silva-Craig also updated the Special Committee on inquiries he had received from a current stockholder of the Company and a private equity firm, each of which expressed interest in acquiring the Company at a per share price that was less than the value of the Company’s cash assets. The Special Committee also discussed other alternatives available to the Company and concluded that pursuing other alternatives such as a dividend, stock buyback or dissolution would be preferable to a sale of the Company at a price that was below-cash value.

On December 22, 2008, the Special Committee met and representatives of CDG reported that only one party remained interested in a purchase of assets of the Company and noted that the party was only interested in the Company’s Blue Ocean assets. The representatives of CDG also noted that the private equity firm that had submitted an inquiry was still interested in a below-cash value offer but that the Company stockholder had withdrawn his interest in such an offer. The Special Committee agreed that CDG should go back to prospective parties a final time after the holidays to solicit any final offers. On December 29, 2008, the Board approved the sale of the Company’s CVC consulting practice to Valkre Solutions, Inc. and the sale was consummated on December 31, 2008.

On January 20, 2009, the Special Committee met and received a report from representatives of CDG on the results of the discussions with various parties. The representatives of CDG stated that there were no offers that exceeded the value of the Company’s cash assets and that CDG’s recommendation was to pursue a dissolution strategy. The solicitation of indications of interest having produced no viable offers for the Company or its assets, the Special Committee was then disbanded and the Board met and received a liquidation analysis from management as well as an update on first quarter business prospects. Mr. Silva-Craig noted that he had been approached by a party that was interested in a reverse merger to capitalize on the Company’s public company status. The Board authorized management to prepare the necessary analysis and documentation for a plan of dissolution and to ascertain whether such a reverse merger was viable. On January 30, 2009, the Board received an update on further efforts by CDG to solicit interest in a transaction involving the Company from prospective parties as well as ongoing discussions with the party that was interested in a reverse merger. On February 9, 2009, the Board met and Mr. Silva-Craig updated the Board on the proposed reverse merger transaction, noting that after discussions between the respective legal counsels it seemed unlikely that the proposed transaction could be structured in a manner such that the benefits to TSC stockholders outweighed the timing and other risks. Mr. Silva-Craig then reviewed the terms of the draft plan of dissolution that had been previously distributed to the Board. It was noted that the plan of dissolution could be abandoned by the Board if a more attractive transaction became available to the Company. Legal counsel then provided an update on the Board’s fiduciary duties under applicable Delaware law. Mr. Silva-Craig indicated that he would update Ms. DCamp, who was not present, and would then distribute a written consent to the Board. The Plan of Dissolution was unanimously approved by the Board by written consent on

February 10, 2009 and, on the same date, the Company issued a press release announcing the approval of the Plan of Dissolution, subject to approval by the TSC stockholders.

Since the announcement of the approval of the Plan of Dissolution by the Board, Mr. Silva-Craig has been approached by numerous parties with respect to the possible purchase of various assets of the Company. In addition, certain parties have proposed possible reverse mergers of a corporate entity into the Company. The Board received an update on discussions with various parties at a meeting held on March 7, 2009 and directed Mr. Silva-Craig to pursue negotiations for the sale of Company assets, subject to approval by the TSC stockholders of the Plan of Dissolution. In addition, on March 19, 2009, the Company received notice from The NASDAQ Stock Market that the Company, based on the Company’s stockholders’ equity reflected in its consolidated financial statements for the year ended December 31, 2008, no longer satisfies the listing requirements of the NASDAQ Global Market. On March 23, 2009, the Company submitted a request to The NASDAQ Stock Market for an exception to the listing requirements to allow listing of TSC common stock on the NASDAQ Global Market to continue until a certificate of dissolution is filed by the Company.

Reasons for Approving the Plan of Dissolution

In approving the Plan of Dissolution, the Board considered a variety of factors, including the following:

•	our inability to find a purchaser or strategic partner that valued the Company in excess of the value of its cash assets after engaging a financial advisor to solicit indications of interest from prospective parties;

•	the operating losses from our continuing operations in recent years, including for the year ended December 31, 2008, and the likelihood that we would continue to incur operating losses in future years;

•	the substantial accounting, legal and other expenses associated with being a small publicly traded company in light of our existing and expected revenues;

•	the adverse effects of the economic downturn on the market for our business solutions;

•	the challenges that we would likely face in pursuing an acquisition strategy that would accelerate our growth, including competition for potential acquisition targets, our limited financial resources and the difficulties in successfully integrating acquisitions;

•	the Board’s belief that it would be in the best interest of our stockholders to allow our stockholders to determine how to best utilize cash resources rather than pursuing an alternative strategy such as entering into new markets or pursuing acquisitions;

•	the Board’s ability to abandon the Plan of Dissolution if an alternate transaction providing greater value to our stockholders is presented to the Company; and

•	the possibility that our common stock will be delisted from the NASDAQ Global Market in the future if we do not meet the continued listing requirements of the NASDAQ Global Market as a result of our stock price or financial condition.

The Board also considered potential negative factors relating to the Plan of Dissolution, including the uncertainty of the timing of distributions to stockholders, that stockholders will lose the opportunity to capitalize on the potential business opportunities and possible future growth of our business and on the potential future success had we elected to pursue an acquisition strategy or otherwise use our available cash to continue as a going concern and that under applicable law our stockholders could be required to return to creditors some or all of the distributions made to stockholders in the liquidation.

The foregoing discussion of the information and positive and negative factors considered and given weight by our Board is not intended to be exhaustive. Our Board did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

Principal Provisions of the Plan of Dissolution

This section of the proxy statement describes material aspects of the proposed Plan of Dissolution. While we believe that the description covers the material terms of the Plan of Dissolution, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the Plan of Dissolution attached as Annex A to this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 attached as Exhibit B to this proxy statement, and the other documents delivered with this proxy statement for a more complete understanding of the Plan of Dissolution.

Dissolution Under Delaware Law

Section 275 of the DGCL provides that a corporation may dissolve upon either (i) a majority vote of the board of directors of the corporation followed by a majority vote of its stockholders or (ii) a unanimous stockholder consent. Following such approval, the dissolution is effected by filing a certificate of dissolution with the Delaware Secretary of State. Once a corporation is dissolved, its existence is automatically continued for a term of three years, but solely for the purpose of winding up its business. The process of winding up includes:

•	the prosecution and defense of lawsuits, if any;

•	the settling and closing of any business;

•	the disposition and conveyance of any property;

•	the discharge of any liabilities; and

•	the distribution of any remaining assets to the stockholders of the corporation.

If any action, suit or proceeding is commenced by or against the corporation before or within the winding up period, the corporation will, solely for the purpose of such action, suit or proceeding, automatically continue to exist beyond the three-year period until any judgments, orders or decrees are fully executed.

Description of the Dissolution Process

Following stockholder approval of the Plan of Dissolution, the Company will file a certificate of dissolution as soon as reasonably practicable and the Board and management will take the steps enumerated in the Plan of Dissolution in order to wind up our business, pay-off all liabilities and distribute to our stockholders any remaining assets in the Company. Upon approval of the Plan of Dissolution, the Company shall use its best efforts to sell, exchange or otherwise dispose of its assets on terms and conditions as the Board, in its reasonable judgment, deems expedient and in the best interests of the Company and its stockholders. The Company will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the sale of its assets and the approval of the Plan of Dissolution by TSC’s stockholders will constitute the approval of any sale, exchange or other disposition of the property and assets of the Company contemplated by the Plan of Dissolution. TSC will also collect or make provision for the collection of all debts owing to the Company and pay or make reasonable provision to pay all of its and its subsidiaries claims and obligations.

Following the payment, or the provision for payment, of our indebtedness and other obligations, we intend to establish a reasonable contingency reserve in an amount determined by the Board to be sufficient to satisfy our liabilities, expenses and obligations not otherwise paid, provided for or discharged (the “Contingency Reserve”). The Contingency Reserve will be used to provide compensation for a trustee that may be appointed to manage a liquidating trust for the benefit of stockholders and for any claim against the Company or its subsidiaries which (i) is the subject of a currently pending action or lawsuit or (ii) is likely to arise within ten years after the date of dissolution.

Subject to establishment of the Contingency Reserve, the Plan of Dissolution provides for an initial cash distribution as soon as practicable following approval of the Plan of Dissolution by TSC stockholders. We currently expect this initial cash liquidating distribution to be in the amount of at least $2.00 per share. After the initial cash distribution, we intend to make additional liquidating distributions from time to time following the filing of our certificate of dissolution. All liquidating distributions will be made pro rata in accordance with the respective number of shares of TSC common stock held of record on the effective date of our certificate of dissolution. We currently estimate that, if we are able to dispose of substantially all of our assets, the aggregate amount of all liquidating distributions that we intend to pay to TSC stockholders will be in the range of $2.39 to $2.60 per share of TSC common stock.

Additionally, the Board may, but is not required to, establish a liquidating trust for the benefit of stockholders (the “Liquidating Trust”). Should the Board elect to establish the Liquidating Trust, as a final liquidating distribution, the Company will transfer to the Liquidating Trust any assets of the Company which (i) have not been previously distributed to TSC’s stockholders or (ii) are held as the Contingency Reserve, provided that any unexpended amounts remaining in the Contingency Reserve shall be transferred to the Liquidating Trust no later than December 31, 2009. Notwithstanding the foregoing, to the extent that a distribution or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer would be effected without such consent. The Liquidating Trust would be managed by a liquidating trustee (the “Trustee”) pursuant to a liquidating trust agreement and any conveyance of assets to the Trustee would be in trust for the stockholders of the Company. Approval of the Plan of Dissolution by TSC’s stockholders shall constitute the approval of the appointment of the Trustee, the liquidating trust agreement and the transfer of any assets by the Company to the Liquidating Trust.

In the event of a transfer of assets to the Liquidating Trust, we would distribute, pro rata to the holders of TSC common stock, beneficial interests in the Liquidating Trust. It is anticipated that the interests in the Liquidating Trust, if established, will not be transferable; therefore, although the recipients of the interests would be treated for U.S. federal income tax purposes as having received their pro rata share of property transferred to the Liquidating Trust and having contributed such property to the Liquidating Trust and will thereafter take into account for U.S. federal income tax purposes their allocable portion of any income, gain or loss realized by the Liquidating Trust, the recipients of the interests will not receive the value thereof unless and until the Liquidating Trust distributes cash or other assets to them.

We intend to close our stock transfer books and discontinue recording transfers of shares of TSC common stock when we file a certificate of dissolution with the Delaware Secretary of State, and thereafter certificates representing TSC common stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law, and our capital stock and stock certificates evidencing the common stock will be treated as no longer being outstanding.

Conduct Following the Dissolution

Once the certificate of dissolution is filed and effective, we will continue to exist, but only for the purpose of winding up our affairs, and we will undertake to (i) convert to cash, by sales, as much of our remaining non-cash assets as possible, (ii) withdraw from any jurisdiction in which we are qualified to do business, (iii) pay or make provision for the payment of all of our expenses and liabilities, (iv) continue to indemnify our directors and officers as required by our Certificate of Incorporation, Bylaws and any contractual arrangements, and in connection therewith the Board and the Trustee shall have the authority to continue to pay the premiums on director and officer liability insurance, (v) create reserves for contingencies, (vi) prosecute, defend and settle lawsuits, if any, (vii) distribute our remaining assets, if any, to stockholders, and (viii) do any other act necessary to wind up and liquidate our business and affairs. The Board and management will oversee our dissolution and liquidation.

Right to Modify, Amend or Terminate the Plan of Dissolution

By approving the Plan of Dissolution, stockholders will be granting the Board the authority to modify, amend or abandon the Plan of Dissolution, without further action by stockholders and to the extent permitted by the DGCL, if it determines that such action would be in the best interests of the Company and its stockholders.

Liquidating Distributions; Nature; Amount; Timing

Although the Board has not established a firm timetable for distributions to our stockholders, if the Plan of Dissolution is approved, the Plan of Dissolution provides for an initial liquidating cash distribution as soon as practicable following such approval. We currently expect this initial cash distribution to be in the amount of at least $2.00 per share. The amount of such initial cash distribution could be higher if we are able to dispose of all or a substantial portion of our assets promptly following approval of the Plan of Dissolution. We may enter into agreements to sell our assets subject to approval of the Plan of Dissolution by TSC stockholders. After the initial cash distribution, we intend to make additional liquidating distributions from time to time following the filing of our certificate of dissolution. Prior to making any liquidating distribution, the Board or the trustee, if we have transferred our assets to the Liquidating Trust, must have made a determination that reasonable provision has been made for the prosecution, defense, settlement or other resolution of claims and the satisfaction of all reasonably ascertainable liabilities of the Company. We currently estimate that, if we are able to dispose of substantially all of our non-cash assets, the aggregate amount of all liquidating distributions that we intend to pay to TSC stockholders will be in the range of $2.39 to $2.60 per share of TSC common stock.

We currently anticipate that the majority of the remaining proceeds from the liquidation would be distributed by the end of 2009, and that any additional proceeds would be distributed by way of a final liquidating distribution, either from the Company or the Liquidating Trust, within three years after the approval of the Plan of Dissolution. However, if we are unable to sell our non-cash assets, if the proceeds of the sales of our non-cash assets are less than anticipated, if we are unable to settle or otherwise resolve existing claims for the amounts anticipated or if unanticipated claims are made against us, distributions to stockholders may be delayed and made over a longer period of time. The ultimate nature, amount and timing of all distributions will be determined by the Board or the Trustee, in its sole discretion, and will depend in part upon our ability to convert our remaining assets into cash and pay and settle our remaining liabilities and obligations.

As of February 28, 2009, we had approximately $6.8 million in net cash. In addition to satisfying the liabilities reflected on our balance sheet, we anticipate using our cash during the liquidation process for a number of items, including, but not limited to, the following:

•	ongoing operating, overhead and administrative expenses;

•	purchasing a director and officer liability insurance policy as well as a “tail” insurance policy for periods subsequent to our filing of the certificate of dissolution;

•	expenses incurred in connection with the dissolution and our liquidation; and

•	professional, legal, tax, accounting and consulting fees.

This projected liquidation analysis assumes that the Plan of Dissolution will be approved by TSC stockholders. If the Plan of Dissolution is not approved by TSC stockholders, no liquidating distributions will be made. We intend to sell our remaining non-cash assets as soon as reasonably practicable after approval of the Plan of Dissolution; however, we have no way of knowing what the ultimate price received for our remaining non-cash assets will be. The amount of the Contingency Reserve established by the Board will be deducted before the determination of amounts available for distribution to TSC stockholders. Based on the foregoing, we currently estimate that the aggregate amount ultimately distributed to our stockholders will be in the range of $2.39 and $2.60 per share of TSC common stock. The following estimates are not guarantees and they do not reflect the total range of possible outcomes. You may receive substantially less than the amount of liquidating distributions we currently estimate, or you may not receive any liquidating distributions.

Estimated Liquidating Distributions to Stockholders

	Low Range of	High Range of
	Net Proceeds	Net Proceeds

Net Cash as of February 28, 2009	$6,814,139	$6,814,139
Expected Cash Collections(1)	765,499	765,499
Promissory Note Collections(2)	652,044	652,044
Interest Earned — Money Market	35,181	35,181
Estimated Sale of Assets	375,000	750,000

Total Estimated Assets	$8,641,863	$9,016,863
Operating Expenses(3)	$1,670,566	$1,670,566
Professional Fees (attorneys and accountants)	250,000	250,000
Insurance(4)	235,000	235,000
Trustee Fees and Contingency Reserve(5)	350,000	200,000

Total Estimated Liabilities	$2,505,566	$2,355,566

Estimated Cash for Distribution	$6,136,297	$6,661,297
Shares Outstanding	2,565,866	2,565,866
	$2.39	$2.60

Notes:

(1)	Primarily consists of account receivables.

(2)	Consists of two promissory notes totaling approximately $272,000 from Valkre Solutions, Inc. and one promissory note in the amount of approximately $380,000 from EnteGreat Solutions LLC.

(3)	Includes, among other expenses, our office lease, laptop computer leases, office copier lease, staff, Board compensation, severance payouts and other customary operating business expenses.

(4)	As part of the dissolution process, we intend to purchase a director and officer liability insurance policy as well as a “tail” insurance policy for periods subsequent to our filing of the certificate of dissolution.

(5)	Includes an estimated reserve account for any unknown or potential claims, plus amounts to cover the professional fees of the Trustee.

We may not satisfy all of our liabilities and obligations prior to making distributions to stockholders, but instead may reserve assets deemed by management and the Board to be adequate to provide for these liabilities and obligations. See “—Contingent Liabilities; Contingency Reserve; Liquidating Trust,” below.

Uncertainties as to the precise net value of our non-cash assets and the ultimate amount of our liabilities make it impracticable to predict the aggregate net value ultimately distributable to stockholders. Claims, liabilities and expenses from operations (including operating costs, salaries, income taxes, payroll and local taxes, legal and accounting fees and miscellaneous office expenses), although currently declining, will continue to be incurred following stockholder approval of the Plan of Dissolution. These expenses will reduce the amount of assets available for ultimate distribution to stockholders, and, while we do not believe that a precise estimate of those expenses can currently be made, management and the Board believe that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims (including contingent liabilities) and to make cash distributions to stockholders. However, no assurances can be given that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims and to make cash distributions to stockholders. If available cash and amounts received on the sale of assets are not adequate to provide for our obligations, liabilities, expenses and claims, distributions of cash and other assets to our stockholders will be proportionately reduced.

Sale of Our Assets

The Plan of Dissolution gives the Board the authority to sell all of our assets. Agreements for the sale of assets may be entered into prior to the special meeting and, if entered into, may be contingent on approval of the Plan of Dissolution at the special meeting. Authorization and approval of the Plan of Dissolution will constitute approval of any such agreements and sales. Sales of our remaining non-cash assets will be made on such terms as are approved by the Board and may be conducted by either competitive bidding, public sales or privately negotiated sales. We do not anticipate that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board. We do not anticipate amending or supplementing this proxy statement to reflect any such agreement or sale, unless required by applicable law. The prices at which we will be able to sell our various assets depends largely on factors beyond our control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of the assets, regulatory approvals, public market perceptions, and limitations on transferability of individual assets. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation.

Continuing Insurance

Following stockholder approval of the Plan of Dissolution, we will continue to indemnify our officers, directors, employees and agents for their lawful actions in accordance with our Certificate of Incorporation, Bylaws and any contractual arrangement, for the actions taken in connection with the Plan of Dissolution and the winding up of the affairs of the Company. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Liquidating Trust, if any. Additionally, we have maintained, and intend to continue to maintain, director and officer liability insurance for the benefit of such persons. As part of our wind-down, we intend to prepay the premium to continue to maintain such insurance for claims made following the filing of our certificate of dissolution. Since our insurance policy may, depending upon the circumstances, require us to pay the initial amount of any liability incurred and then to pay the further costs of defending a claim, subject to reimbursement from the insurance carrier, we intend to establish a contingency reserve to cover such possible contingency.

Reporting Requirements

In order to curtail expenses, we will seek to deregister the Company under the Exchange Act and avoid the applicable reporting requirements thereof to the extent that continued reporting is otherwise required. We anticipate that, if such deregistration is not available or is not permitted by the SEC and continued reporting is required, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution.

Contingent Liabilities; Contingency Reserve; Liquidating Trust

Under Delaware law, we are required, in connection with our liquidation and dissolution, to pay or provide for payment of all of our liabilities and obligations. Following the authorization and approval of the Plan of Dissolution by our stockholders, we intend to pay all expenses and fixed and other known liabilities, and establish the Contingency Reserve, which will include cash and other assets which we believe to be sufficient, based on factors known to us, to satisfy such liabilities, including additional liabilities arising out of contingent claims that are not yet reflected on our balance sheet, and other claims that might arise. We are currently unable to estimate with precision the amount of the Contingency Reserve which may be required, but that amount will be deducted before the determination of amounts available for distribution to stockholders.

The actual amount of the Contingency Reserve will be based upon estimates and opinions of management and the Board and derived from consultations with outside experts and review of our estimated operating expenses and future estimated liabilities, including, without limitation, anticipated compensation payments, estimated legal and accounting fees, operating lease expenses, payroll and other taxes payable, miscellaneous office expenses, expenses accrued in our financial statements, and reserves for litigation expenses. There can be no assurance that the Contingency Reserve in fact will be sufficient. We have not made any specific provision for an increase in the amount of the Contingency Reserve. Subsequent to the establishment of the Contingency Reserve, we intend to distribute to our stockholders any portions of the Contingency Reserve which are deemed no longer to be required. After the liabilities, expenses and obligations for which the contingency reserve had been established have been satisfied in full, we intend to distribute to our stockholders any remaining portion of the Contingency Reserve.

The Plan of Dissolution provides that the Board may, in its discretion but in any event no later than December 31, 2009, transfer as a final liquidating distribution, our remaining assets and liabilities, including the Contingency Reserve, to the Liquidating Trust, which would then have responsibility for disposing assets, settling and paying liabilities and making distributions to stockholders. Such a transfer would be pursuant to a liquidating trust agreement with the Trustee on such terms and conditions as may be approved by the Board. The Board would appoint the Trustee, which could be an officer or director of the Company. Stockholder approval of the Plan of Dissolution will constitute stockholder approval of the Board’s trustee appointment and any liquidating trust agreement. In the event of a transfer of assets to the Liquidating Trust, we would distribute, pro rata to our stockholders, beneficial interests in the Liquidating Trust. It is anticipated that the interests would be evidenced only by the records of the Liquidating Trust and there would be no certificates or other tangible evidence of such interests and that no holder of TSC common stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of TSC common stock in order to receive the interests. It is also anticipated that the interests in the Liquidating Trust, if established, will not be transferable. Therefore, although the recipients of such interests would be treated for U.S. federal income tax purposes as having received their pro rata share of property transferred to the Liquidating Trust and having contributed such property to the Liquidating Trust and will thereafter take into account for U.S. federal income tax purposes their allocable portion of any income, gain or loss realized by the Liquidating Trust, the recipients of interests will not receive the value thereof unless and until the Liquidating Trust distributes cash or other assets to them.

Under Delaware law, in the event that the Contingency Reserve proves to be inadequate for payment of our expenses and liabilities, or should the Contingency Reserve and the assets held by the Liquidating Trust be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the payment to creditors of such stockholder’s pro rata share of such excess, limited to the amounts theretofore received by such stockholder from us and from the Liquidating Trust.

If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the Contingency Reserve and the assets of the Liquidating Trust, a creditor of ours could seek an injunction against the making of distributions under the Plan of Dissolution on the ground that the amounts to be distributed were needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or interest holders under the Plan of Dissolution.

Final Record Date

We intend to close our stock transfer books and discontinue recording transfers of shares of TSC common stock when we file a certificate of dissolution with the Delaware Secretary of State (the “Final Record Date”), and thereafter certificates representing TSC common stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law, and our capital stock and stock certificates evidencing the common stock will be treated as no longer being outstanding. Additionally, after the Final Record Date, we will not issue any new stock certificates. We anticipate that no further trading of our shares will occur on or after the Final Record Date. See “—Trading of TSC Common Stock and Interests in the Liquidating Trust” below.

All liquidating distributions from us or the Liquidating Trust on or after the Final Record Date will be made to stockholders according to their holdings of TSC common stock as of the Final Record Date. Subsequent to the Final Record Date, we may at our election require stockholders to surrender certificates representing their shares of TSC common stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by us or the Liquidating Trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for those stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder’s certificate evidencing TSC common stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Trading of TSC Common Stock and Interests in the Liquidating Trust

We currently intend to close our stock transfer books on the Final Record Date and to cease recording stock transfers and issuing stock certificates (other than replacement certificates) at that time. Accordingly, we expect that trading in our shares will cease on and after that date.

We anticipate that the interests in the Liquidating Trust, if established, will not be transferable, although no determination has yet been made. This determination will be made by the Board and management prior to the transfer of unsold assets to the Liquidating Trust and will be based on, among other things, the Board’s and management’s estimate of the value of the assets being transferred to the Liquidating Trust, tax consequences and the impact of compliance with applicable securities laws. The Liquidating Trust may be required to comply with the periodic reporting and proxy requirements of the Exchange Act. The costs of compliance with such requirements would reduce the amount which otherwise could be distributed to interest holders. Even if transferable, the interests are not expected to be listed on the NASDAQ Stock Market or another a national securities exchange, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets.

As stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes, the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

Options

Options to acquire shares of TSC common stock granted under various TSC stock incentive plans that are outstanding immediately prior to the approval of the Plan of Dissolution, vested or unvested, will be cancelled as of the date on which our certificate of dissolution is filed with the Delaware Secretary of State.

Absence of Appraisal Rights

Under Delaware law, our stockholders are not entitled to appraisal rights for their shares of TSC common stock in connection with the transactions contemplated by the Plan of Dissolution.

Regulatory Approvals

Except for filing the certificate of dissolution with the Delaware Secretary of State and compliance with the DGCL, the rules and regulations of the SEC and the United States Internal Revenue Code, no United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation.

Certain Federal and State Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the liquidation and dissolution of TSC to certain holders of TSC common stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, regulations promulgated under the Code, administrative rulings by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of TSC common stock. In addition, this summary does not address the U.S. federal income tax consequences of the liquidation and dissolution to holders of TSC common stock who are subject to special treatment under U.S. federal income tax laws, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders that are properly classified as “partnerships” under the Code, dealers in securities, holders who hold their TSC common stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who acquired our common stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their shares of TSC common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the U.S. federal income tax consequences to any holder of TSC common stock who or which, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust and this summary does not address the tax consequences of the liquidation and dissolution under state, local or foreign tax laws.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. No ruling has been requested from the Internal Revenue Service with respect to the anticipated tax treatment of the Plan of Dissolution, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. Each holder of TSC common stock should consult the holder’s individual tax advisors as to the particular tax consequences of the liquidation and dissolution to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Distributions, if any, to stockholders pursuant to the Plan of Dissolution may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions.

Federal Income Taxation of the Company

After the approval of the Plan of Dissolution and until our liquidation is completed, we will continue to be subject to U.S. federal income tax on our taxable income, if any, such as interest income, gain from the sale of any remaining assets or income from operations. Upon the sale of any of our assets in connection with our liquidation and dissolution, we will recognize gain or loss in an amount equal to the difference between (i) the fair market value of the consideration received for each asset sold and (ii) our adjusted tax basis in the asset sold. We should not recognize any gain or loss upon the distribution of cash to our stockholders in liquidation of their shares of TSC common stock. We currently do not anticipate making distributions of property other than cash to stockholders in our liquidation. In the event we were to make a liquidating distribution of property other than cash to our stockholders, we may recognize gain upon the distribution of such property as if we sold the distributed property for its fair market value on the date of the distribution. We currently do not anticipate that our dissolution and liquidation pursuant to the Plan of Dissolution will produce a material corporate tax liability for U.S. federal income tax purposes.

Federal Income Taxation of the Stockholders

In general, for U.S. federal income tax purposes, we intend that amounts received by our stockholders pursuant to the Plan of Dissolution will be treated as full payment in exchange for their shares of TSC common stock. As a result of our dissolution and liquidation, stockholders generally will recognize gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value (at the time of distribution) of property, if any, distributed to them (including transfers of assets to a liquidating trust) and (ii) their tax basis for their shares of TSC common stock. In general, a stockholder’s gain or loss will be computed on a “per share” basis. If we make more than one liquidating distribution, which is expected, each liquidating distribution will be allocated proportionately to each share of stock owned by a stockholder, and the value of each liquidating distribution will be applied against and reduce a stockholder’s tax basis in his or her shares of stock. In general, gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of all liquidating distributions received by a stockholder with respect to a share exceeds his or her tax basis for that share. Any loss generally will be recognized by a stockholder only when the stockholder receives our final liquidating distribution to stockholders (including transfers of assets to a liquidating trust), and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder generally will be capital gain or loss and will be long term capital gain or loss if the stock has been held for more than one year; otherwise it will be treated as short term capital gain or loss. The deductibility of capital losses is subject to limitations.

In the unlikely event we make a liquidating distribution of property other than cash to our stockholders, a stockholder’s tax basis in such property immediately after the distribution generally will be the fair market value of the property received by the stockholder at the time of distribution. Gain or loss realized upon the stockholder’s future sale of that property generally would be measured by the difference between the proceeds received by the stockholder in the sale and the tax basis of the property sold.

In the event that our liabilities are not fully covered by the assets in the Contingency Reserve or otherwise satisfied through insurance or other reasonable means (See “—Contingent Liabilities; Contingency Reserve; Liquidating Trust” above), payments made by a stockholder in satisfaction of those liabilities generally would produce a capital loss for such stockholder in the year the liabilities are paid. The deductibility of any such capital loss would generally be subject to certain limitations under the Code.

Liquidating Trusts

If we transfer assets to the Liquidating Trust, a stockholder generally should be treated for U.S. federal income tax purposes as having received a pro rata share of the property transferred to the Liquidating Trust, reduced by the amount of known liabilities assumed by the Liquidating Trust or to which the property transferred is subject, and having contributed such assets and liabilities to the Liquidating Trust. Our transfer of assets to the Liquidating Trust will cause a stockholder to be treated in the same manner for U.S. federal income tax purposes as if the stockholder had received a distribution directly from us. The Liquidating Trust should not be subject to U.S. federal income tax, assuming that it is treated as a liquidating trust for U.S. federal income tax purposes. After formation of the Liquidating Trust, a stockholder must take into account for U.S. federal income tax purposes the stockholder’s allocable portion of any income, gain or loss recognized by the Liquidating Trust. As a result of our transfer of assets to the Liquidating Trust and the ongoing operations of the Liquidating Trust, stockholders may be subject to tax, whether or not they have received any actual distributions from the Liquidating Trust with which to pay such tax. There can be no assurance that the Liquidating Trust described in the Plan of Dissolution will be treated as a liquidating trust for federal income tax purposes.

Backup Withholding

Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 28% of all cash distributions made to holders of TSC common stock in connection with the liquidation and dissolution unless the holder provides a tax identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifies that such number is correct and that no backup withholding is otherwise required and otherwise complies with such backup withholding rules. Each holder of TSC common stock should complete, sign and return to the paying agent the Substitute Form W-9 in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. The Substitute Form W-9 will be included as part of the letter of transmittal mailed to each record holder of TSC common stock.

The foregoing summary of U.S. federal income tax consequences is included for general information only and does not constitute legal advice to any stockholder. The tax consequences of the Plan of Dissolution may vary depending upon the particular circumstances of each stockholder. Each stockholder should consult his or her own tax advisor regarding the U.S. federal income tax consequences of the Plan of Dissolution as well as any state, local, and foreign tax consequences.

VOTE REQUIRED AND BOARD RECOMMENDATION

The authorization and approval of the Plan of Dissolution requires the affirmative vote of the holders of a majority of the outstanding shares of TSC common stock. Members of the Board and our executive officers who hold (not including options to purchase shares of TSC common stock) as of April 3, 2009 an aggregate of 26,790 shares of TSC common stock (approximately 1.04% of the outstanding shares of TSC common stock as of April 3, 2009) have indicated that they will vote in favor of the Plan of Dissolution.

THE BOARD BELIEVES THAT THE PLAN OF DISSOLUTION IS IN THE BEST INTERESTS OF OUR STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” THIS PROPOSAL. IT IS INTENDED THAT SHARES REPRESENTED BY THE ENCLOSED FORM OF PROXY WILL BE VOTED IN FAVOR OF THIS PROPOSAL UNLESS OTHERWISE SPECIFIED IN SUCH PROXY.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table is based primarily on a review of reports on Schedule 13G and 13D filed with the SEC prior to April 3, 2009 and sets forth those holders of TSC common stock known to the Company to beneficially own more than five percent of TSC common stock. As of April 3, 2009, there were 2,565,866 shares of TSC common stock outstanding.

	Amount
	and Nature of
	Beneficial		Percent
Name and Address of Beneficial Owner	Ownership		of Class

State of Wisconsin Investment Board P.O. Box 7842 Madison, WI 53707	387,150	(1)	15.1%
Lloyd I. Miller, III 4550 Gordon Drive Naples, FL 34102	364,883	(2)	14.2%
David T. Lu 1117 E. Putnam Ave, # 320 Riverside, CT 06878	249,520	(3)	9.7%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	159,158	(4)	6.2%
CCI Consulting, Inc. 6752 RFD Long Grove, IL 60047	151,025	(5)	5.9%
Michael T. Tokarz 287 Bowman Purchase, NY 10577	145,667	(6)	5.7%
TowerView LLC 500 Park Avenue New York, NY 10022	132,126	(7)	5.1%

Notes:

(1)	This information is derived from a Schedule 13G/A filed by the State of Wisconsin Investment Board on January 30, 2009. According to the Schedule 13G/A, the State of Wisconsin Investment Board has sole voting power over 387,150 TSC common shares and sole dispositive power over 387,150 TSC common shares.

(2)	This information is derived from a Schedule 13G filed by Mr. Lloyd I. Miller, III on February 12, 2009. According to the Schedule 13G, Mr. Miller has sole voting power over 313,467 TSC common shares and sole dispositive power over 313,467 TSC common shares.

(3)	This information is derived from a Schedule 13G filed by Hedonic Capital LLC and Mr. David T. Lu on March 20, 2009. Mr. Lu is the managing member of Hedonic Capital LLC and has sole dispositive and voting power of shares owned by Hedonic Capital. According to the Schedule 13G, Mr. Lu has sole voting power over 249,520 TSC common shares and sole dispositive power over 249,520 TSC common shares.

(4)	This information is derived from a Schedule 13G filed by Dimensional Fund Advisors LP and certain of its affiliated entities on February 9, 2009. According to the Schedule 13G, Dimensional Fund Advisors LP and certain of its affiliated entities have sole voting power over 159,158 TSC common shares and sole dispositive power over 159,158 TSC common shares.

(5)	This information is derived from the most recent report on Schedule 13G filed by CCI Consulting, Inc., formerly Charter Consulting, Inc., on November 26, 2007. According to the Schedule 13G, CCI Consulting, Inc. has sole voting and dispositive power with respect to 151,025 shares.

(6)	This information is derived from the most recent report on Schedule 13G filed by Mr. Tokarz on February 9, 2006. According to the Schedule 13G, Mr. Tokarz has sole voting power and dispositive power over 143,942 shares and shared voting and dispositive power over 1,725 shares.

(7)	This information is derived from a Schedule 13G filed by TowerView LLC on March 20, 2009. According to the Schedule 13G, TowerView LLC has sole voting power over 132,126 TSC common shares and sole dispositive power over 132,126 TSC common shares.

Security Ownership of Management

The following table sets forth information as of April 3, 2009 concerning the beneficial ownership of TSC common stock for each director, named executive officer and all directors and executive officers as a group. Unless otherwise noted, the listed persons have sole voting and investment power with respect to the shares held in their names, subject to community property laws, if applicable.

	Amount
	and Nature of
	Beneficial	Percent
Name of Beneficial Owner	Ownership(1)	of Class(2)

Directors
Elizabeth Alhand	0		*
Kathryn A. Dcamp	0		*
Carl F. Dill	19,650		*
Timothy R. Zoph	0		*
Named Executive Officers
Milton G. Silva-Craig	118,331	4.41%
Timothy G. Rogers	23,333		*
All Directors and Named Executive Officers as a group (6 persons)	156,732	5.79%

Notes:

*	Less than 1%.

(1)	Includes shares that may be acquired under options which are currently exercisable and which will be exercisable within 60 days in the following amounts: Mr. Silva-Craig 6,944 and Mr. Rogers 2,222 shares; and directors and Named Executive Officers as a group, 9,166 shares.

(2)	The percentage of outstanding shares beneficially owned by each person is calculated based on the 2,565,866 outstanding common shares as of April 3, 2009, plus the shares that such person has the right to acquire as of April 3, 2009 or within 60 days thereafter upon the exercise of conversion rights and options.

INTERESTS OF DIRECTORS AND OFFICERS IN THE PLAN OF DISSOLUTION

In considering the recommendation of the Board to approve the Plan of Dissolution, you should be aware that our directors and our executive officers have interests that may be different from, or are in addition to, your interests as a stockholder. The Board was aware of these actual and potential conflicts of interest and considered them along with other matters when they determined to recommend the Plan of Dissolution.

Following dissolution, we will continue to indemnify our officers, directors, employees and agents in accordance with our articles of incorporation and bylaws for actions taken in connection with the Plan of Dissolution and the winding up of our business and affairs, and we will continue to compensate our officers, directors and employees in connection with their services provided in connection with the implementation of the Plan of Dissolution, if any. As part of our dissolution process, we intend to purchase a director and officer liability insurance policy as well as a “tail” insurance policy for periods subsequent to our filing of the certificate of dissolution.

Messrs. Silva-Craig and Rogers are parties to employment agreements with TSC providing for severance and other benefits upon termination of employment. Mr. Silva-Craig’s employment agreement provides that if we terminate his employment with us without cause, Mr. Silva-Craig would be entitled to receive (i) his base salary, health insurance and general benefits for a period of one year from the effective date of the termination of his employment; (ii) immediate vesting of his unvested and outstanding stock options; and (iii) a one-time termination payment equal to 50% of his annual base salary. Mr. Rogers’ employment agreement provides that if we terminate his employment with us without cause, Mr. Rogers would be entitled to receive (i) his base salary and health insurance benefits for a period of six months from the effective date of the termination of his employment and (ii) immediate vesting of his unvested and outstanding stock options. If the Plan of Dissolution is approved by TSC stockholders, it is contemplated that the employment with the Company of Messrs. Silva-Craig and Rogers will be terminated when their services are no longer required in connection with the winding up of the Company and the liquidation of its assets.

SELECTED FINANCIAL DATA

The following table summarizes certain selected financial data that is derived from TSC’s audited financial statements. The selected financial data should be read in conjunction with TSC’s audited statements of operations for the years ended December 31, 2008, 2007, and 2006 and the audited balance sheets as of December 31, 2008 and 2007, including, in each case, the notes thereto, as well as, Management’s Discussion and Analysis of Financial Condition and Results of Operations, all of which have been filed with the Company’s annual report on Form 10-K for the year ended December 31, 2008. All amounts are in thousands, except per share data.

	Year Ended December 31,
	2008	2007	2006	2005	2004

Consolidated Statement of Operations Data:
Revenues	$6,303	$10,336	$12,063	$28,978	$20,544
Goodwill and intangible asset impairments	—	—	125	—	—
Restructuring and other charges (credits)	—	—	—	2,719	(579)
Gain on litigation settlement	—	—	—	(2,722)	—
Operating loss	(2,235)	(7,600)	(11,108)	(20,168)	(10,715)
Net loss	$(406)	$(8,295)	$(8,834)	$(17,405)	$(8,547)

Basic and diluted net loss per common share	$(0.16)	$(3.26)	$(3.57)	$(7.41)	$(4.18)

	At December 31,
	2008	2007	2006	2005	2004

Consolidated Balance Sheet Data:
Cash, short-term investments and promissory notes	$8,638	$10,968	$13,510	$20,135	$30,032
Total Assets	10,609	15,434	26,042	32,799	53,084
Stockholders’ Equity	$9,343	$10,172	$18,080	$24,648	$41,794

OTHER INFORMATION

Additional Information

Additional information with respect to the Company and its business, including financial information with respect to the Company, is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which is attached hereto as Annex B.

Future Stockholder Proposals

If the liquidation and dissolution is completed, there will be no future meetings of TSC’s stockholders. If the liquidation and dissolution is not completed, however, stockholders will continue to be entitled to attend and participate in meetings of stockholders. If the liquidation and dissolution is not completed, TSC will inform its stockholders, by press release or other means determined reasonable by TSC, of the date by which stockholder proposals must be received by TSC for inclusion in the proxy materials relating to TSC’s 2009 annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

Where Stockholders Can Find More Information

TSC files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about TSC and will be made available for inspection and copying at TSC’s executive offices during regular business hours by any stockholder or a representative of a stockholder as so designated in writing.

Stockholders may read and copy any reports, statements or other information filed by TSC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

A list of stockholders will be available for inspection by stockholders of record at TSC’s executive offices at 55 East Monroe Street, Suite 2600, Chicago, Illinois 60603 during ordinary business hours for a period of ten days prior to the date of the special meeting. The list of stockholders will be available at the special meeting or any adjournment thereof.

ANNEX A

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION
OF
TECHNOLOGY SOLUTIONS COMPANY

This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to constitute a plan of distribution under Section 281(b) of the Delaware General Corporation Law (the “DGCL”) and accomplish the complete liquidation and dissolution of Technology Solutions Company, a Delaware corporation (the “Company”), in accordance with the DGCL and applicable provisions of the Internal Revenue Code of 1986, as amended, as follows:

1. The Board of Directors of the Company (the “Board”) has adopted this Plan. The Board will call a meeting (the “Meeting”) of the holders of the Company’s outstanding common stock, par value $.01 per share (the “Common Stock”) to take action on the Plan and ratify the Company’s actions taken to date on the Plan. If stockholders holding a majority of the Common Stock vote for the adoption of this Plan at the Meeting, the Plan shall constitute the adopted Plan of the Company as of the date of the Meeting, or such later date on which the stockholders may approve the Plan if the Meeting is adjourned to a later date (the “Adoption Date”).

2. After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs and distribute its assets in accordance with this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

3. From and after the Adoption Date, the Company shall complete the following corporate actions:

(a) The Company shall use its best efforts to sell, exchange or otherwise dispose of the assets listed on Schedule A hereto in one or more transactions upon such terms and conditions as the Board, in its reasonable judgment, deems expedient and in the best interests of the Company and its stockholders, without any further vote or action by the Company’s stockholders. The assets and properties listed on Schedule A may be sold in bulk to one buyer or a small number of buyers or on a piecemeal basis to numerous buyers, and Buyers may include Company employees or former employees.

(b) The Company shall collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company, which receivables, debts and claims are set forth on Schedule B.

(c) The Company shall pay or, make reasonable provision to pay, all claims and obligations of the Company and its subsidiaries, including all contingent, conditional or unmatured claims known by the Company, which are set forth on Schedule C.

(d) The Company shall for the purposes of implementing and assuring completion of this Plan, pay reasonable brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan. The Company may also pay the officers and directors of the Company and the employees, agents, consultants and representatives of the Company, or any of them, reasonable compensation, in money or other property.

(e) The Company shall (i) make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company or its subsidiaries which is the subject of a pending action, suit or proceeding to which the Company is a party and (ii) make such provision as shall be reasonably likely to be sufficient to provide compensation for claims against the Company or its subsidiaries that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within ten (10) years after the date of dissolution. The Board shall establish a contingency reserve in cash and/or property (the “Contingency Reserve”) to satisfy such claims and obligations and all expenses of the sale of the Company’s property and assets and the liquidation and dissolution provided for in this Plan. Any unexpended and unencumbered portion of the Contingency Reserve shall be distributed to the holders of Common Stock, as provided in paragraph 3(h). Provided that the Adoption Date shall have occurred, a Certificate of Dissolution shall have been filed with respect to the Company as provided in Section 275(d) of the DGCL and a Liquidating Trust (as defined in Section 7 hereof) shall have been established pursuant to Section 7 below, any unexpended amounts remaining in the Contingency Reserve shall be transferred to the Liquidating Trust no later than December 31, 2009.

(f) By approval of this Plan, the Board has determined in good faith that the estimated net value of its assets available for distribution, after having accounted for: (i) the estimated cash; (ii) the estimated fair market value of all assets that are available for distribution; (iii) the assets to be included in the Contingency Reserve; (iv) payment of all its known and estimated obligations and all expenses relating to the liquidation and dissolution provided for in this Plan, including the obligations set forth on Schedule C; and (v) a bad debt discount factor for the collection of all accounts receivable, debts and claims owing to the Company, set forth on Schedule B, due to the public market announcement of this liquidation plan; as of the date of such approval is approximately $6,350,000. The basis for the foregoing determinations of fair market value shall be filed with the minutes of the Board. The Board shall use reasonable efforts to distribute all cash and other assets available for distribution to stockholders of the Company (other than any unexpended portion of the Contingency Reserve) (the “Distribution”) as promptly as practicable. Provided that the Adoption Date shall have occurred and a certificate of dissolution shall have been filed with respect to the Company as provided in Section 275(d) of the DGCL (a “Certificate of Dissolution”), any such cash and other assets not so distributed shall be transferred to the Liquidating Trust (if such a trust is established) as soon as reasonably possible, but no later than December 31, 2009.

(g) An initial Distribution will be made in an amount estimated as of the date of the Plan to be equal to $5,131,732, pro rata to the record holders of Common Stock, as soon as reasonably practicable after the filing of a Certificate of Dissolution with respect to the Company.

(h) Any distributions to stockholders from the unexpended and unencumbered balance of the Contingency Reserve, whether made directly by the Company or by the Liquidating Trust described in Section 7, below, shall be made in accordance with paragraph (g) above.

(i) The Company will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the liquidation.

4. Prior to the Adoption Date, the Company shall take such reasonable and necessary efforts in preparation of the liquidation process, including:

(a) Enter into negotiations and or contingent agreements for the sale, exchange or disposal of the assets listed on Schedule A, with the express limitation that no such sale or disposition will occur until the Adoption Date.

(b) Terminate and pay such reasonable termination fees for employees not: (i) directly supporting client engagements; (ii) required to facilitate the liquidation process; or (iii) required to preserve, facilitate or maximize the value of an asset.

(c) Enter into negotiations with clients and employees to facilitate an orderly completion of existing client engagements so that terms of the client agreement are met and future warranty liabilities are mitigated.

(d) Prepare such materials required for the termination of all benefit plans, including, but not limited to, health and defined contribution plans.

5. The distributions to the stockholders pursuant to Sections 3 and 7 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock of the Company. As a condition to receipt of any distribution to the Company’s stockholders, the stockholders may be required (in the sole discretion of the Board) to (a) surrender their certificates evidencing the Common Stock to the Company or its agents for cancellation or (b) furnish the Company with evidence satisfactory to the Board or the Trustee (as defined in Section 7 hereof) of the loss, theft or destruction of such certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board or the Trustee. Thereafter, the rights of such stockholders shall be limited to the contractual right to receive distributions pursuant to this Plan. The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest to occur of (x) the close of business on the record date fixed by the Board for the final liquidating distribution, (y) the close of business on the date on which the remaining assets of the Company are transferred to the Trust or (z) the date on which the Company ceases to exist under the DGCL (following any post-dissolution continuation period thereunder), and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

6. If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing Common Stock if required hereunder or for any other reason, the distribution to which such stockholder is entitled (unless transferred to the Trust established pursuant to Section 7 hereof) shall be transferred to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

7. As a final liquidating distribution, the Company may but is not required to transfer to a liquidating trustee (the “Trustee”), for the benefit of its stockholders, under a liquidating trust agreement (the “Liquidating Trust”), any assets of the Company which (a) have not been previously distributed to the stockholders of the Company as provided above, or (b) are held as the Contingency Reserve. The Trustee shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in his or her capacity as Trustee, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustee shall be deemed to be a distribution of property and assets by the Company to the stockholders for the purposes of Section 3 of this Plan. Any such conveyance to the Trustee shall be in trust for the stockholders of the Company. Adoption of this Plan by the holders of a majority of the outstanding Common Stock shall constitute the approval of the stockholders of the appointment of the Trustee, such liquidating trust agreement and the transfer of any assets by the Company to the Trust as their act and as a part hereof as if herein written.

8. The adoption of the Plan by holders of a majority of the outstanding Common Stock shall constitute full and complete authority for the Board and the officers of the Company, without further stockholder action, to proceed with the dissolution, winding up, and liquidation of the Company in accordance with any applicable provision of the DGCL, including, without limitation, Section 281(b) of the DGCL, and to take all actions as may be necessary or appropriate in furtherance of the dissolution, winding up and liquidation of the Company in accordance with this Plan and Delaware law.

9. After the Adoption Date, the Company shall promptly obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates, the Company shall file with the Secretary of State of the State of Delaware a Certificate of Dissolution in accordance with the DGCL.

10. Adoption of this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of the stockholders of any sale, exchange or other disposition of the property and assets of the Company contemplated by this Plan, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

11. The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and by-laws and any contractual arrangements, for the actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Board and the Trustee, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligation hereunder, including seeking an extension in time and coverage of the Company’s insurance policies currently in effect.

12. Notwithstanding the adoption of this Plan by the holders of a majority of the outstanding Common Stock, the Board may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the DGCL.

13. The schedules to this Plan shall be updated as necessary to comply with the provisions of Section 281(b) of the DGCL.

14. The Board shall determine whether to liquidate or merge into itself, any one or more, or all, of the Company’s existing subsidiaries incident to the completion of the transactions contemplated by this Plan, or to transfer the shares of any such subsidiary to an outside party or to the stockholders of the Company. If and to the extent that the Company determines that any such subsidiary shall be liquidated or merged, it shall determine the manner for effecting such liquidation or merger, and may cause a Plan of Liquidation to be adopted by such subsidiary which shall be based on the provisions of this Plan except to the extent that such provisions are manifestly inconsistent with the liquidation or merger of a subsidiary.

15. The Board is hereby authorized, without further action by the Company’s stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are not inconsistent with the provisions of this Plan and are deemed necessary, appropriate or desirable, in the reasonable judgment of the Board, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

SCHEDULE A

Assets for Sale, Exchange or Disposal

Description		Estimated Value

1.	Furniture and equipment located at 55 East Monroe, Suite 2600 Chicago, Il 60603 as detailed on Schedule A(1)	$75,000
2.	Intellectual Property related to Company’s Blue Ocean software products	[To be determined]
3.	Intellectual Property related to Company’s Data Migration software product	$125,000
4.	Services contracts and Master Service Agreements for Healthcare Services Practice	[To be determined]
5.	Sublease for space at 55 East Monroe, Suite 2600, Chicago IL 60603	[To be determined]
6.	Outstanding balance in the Company’s investment account at Harris Bank, Chicago, IL	$6,633,800
7.	Outstanding balance in Company’s general account at Bank of America, Chicago, IL	$568,000

SCHEDULE A (1)

Furniture and Equipment at 55 East Monroe

1. All furniture located at 55 E. Monroe Street, Suite 2600 Chicago, IL 60602

a. Desks

b. Tables

c. Chairs

d. Filing cabinets

e. Cubicles

f. All other ancillary office furniture

2. All computer equipment:

a. Laptop computers

b. Laser printers

c. All other ancillary computer equipment

3. Telephone systems:

a. Phone headsets

b. Telephone system

c. All other ancillary telephone system equipment

4. All office equipment:

a. Fax machines

b. Copiers

c. Overheads/projectors

d. White boards

e. All other ancillary office equipment

SCHEDULE B

Receivables, Debts and Claims to be Collected

Description		Estimated Value

1.	All unpaid, billed and unbilled accounts receivable for services provided as detailed on Schedule B(1)	$275,738.09
2.	Payment under the Promissory Note dated April 30, 2008, by and between the Company and EnteGreat Solutions, LLC, for which a receipt is due and payable on April 29, 2009	$380,271
3.	Payment under the Senior Promissory Note dated April 30, 2008, by and between the Company and Valkre Solutions, Inc. for which a receipt is due and payable on March 31, 2009	$135,918
4.	Payment under the Senior Promissory Note dated April 30, 2008, by and between the Company and Valkre Solutions, Inc. for which a receipt is due and payable on June 30, 2009	$135,918
5.	Interest receipts due on the Company’s investment account at Harris Bank, Chicago, IL	$20,000
6.	Royalty book income for the period ended December 31, 2008 from John Wiley & Co.	$225
7.	All amounts, including expenses, to be billed for services to be provided from February 1, 2009 through May 31, 2009 under the following open Master Service Agreements and/or Statements of Work (“SOW”):	$388,000
	a. Nebraska Medical Center, SOW dated October 15, 2008;
	b. Tenet Health Systems, SOW dated November 14, 2006;
	c. Sutter California Pacific Medical Center, SOW dated August 20, 2008
	d. Faxton-St Luke’s Healthcare, SOW dated February 25, 2008;
	e. Faxton-St Luke’s Healthcare, SOW dated April 23, 2008;
	f. Aurora BayCare Medical Center, SOW dated September 9, 2008;
	g. McKesson Corp.— Our Lady of Resurrection , SOW dated November 20, 2008;
	h. McKesson Corp.— Reynolds Memorial, SOW dated October 16, 2008;
	i. Cooper University Health System, SOW dated October 17, 2006;
	j. University of Utah Hospitals and Clinics, SOW dated January 14, 2009; and
	k. Harvard Pilgrim Health Care, SOW dated December 10, 2008.

SCHEDULE C

Claims and Obligations to be Paid

1. All payroll related obligations of the Company as detailed on Schedule C (1)

2. All accounts payables, properly authorized and outstanding, as listed on Schedule C (2)

SCHEDULE C (1)

Payroll related Obligations

Description		Estimated Costs

1.	All payments due under Employment Agreements :	$570,000
	a. by and between the Company and Milton Silva-Craig, dated 12/4/06; and
	b. by and between the Company and Timothy G. Rogers, dated 9/24/07
2.	All Board of Directors fees due for services rendered through Q1, 2009	$32,000
3.	All payroll obligations, including payments under the Company’s employee benefits program, for the Company’s current active employees for services from February 1, 2009 through March 31, 2009. Assumes a final employment date of March 31, 2009 (pending final dissolution)	$472,000
4.	All severance related obligations, as agreed upon prior to the establishment of the dissolution plan, for which outstanding obligations are due:	$393,000
	a. David Wasson, under separation agreement dated April 30, 2008;
	b. David Dimond, under termination letter agreement dated March 14, 2008;
	c. Elizabeth Hubbard, under separation agreement dated January 6, 2009;
	d. Ian David Kessler, under separation agreement dated January 11, 2009;
	e. Rehan Virani, under separation agreement dated January 23, 2009
	f. Frank Tirone, under separation agreement dated January 27, 2009;
	g. Elise Skora, under separation agreement dated January 27, 2009;
	h. Other severance arrangements

SCHEDULE C (2)

Accounts Payable Obligations

Description		Estimated Costs

1.	All accounts payables, duly authorized and owing, as detailed on Schedule C (2)(a)	$245,000
2.	All amounts due under Sublease by and between the Company and One South Dearborn LLC, dated May 15, 2006 for office space at 55 East Monroe, Suite 2600 Chicago, IL 60603, having a termination date of 2/28/10	$197,000
3.	All amounts due under lease by and between the Company and:	$196,000
	a. CIT Group, Lease #907000012400, dated October 26, 2007, with a termination date of October 26, 2010, for 39 laptops;
	b. CIT Group, Lease #901002903100, dated June 20, 2008, with a termination date of June 20, 2011, for 15 laptops; and
	c. Imagetec, dated October 1, 2008, with a termination date of December 1, 2011, for 2 Minolta copiers
4.	All amounts due to Grant Thornton for the annual audit for the Company as per the Engagement Letter agreement, dated January 15, 2009	$75,000
5.	Other ancillary expenses	$109,000

ANNEX B

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington DC 20549

Form 10-K

ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the year ended December 31, 2008

Commission file number 0-19433

Technology Solutions Company
(Exact name of registrant as specified in its charter)

Incorporated in the State of Delaware
IRS Employer Identification No. 36-3584201

55 East Monroe Street, Suite 2600	60603
Chicago, Illinois (Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 228-4500

Securities Registered Pursuant To Section 12(b) Of The Act: None

Securities Registered Pursuant To Section 12(g) Of The Act:

Name of Each Exchange
Title of Each Class	on Which Registered

Common Stock, $.01 par value per share	Nasdaq Global Market
Preferred Stock Purchase Rights

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.  Yes ☐     No ☑

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.  Yes ☐     No ☑

Indicate by check mark whether the registrant:  (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☑     No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☑

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐     No ☑

The aggregate market value of the registrant’s voting stock held by nonaffiliates of the registrant (based upon the per share closing price of $4.66 on June 30, 2008, and, for the purpose of this calculation only, the assumption that all of registrant’s directors and executive officers are affiliates) was approximately $11,130,000.

The number of shares outstanding of the registrant’s Common Stock, $.01 par value per share, as of March 5, 2009 was 2,565,899.

TECHNOLOGY SOLUTIONS COMPANY

FORM 10-K

Technology Solutions Company
(Amounts in thousands, except share, per share data or as noted)

PART I.

ITEM 1.	BUSINESS.

Introduction

Technology Solutions Company (“TSC”) is a software and services firm providing business solutions to the healthcare industry.

TSC delivers industry leading solutions and rapid results by leveraging seasoned teams, deep industry expertise and best practice know-how, combined with unique intellectual property and technology implementation skills. TSC maintains high client satisfaction levels and long term relationships based on its collaborative approach and Quality Assurance program. TSC’s clients are primarily located throughout the United States.

As used herein, the terms “TSC,” “Company,” “we” or “us” unless the context otherwise clearly requires, refer to Technology Solutions Company and its subsidiaries. TSC trades on The Nasdaq Global Market® under the symbol “TSCC.” TSC is incorporated under the laws of the state of Delaware and operates within one reportable business segment. This report discusses the twelve months ended December 31, 2008. TSC’s executive office is located in Chicago, Illinois.

This Form 10-K contains or may contain forward-looking statements concerning our financial position, results of operations, cash flows, business strategy, budgets, projected costs and plans and objectives of management for future operations as well as other statements. Forward-looking statements may be preceded by, followed by or include the words “may,” “will,” “should,” “could,” “would,” “potential,” “possible,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “hope,” “project” or similar expressions. These forward-looking statements involve significant risks and uncertainties. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, readers are cautioned that no assurance can be given that such expectations will prove correct and that actual results and developments may differ materially from those conveyed in such forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

Forward-looking statements are not guarantees of performance. Forward-looking statements speak only as of the date on which they are made and, except as may be otherwise required by law, we do not undertake any obligation to update any forward-looking statement to reflect subsequent events or circumstances. If we do update or correct one or more forward-looking statements, readers, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements. The outcomes expressed or implied in these forward-looking statements could be affected by many important factors. Actual results may vary materially.

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

On February 10, 2009, TSC announced that its Board of Directors has determined, after extensive and careful consideration of the Company’s strategic alternatives and analysis of the prevailing economic and industry conditions, that it is in the best interests of the Company and its stockholders to liquidate the Company’s assets and to dissolve the Company. The Company’s Board of Directors has approved a Plan of Complete Liquidation and Dissolution of the Company (the “Plan”), subject to stockholder approval. The Company intends to hold a special meeting of stockholders to seek approval of the Plan and will file related proxy materials with the Securities and Exchange Commission (“SEC”) in the near future. Prior to the special meeting, the Company will reduce its headcount to a limited number of employees who will assist through the termination of operations.

The Plan contemplates an orderly wind down of the Company’s business and operations. If the Company’s stockholders approve the Plan, the Company intends to file a certificate of dissolution, sell or otherwise dispose of its non-cash assets, satisfy or resolve its remaining liabilities and obligations, including but not limited to contingent liabilities and claims, ongoing client agreements, lease obligations, severance for terminated employees, and costs associated with the liquidation and dissolution, and make one or more distributions to its stockholders of cash available for distribution, subject to applicable legal requirements. The Plan, upon approval of stockholders, provides for an initial cash distribution currently estimated to be in the amount of $2.00 per share. Following stockholder approval of the Plan and the filing of a certificate of dissolution, the Company will delist its common stock from NASDAQ.

If, prior to its dissolution, the Company receives an offer for a corporate transaction that will, in the view of the Board of Directors, provide superior value to stockholders than the value of the estimated distributions under the Plan, taking into account all factors that could affect valuation, including timing and certainty of closing, credit market risks, proposed terms and other factors, the Plan and dissolution could be abandoned in favor of such a transaction.

Business Solution Offerings and Services

TSC provides specialized business solutions to the healthcare market. Our assessment process evaluates and identifies opportunities to create value at all points across the enterprise, reducing inefficiencies and improving customer experience. Our digital imaging capabilities and expertise help healthcare providers optimize workflow, reduce the high recurring expense of film and ensure that disparate clinical information systems communicate across the enterprise.

TSC provides end-to-end solutions by utilizing experienced, collaborative teams, who focus on speed-to-value, helping clients deploy business, process and technology innovations.

Acquisitions

On March 15, 2006, TSC acquired the consulting assets of Charter Consulting, Inc. The former Charter Consulting practice morphed overtime into a TSC practice called Customer Value Creation. The practice was sold on December 31, 2008 to Valkre Solutions, Inc. which is further reflected below under Divestitures.

Divestitures

SAP Practice

During the second quarter of 2008, the Company sold its SAP Practice (the “Practice”) in order to further its focus on the healthcare market. The sale closed on May 5, 2008, with an effective date of April 30, 2008. TSC sold substantially all of the assets and assign certain liabilities of the Practice together with certain other assets, liabilities, properties and rights of the Company relating to its SAP services business to EnteGreat Solutions LLC (“EnteGreat”). Pursuant to the sale, the Company received $4,150 of cash and a $750 promissory note, due in two installments (with the first installment received on October 31, 2008 and the second installment due on April 29, 2009).

In conjunction with the sale, the Company recorded a gain, net of related transaction fee and expenses, of $1,526 in the consolidated statement of operations.

Below is a summary of the net assets sold with the amounts as of April 30, 2008, the effective date of the sale (000’s):

As of April 30,
2008

Accounts receivable	$2,592
Other current assets	69

Total assets	$2,661

Accounts payable	323
Accrued compensation	559

Total liabilities	$882

Value of net assets sold	$1,779

CVC Practice

On December 31, 2008, the Company sold its CVC Practice (“CVC”) in order to further its focus on the healthcare market. TSC sold substantially all of the assets and assume certain liabilities of the CVC together with certain other assets, liabilities, properties and rights of the Company relating to its CVC business to Valkre Solutions, Inc. (“Valkre”). Pursuant to the sale, the Company received $130 of cash and a $270 senior promissory note, due in two installments (with the first installment due on March 31, 2009 and the second installment due on June 30, 2009).

In conjunction with the sale, the Company recorded a gain, net of related transactions fee and expenses, of $24 in the consolidated statement of operations.

Clients

TSC’s business is focused on the healthcare market, serving clients based mainly in the United States. TSC’s typical clients are hospital systems with between $250 million to $2 billion in annual revenue.

Competition

The business solutions/services market is highly competitive from both a services and products standpoint. Market needs and buying trends are constantly changing due to globalization, rapid evolution of business process best practices, outsourcing technology advances and other influences. TSC’s revenue is derived from hospital systems that are leading healthcare providers. Both attract vigorous competition by solutions providers and consultants. TSC seeks to minimize such competition by providing unique business solutions in specialized markets where it can differentiate itself.

TSC’s competitors include international, national and regional consulting and implementation firms, hardware and software solution providers with professional services divisions, and IT contract programming companies (including offshore groups). TSC also competes with clients’ internal IT resources. Many of TSC’s competitors have significantly greater financial, technical and marketing resources as well as greater brand recognition.

Competition remains intense as a result of both economic and market pressures highlighted by a recent global market slowdown. Clients also have delayed or stopped purchasing decisions to minimize or defer costs and have attempted to negotiate lower prices or perform IT services in-house.

Competitive Differentiation

TSC believes that it differentiates itself from its competitors in four key areas:

•	Intellectual capital, innovation and execution: TSC turns ideas into packaged, value-add business strategies and processes for its clients. TSC’s industry, process and technology experts drive the development of innovative services to enhance our clients’ business and IT operations. TSC’s consulting staff utilizes continuous peer knowledge exchange to share best practices from current projects and from strategic relationships with software and technology providers. Additionally, TSC built two software applications in 2007 — a real-time, operational intelligence visualization platform for hospitals, and a data management solution for migrating legacy medical image data into new, enterprise systems — which in addition to our consulting services, provide for a basis of intellectual property forming the foundation of TSC’s value-added services, tools and methodologies.

•	Experience-based delivery model: Our consultants plan, design and implement business solutions for our clients based on a deep understanding of industry processes and best practices, combined with expertise in current technologies and applications. We leverage the capabilities and best-practices from our diverse, specialized markets to bring our customers unique and differentiated solutions. Led by senior-level professionals with both industry and consulting experience, we strive to provide demonstrable and tangible value creation for our customers.

•	Highly skilled, results-driven engagement teams: TSC has produced measurable benefits for our clients over the years through experienced consulting professionals; the use of proprietary implementation tools; the ability to apply new technologies and innovative business solutions; a flat project staffing model of more experienced personnel and fewer total personnel per project; and the quality of its work product.

•	Objective advisor: TSC works with a variety of vendors to shape and implement our solution offerings and can provide clients with objective advice in areas of applications, tools and technology.

Business Development

TSC employs several primary revenue generation approaches, including: (1) direct selling efforts of its business development professionals; (2) direct marketing and lead-generating programs; (3) leveraging large, channel partners who can promote and sell our offerings; and (4) personal relationships cultivated by its Senior Vice-Presidents, Vice-Presidents and delivery personnel.

International

TSC had no international operations in 2008, and less than one percent of overall revenues for international operations, primarily in Canada, in 2007 and 2006, respectively.

Personnel

As of December 31, 2008, TSC had a total staff of 39, with 32 being billable professional resources. The average number of years, within both industry and consulting, for the professional staff ranged from 12 to 27 years of experience.

Intellectual Property Rights

Most of TSC’s professional services contracts require that TSC grant proprietary and intellectual property rights with respect to the work product resulting from TSC’s performance of services to the client. Each grant of proprietary and intellectual property rights limits TSC’s ability to reuse certain work product with other clients.

With respect to the recently developed software applications, TSC maintains all intellectual property rights. To protect its proprietary information, TSC relies upon a combination of trade secrets and common law, employee nondisclosure policies and third party confidentiality agreements. However, there can be no assurance that any of these steps taken by TSC will be adequate to deter misappropriation of its specialized expertise and methodologies.

Although TSC believes that its services and products do not infringe on the intellectual property rights of others, there can be no assurance that infringement claims will not be asserted against TSC in the future.

Available Information

TSC maintains an Internet web site at http://www.techsol.com that includes a hypertext link to the Securities and Exchange Commission’s (“SEC”) web site where TSC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are available without charge, as soon as reasonably practicable following the time that they are filed with or furnished to the SEC. The contents of our website are not incorporated by reference herein.

ITEM 1A.	RISK FACTORS.

We operate in an environment that is difficult to predict and that involves significant risks and uncertainties, many of which are beyond our control. These risks and uncertainties include, but are not limited to, those set forth below. Other risks and uncertainties not presently known to us or that are not currently believed to be material, if they occur, also may adversely affect us. In particular, these risks and uncertainties could cause our actual financial, operating and other results to differ materially from any results that we might project, forecast, estimate or budget in our forward-looking statements.

We are subject to numerous risks currently affecting our business.

We are currently subject to many risks, including, without limitation:

•	the potential for our shareholders not to approve our Plan of Liquidation (discussed in more detail below);

•	our ability to execute our Plan of Liquidation in the manner contemplated;

•	our ability to manage decreasing revenue levels;

•	our need to attract new business, new clients and to increase revenues;

•	our ability to manage declining cash position;

•	our ability to manage costs and headcount relative to expected revenues;

•	our ability to successfully introduce new product and service offerings;

•	our dependence on a limited number of clients for a large portion of our revenue;

•	the potential loss of significant clients;

•	our ability to sell additional work to existing clients;

•	our ability to attract and retain employees;

•	the rapidly changing nature of information technology services, including our ability to keep pace with technological and market changes and our ability to refine and add to existing service offerings;

•	the decreasing level of inducement options available under our 2006 Employee Inducement Award Plan for grants by us to attract new employees;

•	the impact that the expiration of our shareholder approved 1996 Stock Incentive Plan may have on our ability to retain existing employees; and the rapidly changing business, economic or market conditions and changes in competitive and other factors.

Risks related to our Plan of Liquidation

On February 10, 2009, the Company announced that its Board of Directors has determined, after extensive and careful consideration of the Company’s strategic alternatives and analysis of the prevailing economic and industry conditions, that it is in the best interests of the Company and its stockholders to liquidate the Company’s assets and to dissolve the Company. The Company’s Board of Directors approved a Plan of Complete Liquidation and Dissolution of the Company (the “Plan of Liquidation”), subject to stockholder approval. The Plan of Liquidation, upon approval of stockholders, provides for an initial cash distribution to shareholders of record currently estimated to be in the amount of $2.00 per share. In addition, based upon the results of the orderly wind down process of the Company’s business and operations, the Plan of Liquidation provides for the opportunity for additional distributions.

We cannot assure our stockholders of the timing or amount of their cash distributions. If the Company’s stockholders believe that we will be unable to complete our Plan of Liquidation in a timely manner or if cash distributions do not meet current estimates, the market price of our common stock may decline. The actual values and costs associated with carrying out the Plan of Liquidation are expected to differ from the amounts publicly announced by the Company because of the inherent uncertainty of the Plan of Liquidation. These differences may be material. In particular, the estimates of our costs will vary with the length of time necessary to complete the Plan of Liquidation. Accordingly, it is not possible to predict with certainty the aggregate amount which will ultimately be distributed to stockholders and no assurance can be given that the distributions will equal or exceed the estimated amounts publicly announced by the Company. A number of other factors including (i) unknown liabilities or claims, (ii) greater or less than expected expenses, and (iii) greater or less than anticipated net proceeds from asset sales could result in the cash distributions to the stockholders being more or less than anticipated or delayed.

As a result of the adoption of a Plan of Liquidation, potential purchasers of our assets may try to take advantage of our liquidation process and offer less-than-optimal prices for our assets. We cannot predict how these factors and changes in the national economy or other factors may affect the prices that we can obtain from sales of our remaining assets or the timing of such sales.

Our Board of Directors may abandon the Plan of Liquidation without further action by our stockholders. Furthermore, our Board of Directors may modify the Plan of Liquidation as necessary, but any material amendment may require further approval of our stockholders. Thus, we may decide to conduct the liquidation differently than as described, to the extent we are permitted to do so by Delaware law.

Historically, extraordinary corporate actions, such as a plan of liquidation, often lead to securities lawsuits being filed against a company. We are currently not aware of any pending securities lawsuits relating to our Plan of Liquidation; however, in the event such litigation should occur, it is likely to be expensive and, even if we ultimately prevail, the process will be time consuming and will divert management’s attention from implementing the Plan of Liquidation and otherwise operating our business. If we do not prevail in any such lawsuit, we may be liable for damages, the validity of our approval of the Plan of Liquidation may be challenged, or we may be unable to complete some transactions that we contemplated as part of the Plan of Liquidation. We cannot predict the outcome or the amount of expenses and damages, but the amounts could have a material adverse effect on our business, net assets in liquidation, cash flows and the timing and amount of cash distributions to our stockholders.

We must increase revenues and return to profitability in order to continue as a going concern.

We have experienced ongoing decreased demand for our services resulting in declining revenues and recurring operating losses. For the years ended December 31, 2008, 2007 and 2006 we had operating losses from continuing operations of $1.9 million, $7.1 million and $10.3 million, respectively. We need to attract business from new clients through sales and marketing efforts and through specialty services that address targeted industry and business concerns in order to continue as a successful service provider.

If we are unable to increase revenues and regain profitability, we may realize a decline in the quality of our services and products and our ability to retain key personnel and our business, financial condition and results of operations will be adversely impacted.

We may not be able to introduce new services and products successfully, and our failure to do so could cause our operational results to suffer.

We have introduced a number of new service and product offerings to address the need for increased revenues. No assurance can be given that these or any future offerings will gain acceptance with our existing clients or prospective clients. For example, we have developed a software application for the visualization of operational metrics data in hospitals. We have not yet secured our first revenue producing client for this product. The absence of successful new offerings or substantial expansion of existing service lines will have an adverse impact on our future revenues. In addition, the introduction of unsuccessful offerings may result in write-offs and other expenses that could adversely affect our operating performance and financial condition.

In recent years, no major technological developments have been introduced that could replace the applications with respect to which we currently provide services. If such developments occur, there can be no assurance that we will have the technological expertise to provide services to address such developments or to replace services that become obsolete.

If we are unable to introduce new services and products successfully, we will realize a relative decline in the quality of our services and products and our business, financial condition and operational results will suffer.

Our investments of certain cash balances in short-term investments are subject to risks, which may cause losses and affect the liquidity of these investments.

Our short-term investments consist of investments that are subject to credit, liquidity, market and interest rate risk. For example, historically, certain investments were made into vehicles that held amounts in certain asset backed securities and structured investment vehicles that are collateralized by sub-prime mortgage securities or related to mortgage securities, among other assets. Information and the markets relating to our short-term investments remain dynamic, and there may be further declines in the value of these investments, the value of the collateral held by these entities, and the liquidity of our investments. To the extent we determine that there is a further decline in fair value, we may recognize additional losses in future periods up to the aggregate amount of these investments.

If we continue to experience operating losses, our cash resources will be depleted and additional sources of cash will be required if we are to continue as a going concern.

Until such time as revenues rise to sufficiently cover operating costs, our operating losses and the associated cash requirements are expected to be funded from our existing on-hand cash resources. As of December 31, 2008, we had $8.6 million in cash, short-term investments and promissory notes. If we are not successful in addressing revenue growth and eliminating negative cash flows, it will be necessary to raise additional capital to offset losses from operations. There can be no assurance that we will be able to obtain any additional financing or that, if we were to be successful in finding financing, it would be on favorable terms. Failure to obtain necessary cash resources will threaten our ability to continue as a going concern.

We must manage costs to match the level of demand for our services, and failure to do so will adversely affect our business.

We regularly evaluate our business needs and the skill sets of our employees in order to balance our resources and costs. Any failure to effectively manage costs and resources will adversely affect our business. While we have taken steps to reduce our costs, we may be required to take further actions to reduce our costs if revenues are insufficient to support our cost structure. However, we may encounter limits to our ability to reduce our costs further. Accordingly, no assurance can be given that we will be able to implement additional cost reductions necessary to match declining demand. In addition, efforts to reduce our cost structure could adversely affect our ability to increase our future revenues. Any decline in demand without a corresponding and timely reduction in staffing and other expenses, or a staffing increase that is not accompanied by a corresponding increase in demand, could have a material adverse effect on our business, operating results and financial condition. Additionally, any future increase in demand without a corresponding increase in staffing may render us unable to maintain or improve our market share or strain or overwhelm existing management resources, operational resources, financial resources and management information systems. There can be no assurance that we will be able to successfully manage future fluctuation in demand.

Our expense levels are based, in part, on expectations of future revenues. Accordingly, an unanticipated decrease in the number or average size of our client projects, an unanticipated delay in the scheduling of our client projects or other decrease in revenues, could materially and adversely affect our operating results and otherwise adversely affect our operations.

An unanticipated termination or decrease in the size or scope of a major project, a client’s decision not to proceed with a project as anticipated or the completion during a quarter of a major client project could diminish employee utilization and have a material adverse effect on our business, financial condition and results of operations. Revenues and earnings may also fluctuate from quarter to quarter because of such factors as:

•	the contractual terms and timing of completion of projects, including achievement of certain business results;

•	any delays incurred in connection with projects;

•	the adequacy of provisions for losses and bad debts;

•	the accuracy of our estimates of resources required to complete ongoing projects;

•	the loss of key highly skilled personnel necessary to complete projects;

•	increases in expenditures to support new product and service offerings, e.g., acquisitions of people and technology; and

•	general economic conditions.

We may not realize expected benefits from any restructuring initiatives.

In recent years, we have restructured our business, made strategic divestitures and reduced our workforce in order to more closely match our expenses with our revenues. We may have to institute additional restructurings in the future to achieve incremental cost savings or to strategically realign our resources and service offerings. We cannot predict whether we will realize synergies and improved operating performance as a result of any such restructuring. We also cannot predict whether any restructuring will adversely affect our ability to retain key employees, which, in turn, could adversely affect our operating results.

Our inability to achieve appropriate utilization rates or charge acceptable rates for our services could adversely affect our operating profit.

Our current operating profit margins are largely a function of the respective rates we are able to recover for our services and the utilization rate, or chargeability, of our professionals. Accordingly, if we are not able to achieve appropriate pricing for our services or an appropriate utilization rate for our professionals, our operating profit margin will suffer in the absence of corresponding cost reductions.

The rates that we are able to recover for our services are affected by a number of factors, including:

•	the demand for our services compared to the supply of consultants available to deliver the services;

•	our clients’ perceptions of our ability to add value through our services;

•	the sensitivity of our clients to changes in prices for our services;

•	our reputation for delivering quality work in a timely manner;

•	the introduction of new in-demand services or products by us or our competitors;

•	our competitors’ pricing policies; and

•	the use of globally sourced, lower-cost service delivery capabilities by our competitors and our clients.

We face continuous pressure from several directions on the rates charged to clients. Many of our competitors, including larger consulting firms with greater financial and personnel resources, smaller, private consulting firms with lower cost structures and large consulting firms in offshore locations such as India and

China that have access to pools of technical consultants at lower costs than consultants based in the United States, may be willing to provide the services at a lower cost than us.

Our utilization rates are affected by a number of factors, including:

•	our ability to transition employees from completed projects to new engagements;

•	our ability to enter into long-term contractual relationships with clients;

•	our ability to accurately forecast demand for our services and thereby maintain an appropriate headcount;

•	our ability to increase the ratio of billable employees to non-billable employees; and

•	our ability to manage attrition and subcontractor costs.

We must balance our supply of consultants skilled in a particular service with the demand for that service. If the utilization rate of our consultants is very high it may be difficult to add new clients for these services. Conversely, if the utilization rate is too low the profitability of our business will be adversely impacted.

Any negative changes to our retention of consultants, utilization rates or billable rates could materially adversely affect our business, financial condition and results of operations.

A limited number of our clients comprise a large portion of our revenues and any decrease in revenues from these clients could have an adverse effect on our business, financial condition, operating results and prospects.

We derive a significant portion of our revenue from a limited number of clients. During 2008, our top two clients accounted for 47% of our revenues before reimbursements and our top five clients accounted for 78%. During 2007, our top two clients accounted for 42% of our revenues before reimbursements and our top five clients accounted for 61% of our revenues before reimbursements. During 2006, our top two clients accounted for 18% of our revenues before reimbursements and our top five clients accounted for 39% of our revenues before reimbursements.

The loss of one or more of these clients could materially adversely affect our business, financial condition and results of operations. Although our large clients vary from time to time and long-term revenues do not necessarily rely on any one client, our revenues, results of operations and financial position could be materially adversely affected if we were to lose one or more of our top clients.

It is also necessary to replace completed projects with new projects for the same clients or with projects from new clients. No assurance can be given that we will be able to successfully replace completed projects.

Unanticipated cancellations or suspensions of projects could adversely affect our operating results.

Due to the project-based nature of our work and the fact that some of the projects we undertake are large, there is a risk of a material adverse impact on operating results if there is an unanticipated suspension or cancellation of a large project or a client refuses to pay fees and expenses when due. A project cancellation or suspension or a refusal or failure to pay can be based on any number of causes, many of which are beyond our control. These include financial difficulties of a client; a change in client priorities, client management or client strategies; and a change in client ownership. The suspension or cancellation of a project or a failure or refusal to pay fees and expenses when due, could result in a decrease or adjustment in revenues, the need to reassign staff and damage to our reputation. As many projects are high profile, mission critical projects for major clients, a failure or inability to meet a client’s expectations for the amounts budgeted, timing and deliverables for the projects we undertake could damage our reputation and adversely affect our ability to attract new business or win new project(s) from that same client.

In addition, the contracts with many of our clients are short-term and some of our clients are able to reduce or cancel services without incurring any penalties. Unanticipated project cancellations could result in the loss of substantial anticipated revenues and could require us to maintain or terminate a significant number of underutilized employees, resulting in a higher number of unassigned people or higher severance expenses. Uncertainty in the global economic market may increase the probability that services may be reduced or canceled.

Certain of our engagements are on a fixed price basis, which results in additional operating risks.

We contract services on either a time-and-materials basis or a fixed price basis. Both forms of contracts require us to estimate the number of hours and materials required before entering into the contract. In the case of a time-and-materials contract, failure to achieve the estimated results could subject us to pricing pressures from clients (even though there is no legal obligation to complete the work within the estimates) or could lead to the loss of future work from the client. Failure to complete fixed price contracts within the contractual parameters will expose us to unrecoverable cost overruns. In either case, these failures could have a material adverse effect on our business, operating results and financial condition.

Our failure to perform services properly could result in substantial claims from clients.

Many of our projects involve technology applications or systems that are critical to the operations of a client’s business and handle very large volumes of transactions. Failure to deliver applications or systems to clients with the promised functionality or within the promised time frame, or to satisfy the required service levels for support and maintenance, could result in substantial claims from clients. While we take precautionary actions to create redundancy and back-up systems, any such failures could result in claims by clients for substantial damages. Although we attempt to limit the amount and type of our contractual liability for defects in the applications, systems or services provided, and carry errors and omission insurance coverage, there can be no assurance that these limitations and insurance coverage will be applicable and enforceable in all cases, and the failure of a project could expose us to significant financial exposure. Even if these limitations and insurance coverage are found to be applicable and enforceable, our liability to our clients for these types of claims could be material in amount and could affect our business, financial condition and results of operations.

We are incurring costs as a result of being a public company.

We incur significant legal, accounting, administrative and other costs and expenses as a public company. We are required to comply with the Sarbanes-Oxley Act of 2002, as well as the rules of the SEC and The Nasdaq Global Market®. Compliance with these rules and regulations causes us to incur legal, audit and financial compliance costs, and diverts management attention from operations and strategic opportunities. We will incur additional costs in evaluating and reporting on our internal control over financial reporting and having our independent auditors annually attest to our evaluation as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations there under. The process of assessing and testing our internal controls and attempting to comply with Section 404 is expensive and time consuming, and it requires significant management attention. We cannot be certain that these measures will ensure that we will maintain adequate controls over our financial processes and reporting in the future. We have in the past discovered, and may in the future discover, areas of our internal controls that require improvement. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our independent auditors discover a material weakness, the disclosure of the fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price. In addition, non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension or delisting of our common stock from The Nasdaq Global Market® and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price.

We are required to retain independent directors to serve on our board of directors. If vacancies on our board of directors or our committees occur that need to be filled by independent directors, we may encounter difficulty in attracting qualified persons to serve on our board and committees. If we fail to attract and retain the required number of independent directors we may be subject to SEC enforcement proceedings and delisting of our common stock from the Nasdaq Global Market®. We are also incurring high costs to maintain directors and officers insurance.

Our operating results will likely fluctuate, which may cause volatility in our stock price.

Our operating results have varied significantly from quarter to quarter in the past, and can be expected to continue to fluctuate, due to a variety of factors, many of which are beyond our control. Our stock price may be significantly affected by these factors, which include, but are not limited to:

•	changing conditions in the information technology markets, in our targeted industries, and in the U.S. and global economies in general;

•	the number and timing of new clients and new projects for existing clients;

•	our ability to replace completed projects with new projects in a timely fashion;

•	differences in the number of billing days or holidays between quarters;

•	the number of vacation days and sick days taken by our employees in a particular quarter;

•	the utilization of our employees, and our ability to match available employee resources with client service requirements;

•	introductions or announcements of new product and service offerings;

•	changes in accounting rules, such as expensing employee stock option grants;

•	increased competition from low-priced overseas technology consultants; and the costs related to meeting new regulations.

The failure to meet the expectations of the investment community may cause our stock price to decline, possibly substantially. In addition, from time to time the stock market experiences significant price fluctuations that affect the market prices of equity securities of many companies and are often unrelated to the operating performance of such companies. These broad market fluctuations may materially and adversely affect the price of our stock. A significant stock price decline could result in litigation, which could be costly, lengthy and divert management’s attention and resources from business operations.

Our small amount of outstanding shares may cause our stock market price to fluctuate greatly on low volume of shares.

Our low number of outstanding shares (“float”) could cause wide swings in our market price on very small volume of shares. In addition, we are subject to the listing requirements of The NASDAQ Global Market® and coupled with market conditions, we may or may not be able to meet such requirements and would face the risk of being delisted.

We operate in a highly competitive industry.

The systems consulting and implementation market, which includes a large number of participants, is subject to rapid changes and is highly competitive. We compete with and face potential competition from many companies that have significantly greater financial, technical and marketing resources and greater name recognition than us. Often, these competitors offer a larger and more diversified suite of products and services than we offer. These competitors may win client engagements by significantly discounting their services in exchange for a client’s promise to purchase other goods and services from the competitor, either concurrently or in the future. We also compete with globally sourced, lower-cost service providers, as well as smaller service providers with specific, more narrowly focused service offerings. Our clients primarily consist of companies with between $250 million to $2 billion in annual revenue and there are an increasing number of professional services firms seeking consulting engagements from that client base. We believe that our ability to compete depends in part on a number of factors outside our control, including the ability of our competitors to hire, retain and motivate project managers and staff, the long-term relationships that our major competitors may have with potential clients, the ownership by our competitors of software used by potential clients, the development by others of software that is competitive with our products and services and the price at which others offer comparable services.

In addition, our clients could develop or acquire in-house expertise in services similar to those we provide, which would significantly reduce demand for our services. No assurances can be given that we will be able to maintain our existing client base, maintain or increase the level of revenue generated by our existing clients or be able to attract new clients.

We may engage in strategic acquisitions, investments and dispositions.

We may consider acquiring other businesses. There is no assurance that we will be able to identify suitable acquisitions or investment candidates. Even if we identify suitable candidates, we may not be able to make acquisitions or investments on commercially acceptable terms, if at all.

The success of any acquisition will depend upon, among other things, the ability of management and our employees to integrate the acquired firm’s personnel, operations, products and technologies into our organization effectively, to retain and motivate key personnel of acquired businesses and to retain clients of acquired firms. There can be no assurance that we will be able to identify suitable acquisition opportunities, consummate acquisitions or successfully integrate acquired personnel and operations. In addition, any acquisitions we undertake may involve certain other risks, including consumption of available cash resources, potentially dilutive issuances of equity securities and the diversion of management’s attention from other business concerns. We may also need to make further investments to support the acquired company and may have difficulty identifying and acquiring the appropriate resources. There can be no assurance that any acquisitions we undertake will perform as expected.

We may enter, on our own or through acquisitions, into new lines of business or initiate new product and service offerings. Our success in any such endeavor will depend upon, among other things, the ability of management to identify suitable opportunities, successfully implement sound business strategies and avoid the legal and business risks of any new line of business, product offering or service offering and/or an acquisition related thereto. There can be no assurance that we will be able to do any of the foregoing. In addition, any such undertakings may result in additional costs without an immediate increase in revenues and may divert management’s attention from the operation and growth of our core business.

We may also decide to dispose of or otherwise exit businesses, which may result in the recording of accrued liabilities for special one-time charges, such as workforce reduction costs and closure of excess facilities.

The market for information technology services is rapidly changing.

The systems consulting and implementation market has been characterized by rapid technological advances and developments, including the development of new software products, applications and services. The introduction of new services can make existing services unmarketable. In order to remain competitive, we need to adapt to these rapidly changing technologies, enhance our existing solutions and introduce new solutions to address our clients’ changing demands. Our success will depend in part on our ability to stay abreast of these advances and developments and failure to do so could materially and adversely affect our business.

We utilize a number of different technologies in developing and providing IT and customer relationship solutions for our clients. The technologies we use can change rapidly. While we evaluate technologies on an ongoing basis and endeavor to utilize those that are most effective in developing IT solutions for our clients, there can be no assurance that the technologies we utilize and the expertise we gain in those technologies will continue to be applicable in the future. There can be no assurance that new technologies will be made available to us or that we will be able to economically apply them. The inability to apply existing technologies and expertise to subsequent projects could have a material adverse effect on our business, operating results and financial condition.

We may encounter difficulties in hiring and retaining the personnel required to deliver our services and manage our company.

Our business consists mainly of professional services and is inherently labor intensive. Our success depends in large part upon our ability to attract, retain and motivate highly skilled employees, particularly project managers and other senior personnel. Qualified project managers are often in high demand and are likely to remain a limited resource in the future. Several attributes of our work environment pose challenges to our ability to attract and retain employees, including extensive travel requirements, our intense work environment and culture, our high standards for employee technical skills and job performance, our historical practice of adjusting the number of technical personnel to reflect active project levels and the decline in demand for our services.

We are unable to grant stock options to existing employees due to lack of a shareholder approved plan. These limitations could have an adverse impact on our ability to attract and retain the necessary professional personnel. The approval of our stockholders will be required to establish a new stock option plan. No assurance can be given that such approval would be granted if so requested.

Although we would like to continue to attract sufficient numbers of highly skilled employees and to retain many of our existing project managers and other senior personnel for the foreseeable future, there can be no assurances that we will be able to do so. Failure to attract and retain key personnel could have a material adverse effect on our business, operating results and financial condition and inhibit our ability to regain revenues.

We have employment agreements with our senior management employees that contain non-competition, non-disclosure and non-solicitation covenants. Our employment agreements generally do not have fixed expiration dates and may be terminated by either party. Most senior employees have employment agreements that are generally terminable by either party upon 30 to 90 days’ written notice. The loss of some or all of our management personnel or project managers could have a material adverse impact on our business, including our ability to secure and complete engagements.

We may be subject to litigation from time to time.

From time to time, we have been subject to litigation and we may be subject to litigation in the future. Where we can make a reasonable estimate of the probable liability relating to pending litigation, we record a related liability. As additional information becomes available, we assess the potential liability and revise estimates as appropriate. However, due to the uncertainties relating to litigation, the amount of our estimates could be over or understated. Furthermore, in many cases, where we make an estimate the amount of our estimate could be wrong. In addition to the potential cost and use of cash, pending or future litigation could divert management’s attention and resources causing a material adverse impact on our results of operations and financial condition.

Rates for directors and officers insurance and errors and omissions insurance have fluctuated significantly in the past several years. Although these insurance rates have begun to stabilize, we may be subject to future significant rate increases for both types of insurance and, depending on insurance market conditions, may even have difficulty in obtaining such insurance.

Following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company and its officers and directors. Any such litigation against us could result in substantial costs and a diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, operating results and cash flows.

We are subject to numerous and changing economic and industry conditions.

Our revenues and results of operations are subject to fluctuations based on the economic conditions in which we operate. During periods of economic uncertainty or downturn, businesses typically reduce or eliminate their spending on discretionary items such as the services we provide. Under these conditions, our business, operating results and financial condition could be materially adversely affected.

Certain of our clients and potential clients are in industries that experience cyclical variations in profitability, which may in turn affect their willingness or ability to fund systems projects such as those for which we may be engaged. During the downturn of such cycles, many of these customers may reduce or eliminate their spending on our services.

We are dependent on the products and services of third parties.

Third party products and services are integral to the success of many of our projects. To the extent that third parties do not deliver effective products and services on a timely basis, our project results could be negatively impacted.

We have limited intellectual property rights and they may not be adequate to protect our business.

Our success depends in large part upon our specialized expertise and methodologies. It is not materially dependent, as of today, upon proprietary technology that we own. To protect our proprietary information, we rely on a combination of trade secret and common law employee non-disclosure policies and third-party confidentiality agreements. However, there can be no assurance that any of these steps will be adequate to deter misappropriation of our specialized expertise and methodologies.

Some of our clients have required that we grant to them all proprietary and intellectual property rights with respect to the work product resulting from our services, including the intellectual property rights to any custom software that we have developed for them. Each such grant limits our ability to reuse work product components and work product solutions with other clients.

We sometimes develop certain foundation and application software tools, methodologies and products that we own and license to our clients. We regard these software tools, methodologies and products as proprietary and we intend to protect our rights, where appropriate, with registered copyrights, patents, registered trademarks, trade secret laws and contractual restrictions on disclosure and transferring title. However, there can be no assurance that any of these steps will be adequate to deter misappropriation of our proprietary rights or independent third party development of functionally equivalent products.

Although we believe that our services and products, and the services and products of our third-party providers, do not infringe on the intellectual property rights of others, there can be no assurance that others will not assert infringement claims against us in the future. Any such claim asserted against us may harm our reputation, cost us money, prevent us from offering some products, services or solutions and divert management’s attention from the operation and growth of our business.

Our ability to use our net operating losses could be limited.

As of December 31, 2008, we had approximately $84,000 of tax net operating loss carry-forwards. Realization of any benefit from our tax net operating losses is dependent on our ability to generate future taxable income and the absence of certain “ownership changes” of our common stock. An “ownership change,” as defined in the applicable federal income tax rules, would place significant limitations, on an annual basis, on the use of such net operating losses to offset any future taxable income we may generate. Such limitations, in conjunction with the net operating loss expiration provisions, could effectively eliminate our ability to use a substantial portion of our net operating losses to offset any future taxable income. Furthermore, due to several ownership changes over the years — as defined by federal income tax rules — it is possible that our ability to use our net operating losses would be limited.

Provisions of the Company’s charter and by-laws may discourage certain extraordinary transactions.

Provisions of our Company’s charter and by-laws may provide the Company with the ability to delay or prevent a merger or acquisition. For example, our Board of Directors have the authority, without further action by our stockholders, to fix the rights and preferences and issue shares of preferred stock.

ITEM 1B.	UNRESOLVED STAFF COMMENTS.

Not applicable.

ITEM 2.	PROPERTIES.

TSC’s executive office is located at 55 East Monroe Street, Suite 2600, Chicago, Illinois 60603. TSC’s lease on this premise expires February 28, 2010. TSC believes that its current facility is adequate for its current business needs and that it will be able to obtain suitable space as needed.

ITEM 3.	LEGAL PROCEEDINGS.

TSC is not presently party to any lawsuit. TSC may become a party to lawsuits arising in the normal course of its business. In the opinion of management, based upon presently available information relating to all such matters, the ultimate costs resulting from these matters will likely not have a material adverse effect on TSC’s consolidated financial position, results of operations or cash flows.

A lawsuit pending in the U.S. District Court for the Northern District of Illinois against Exogen Solutions LLC, a subsidiary of the Company, was dismissed with prejudice on October 23, 2008, pursuant to a settlement agreement by the parties. The lawsuit, brought by Smith & Nephew, Inc., alleged trademark infringement, unfair competition, dilution and similar claims under the U.S. Trademark Act of 1945, the Uniform Deceptive Trade Practices Act, the Consumer Fraud and Deceptive Business Practices Act and the Trademark Registration and Protection Act. The lawsuit alleged a likelihood of confusion with Smith & Nephew’s federal trademark registrations for marks consisting of or including the designation “EXOGEN” for a line of medical devices for accelerating muscular and skeletal tissue healing. In accordance with the settlement agreement, the Company has agreed to permanently cease all uses of the domain name, www.exogeninc.com, and of the “EXOGEN SOLUTIONS” designation no later than December 18, 2009.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

None.

Technology Solutions Company

PART II.

ITEM 5.	MARKET FOR THE REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES.

TSC’s Common Stock is traded on The Nasdaq Global Market® under the symbol “TSCC.” As of March 5, 2009, there were 318 holders of record of TSC’s Common Stock. That number does not include beneficial owners of Common Stock whose shares are held in the name of banks, brokers, nominees or other fiduciaries.

The following table sets forth the range of high and low trade prices on The Nasdaq Global Market® for TSC’s Common Stock for each calendar quarter in the years ended December 31, 2008 and 2007.

Quarter Ended	High	Low

March 31, 2007	$8.50	$6.90
June 30, 2007	$8.90	$6.50
September 30, 2007	$7.50	$4.36
December 31, 2007	$5.17	$2.56
March 31, 2008	$3.41	$2.34
June 30, 2008	$5.50	$2.96
September 30, 2008	$5.00	$3.52
December 31, 2008	$4.00	$0.78

On March 5, 2009, the last reported sale price on The Nasdaq Global Market® for TSC’s Common Stock was $2.10.

TSC has never paid cash dividends on its Common Stock in its history. However, on February 10, 2009, the Company announced the Board approved a Plan of Complete Liquidation and Dissolution of the Company (the “Plan of Liquidation”), subject to shareholder approval. The Plan of Liquidation, upon approval of stockholders, provides for an initial cash distribution to shareholders of record currently estimated to be in the amount of $2.00 per share. In addition, based upon the results of the orderly wind down process of the Company’s business and operations, the Plan of Liquidation provides for the opportunity for additional distributions.

The following graph compares TSC’s cumulative total stockholder return with the Nasdaq Composite Index and Russell 2000 Index for the period December 31, 2003 through December 31, 2008, representing TSC’s last five full years. The comparison is based on the assumption that $100 was invested on December 31, 2003 in each of TSC’s Common Stock, the Nasdaq Composite Index and the Russell 2000 Index.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Technology Solutions Company, The NASDAQ Composite Index
And The Russel 2000 Index

* $100 invested on 12/31/03 in stock or index, including reinvestment of dividends.
  Fiscal year ending December 31.

ITEM 6.	SELECTED FINANCIAL DATA.

The following table summarizes certain selected financial data that is derived from TSC’s audited financial statements. The selected financial data should be read in conjunction with TSC’s audited statements of operations for the years ended December 31, 2008, 2007, and 2006 and the audited balance sheets as of December 31, 2008 and 2007, including, in each case, the notes thereto, as well as, Management’s Discussion and Analysis of Financial Condition and Results of Operations, all of which are included elsewhere in this filing. All amounts are in thousands, except per share data.

	For the Years Ended December 31,
	2008	2007	2006	2005	2004

Consolidated Statement of Operations Data:
Revenues	$6,303	$10,336	$12,063	$28,978	$20,544
Goodwill and intangible asset impairments	—	—	125	—	—
Restructuring and other charges (credits)	—	—	—	2,719	(579)
Gain on litigation settlement	—	—	—	(2,722)	—
Operating loss	(2,215)	(7,600)	(11,108)	(20,168)	(10,715)
Net loss	$(406)	$(8,295)	$(8,834)	$(17,405)	$(8,547)

Basic and diluted net loss per common share	$(0.16)	$(3.26)	$(3.57)	$(7.41)	$(4.18)

	At December 31,
	2008	2007	2006	2005	2004

Consolidated Balance Sheet Data:
Cash, short-term investments and promissory notes	$8,638	$10,968	$13,510	$20,135	$30,032
Total assets	$10,609	$15,434	$26,042	$32,799	$53,084
Stockholders’ Equity(1)	$9,343	$10,172	$18,080	$24,648	$41,794

(1)	We have never declared or paid cash dividends.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

OVERVIEW

Technology Solutions Company (“TSC”) is a professional services firm that has provided a broad set of specialized solutions for targeted industries, including healthcare, manufacturing, and financial services over the years. Today, the company is focused on providing software and services the healthcare industry.

We have incurred operating losses since 2003, when we began to refocus and rebuild our business. Beginning in mid-2003 and continuing through most of 2005, we invested in a range of specialty services and increased our vertical industry and competency groups. With a change in our leadership in December 2005 (resulting from the resignation of our Chief Executive and our Lead Director becoming our Chairman and Acting Chief Executive Officer), we streamlined our service offerings to focus on enterprise applications, customer relationship management and digital healthcare services. In addition, our process adoption and training service, which underlies these areas, facilitates change management and knowledge transfer throughout our service offerings. We further complemented these service offerings through the acquisition of the consulting assets of Charter Consulting, Inc. (“Charter”) on March 15, 2006.

During the first half of 2006, we provided enterprise application services related to SAP® and PeopleSoft. The decision by Oracle Corporation to support older releases of PeopleSoft software indefinitely (reversing their previously announced policies), removed much of the incentive for companies to upgrade to newer software. As a result, we no longer saw a compelling market for our PeopleSoft services and exited this offering during the third quarter of 2006, concentrating our enterprise application services on SAP®.

In November 2006, David B. Benjamin resigned as our President. In December 2006, Milton G. Silva-Craig was appointed President and Chief Executive Officer and a Director of TSC. Mr. Carl F. Dill, Jr., who was serving as our Chairman and Acting CEO, continues to serve as Chairman of the Board.

In April, 2008, we divested our SAP Practice in order to focus on the healthcare industry. In December, 2008, we divested our CVC Practice (which included the assets of Charter acquired in 2006) in furtherance of our healthcare focus.

In February, 2009, after extensive and careful consideration of potential strategic alternatives, analysis of the prevailing economic and industry conditions, and after consultation with financial and legal counsel, the Board of Directors determined that in its best business judgment it was in the best interests of the Company and its shareholders to liquidate, and approved a Plan of Complete Liquidation and Dissolution (the “Plan of Liquidation”) of the Company. The Plan of Liquidation contemplates an orderly wind down of the Company’s business and operations. If the Company’s stockholders approve the Plan of Liquidation, the Company intends to file a certificate of dissolution, sell or otherwise dispose of its non-cash assets, satisfy or resolve its remaining liabilities and obligations, including but not limited to contingent liabilities and claims, ongoing client agreements, lease obligations, severance for terminated employees, and costs associated with the liquidation and dissolution, and make one or more distributions to its stockholders of cash available for distribution, subject to applicable legal requirements. The Plan of Liquidation, upon approval of stockholders, provides for an initial cash distribution currently estimated to be in the amount of $2.00 per share.

If prior to its dissolution, the Company receives an offer for a corporate transaction that will, in the view of the Board of Directors, provide superior value to stockholders than the value of the estimated net distributions under the Plan of Liquidation, taking into account all factors that could affect valuation, including timing and certainty of closing, investment market risks, survival of representations and warranties, indemnification obligations and other facts, the Plan of Liquidation and the related dissolution of the Company could be abandoned by the Board of Directors in favor of such a transaction.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” we periodically review our recorded goodwill and intangible assets for potential impairment. We perform this review annually or if an event occurs that we believe may reduce the fair value of an acquisition below its carrying value. In both the first quarters of 2008 and 2007, the Company recorded impairment charges of $0.1 million, respectively, related to the intangible assets purchased in the acquisition of the consulting assets of Charter. The impairment for 2008 arose as a result of the valuation of the assets acquired from Charter. The impairment for 2007 arose as a result of the termination of certain Charter employees in the first quarter of 2007. In addition, in the fourth quarter of 2006, TSC recorded an impairment charge of $2.9 million, representing the remaining carrying value of goodwill on TSC’s books as of that date. The goodwill had been recorded as part of the Charter acquisition but, due to full integration of Charter into the business of TSC, the goodwill was evaluated at the enterprise level. The analysis for potential impairment included a review of current and expected future operating results. A valuation was performed which included tests of (1) discounted cash flows, (2) market comparables and (3) market capitalization. Based on the impairment analysis, we recorded an impairment charge for the full amount of goodwill carrying value as of December 31, 2006. In addition, we reviewed our intangible assets for potential impairment and recorded an impairment charge of $0.3 million as a result of the termination of certain Charter employees and a decision to not pursue the Proceed business. In 2005, TSC recorded a total of $8.0 million in goodwill and intangible asset impairment charges.

The results of our operations are affected by general economic conditions as well as the level of economic activity and changes in the industries that we serve. Our business is also driven by the pace of business and technological change, our ability to differentiate ourselves from our competitors through specialty services that address targeted industry and business concerns, and the type and level of spending by our clients in the areas in which we provide services. Many factors can result in a deferral, reduction or cancellation of services requested by our prospective or current clients, including budget constraints, economic conditions and perceived project progress, success or value.

Project personnel costs constitute the majority of our operating costs. Since project personnel costs are primarily driven by the cost of billable personnel, mainly compensation and benefits, maintaining these costs at a reasonable and predictable percentage of revenue is critical to our financial performance. Project personnel costs as a percentage of revenues are driven by utilization and average hourly billing rates. Utilization represents the percentage of time our billable professionals spend on billable work. It is our strategy to try to match our project personnel supply with demand. At times, this requires us to reduce headcount and reassign employees to other active projects when they are no longer needed on a particular project. However, because of the mix of skills needed and project durations, implementation of this strategy may be delayed at times. Accordingly, any decline in revenues without a corresponding and timely reduction in staffing, or a staffing increase that is not accompanied by a corresponding increase in revenues, would have an adverse effect on our business, operating results and financial condition, which could be material.

REVENUES

For presentation purposes, we show two components of revenues: 1) revenues before reimbursements, which consist of revenue for performing consulting services; and 2) reimbursements, consisting of reimbursements we receive from clients for out-of-pocket expenses incurred. We believe revenues before reimbursements is a more meaningful representation of our economic activity since it excludes pass-through, zero-margin expense reimbursements.

COSTS AND EXPENSES

Project Personnel

Project personnel costs consist primarily of professional salaries, fringe benefits and incentive compensation.

Other Project Expenses

Other project expenses consist of the cost for subcontractors hired for use on our client projects and billed to our clients; employee termination costs; and non-reimbursable expenses incurred for client projects and business development. Non-reimbursable expenses include recruiting fees, certain selling and project-related expenses and personnel training.

Reimbursable Expenses

Reimbursable expenses represent project-related and other out-of-pocket expenses that are reimbursable by the client. An equivalent amount is included in revenues under the caption “Reimbursements.”

Bad Debt Expense

We maintain an allowance for doubtful receivables resulting from the failure of our customers to make required payments.

Management and Administrative Support

Management and administrative support costs consist of costs for certain Senior Vice Presidents (“SVP’s”) and infrastructure costs. Costs for these SVP’s include compensation, travel, marketing costs and recruiting costs. SVP’s are a key component in our client relationship model and can also serve as billable consulting resources. When they are billable, their costs are included in Project Personnel costs. SVP’s are responsible for managing delivery excellence, client relationship and satisfaction, revenues, project margins and human capital, including recruiting and career development. Infrastructure costs include costs related to our senior corporate management and board of directors; accounting, finance and financial reporting; tax; legal; treasury; human resources, recruiting and employee benefits; marketing; public and investor relations; internal communications; internal technology applications; staffing of our project personnel; management of new business opportunities; planning; quality assurance; and risk management.

Intangible asset amortization

Our acquired intangible assets with definite lives, which consist of amounts related to customer relationships, backlog, agreements not to compete and other business agreements, are amortized over their estimated useful lives. In addition, we periodically evaluate these intangible assets to determine whether adjustment to these amounts or estimated useful lives are required based on current events and circumstances.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on historical experience and other assumptions, which it believes are reasonable. Management also periodically reviews and updates the estimates, as necessary, to reflect current conditions. If actual amounts or updated estimates are ultimately different from original estimates, the revisions are included in TSC’s results of operations for the period in which the actual amounts or updates become known.

Accounting policies are considered critical when they require management to make assumptions about matters that are highly uncertain at the time the estimate is made and when different estimates than management reasonably could have used have a material impact on the presentation of TSC’s financial condition, changes in financial condition or results of operations.

Revenue Recognition

We derive our revenues from a full range of IT and business consulting services. Our services are contracted on either a time and materials basis or a fixed price basis. For our time and materials contracts, we recognize revenues as work is performed, primarily based on hourly billing rates. For our fixed price contracts, we recognize revenues based on services performed with performance generally assessed on the ratio of hours incurred to date compared to the total estimated hours over the entire contract. Revenues are subject to revision as the contract progresses to completion. Any revisions in the estimate are charged or credited to operations in the period in which the facts that give rise to the revision become known. Contracts are performed in phases. Losses on contracts, if any, are reserved in full when determined. Contract losses are determined by the amount by which the estimated cost of the contract exceeds the estimated total revenues that will be generated by the contract. Extended support revenues are recognized as services are rendered.

Accounting for Income Taxes

On January 1, 2007, we adopted the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement 109, “Accounting for Income Taxes” (“SFAS 109”). FIN 48 prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As discussed below, we have a full valuation allowance against our entire net deferred tax asset and we continue to provide a full valuation allowance for all tax benefits generated. The implementation of FIN 48 did not result in a change to these net deferred tax assets or the corresponding valuation allowance.

We use an asset and liability approach to financial accounting and reporting for income taxes. Deferred income taxes are provided using currently enacted tax rates when tax laws and financial accounting standards differ with respect to (i) the amount of annual income and (ii) the basis of assets and liabilities. Significant management judgment is required in determining our provision for income taxes, deferred tax assets and liabilities and valuation allowance recorded against our net deferred tax assets. We have generated certain deferred tax assets as a result of operating losses and temporary differences between book and tax accounting, as well as tax benefits resulting from the exercise of employee stock options that were recorded as additional paid-in capital in the period of exercise. Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. During 2003, we recorded a full valuation allowance against our deferred tax assets. If the realization of our deferred tax assets in future periods is considered more likely than not, an adjustment to our deferred tax asset would increase net income in the period such determination is made. The amount of deferred tax assets considered realizable is based on significant estimates. Changes in these estimates could materially affect our financial condition and results of operations in future periods.

Goodwill and Long-Lived Assets

TSC accounts for goodwill and long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) and SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Under SFAS 142, goodwill and intangibles that are deemed to have indefinite lives are not amortized but, instead, are reviewed at least annually for impairment. Intangible assets are amortized over their estimated useful lives.

SFAS 142 requires that goodwill be evaluated for impairment annually or if an event occurs or circumstances change that may reduce the fair value of the acquisition below its book value. The impairment test is conducted utilizing a “fair value” methodology. TSC evaluates the fair value of its acquisitions utilizing various valuation techniques including discounted cash flow analysis. This implied fair value is compared to the carrying amount of the goodwill for the individual acquisition. If the fair value is less, TSC recognizes an impairment loss. In addition, TSC evaluates its intangible and tangible assets with definite lives to determine whether adjustment to these amounts or estimated useful lives are required based on current events and circumstances.

Stock-Based Compensation

On January 1, 2006, we adopted the provisions of SFAS No. 123R, “Share-Based Payment” (“SFAS 123R”) resulting in a change in our method of recognizing stock-based compensation expense. Specifically, we now record compensation expense for employee stock options. Prior to January 1, 2006, TSC had followed the stock compensation rules under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”).

SFAS 123R requires companies to measure and recognize compensation expense for all employee share-based payments at fair value over the service period underlying the arrangement. Accordingly, we determine the grant-date fair value of our stock-based awards, including stock options and restricted stock units, and record an expense in our statement of operations for the amortization of the fair value of the awards. The fair value of the awards is amortized ratably over the vesting periods of the individual awards. For restricted stock units, certain portions of the awards require the achievement of certain performance measures for these awards to vest. If these performance measures are not achieved, the awards are forfeited. Prior to 2006, we had not granted any restricted stock unit awards. We adopted the provisions of SFAS 123R using the “modified prospective” method, whereby fair values of all previously-granted, unvested employee stock-based awards as of January 1, 2006 as well as all awards made on or after January 1, 2006 are considered in determining stock-based compensation expense for the year ended December 31, 2006. We have not restated our operating results for the year ended December 31, 2005, to reflect charges for the fair value of stock-based arrangements.

For the year ended December 31, 2008 and 2007, we recorded $0.3 million and $0.5 million, respectively, of compensation expense related to stock options and restricted stock units. Had we expensed employee stock options for the years ended December 31, 2005 and 2004, we estimate that stock-based compensation expense would have increased by $1.8 million in each year. As of December 31, 2008, there was approximately

$0.4 million in unrecognized compensation expense related to non-vested stock-based compensation arrangements. This expense is expected to be recognized over a weighted-average period of 1.2 years.

Restructuring and Other Charges

When industry and market conditions dictate, we realign our business and record accruals for restructuring and other charges as necessary. These charges mainly relate to severance costs, office reductions and closures, asset write-offs and other costs. The office space reductions, office closures and associated contractual lease obligations are based in part on assumptions and estimates of the timing and amount of sublease rentals. To the extent estimates of the success of our sublease efforts change in the future, adjustments increasing or decreasing the related accruals will be recognized. The severance costs represent amounts for identified employees and the asset write-offs are determined when the charge is made. The severance costs and asset write-offs are not subject to significant revisions.

2008 COMPARED WITH 2007

Revenues

Consolidated revenues from continuing operations were $6.3 million for the year ended December 31, 2008, a decrease of $4.0 million, or 39% from the $10.3 million from the same period in 2007. Revenues before reimbursements declined $3.7 million, or 39.6%, from $9.3 million in 2007 to $5.6 million in 2008. A major factor in the decline was the completion of several large projects during 2007 that were not replaced at the same levels during 2008. As our larger projects are completed or reduced, it is necessary to replace these projects with new projects for the same client or projects with new clients. The replacement of these projects may not coincide directly with the completion or reduction of these projects. In addition, the size of the new projects may be smaller than the projects that have been replaced. Accordingly, our revenues may be subject to fluctuation and this could have a material adverse effect on our results of operations.

In 2008, four clients accounted for more than 10 percent each of revenues before reimbursements (Independent Health — 30 percent, McKesson — 17 percent, OSF Cardiology — 12 and Tenet Health System Medical, Inc. — 12 percent). During 2007, two clients accounted for more than 10 percent of revenues before reimbursements (Tenet — 30 percent and AEGON — 12 percent). The cancellation or significant reduction in the use of services by this or other major customers could have a material adverse effect on our results of operations. In terms of client concentration, during 2008, our top two and top five clients accounted for 47 percent and 78 percent of revenues before reimbursements, respectively. In terms of client concentration, during 2007, our top two and top five clients accounted for 42 percent and 61 percent of revenues before reimbursements, respectively. As our client concentration increases, changes in spending by our top clients as well as our ability to replace these clients or projects when completed may result in fluctuations in revenue and profitability.

Costs and Expenses

Project personnel costs were $3.9 million for the year ended December 31, 2008, a decrease of $2.7 million, or 41 percent, from the $6.6 million from the year ended December 31, 2007. The decrease was due to our efforts to align our headcount with our lower levels of revenues. Project personnel costs as a percentage of revenues before reimbursements remained flat at 70 percent for both 2008 and 2007.

Other project expenses were $1.1 million for 2008, a decline of $0.4 million, or 26 percent, from the $1.5 million realized in 2007, due in part to the decline in revenues realized during 2008 as compared to 2007.

Management and administrative support costs of $2.8 million for 2008, represents a decline of $6.1 million, or 68 percent, from the $8.9 million from 2007, due in part to declines in headcount for cuts made 2007 as well as the capitalization of developments costs for Blue Ocean beginning in the second quarter of 2008. Management and administrative support costs as a percentage of revenues were 45 percent in 2008 compared to 86 percent from 2007, due mainly to the headcount cuts made in 2007.

Operating Loss

Operating loss was $2.2 million for 2008 compared to $7.6 million for 2007, a decline of $5.4 million or 71 percent. The reduction in the operating loss was due primarily to the large decrease in management and administrative support costs, as discussed above.

Other Income

Other income for 2008 of $0.3 million, declined by $0.2 million, or 40 percent from the $0.5 million realized in 2007, due to lower balances available for investment in interest and dividend income producing accounts, as well as the general decline in the overall investment market which reduced the interest rates on our investments.

Income Tax Provision

We did not recognize an income tax benefit for 2008 or 2007 since we have a full valuation allowance against our deferred taxes and we continue to provide a full valuation allowance for all tax benefits generated.

Discontinued Operations

Discontinued operations results of a gain of $1.5 million increased by $2.7 million over the loss of $1.2 million realized in 2007, due to the recognition of the sales of the SAP Practice and CVC Practice in 2008.

Net Loss

Net loss of $0.4 million, declined by $7.9 million or 95%, from the $8.3 million loss realized in 2007, due in part to the sale of the SAP and CVC Practices as well as improved cost management over the prior period.

Shares Outstanding

Weighted average number of common shares outstanding and weighted average number of common and common equivalent shares outstanding increased to 2,565,866 for 2008 from 2,540,595 for 2007 due to shares issued in 2008 for the vesting of Restricted Stock Units previously issued to employees in 2006.

2007 COMPARED WITH 2006

Revenues

Consolidated revenues were $10.3 million for the year ended December 31, 2007, a decrease of $1.8 million, or 14% from the $12.1 million from the same period in 2006. Revenues before reimbursements declined $1.3 million, or 13%, from $10.6 million in 2006 to $9.3 million in 2007. One factor in the decline was the termination of the Peoplesoft practice in the third quarter of 2006, as well as the completion of several large projects during 2006 that were not replaced at the same levels during 2007. As our larger projects are completed or reduced, it is necessary to replace these projects with new projects for the same client or projects with new clients. The replacement of these projects may not coincide directly with the completion or reduction of these projects. In addition, the size of the new projects may be smaller than the projects that have been replaced. Accordingly, our revenues may be subject to fluctuation and this could have a material adverse effect on our results of operations.

In 2007, two clients accounted for more than 10 percent each of revenues before reimbursements (Tenet Health System Medical, Inc. — 31 percent and AEGON — 12 percent). During 2006, one client accounted for more than 10 percent each of revenues before reimbursements (OSF Healthcare System — 10 percent). In terms of client concentration, during 2007, our top two and top five clients accounted for 42 percent and 61 percent of revenues before reimbursements, respectively. In terms of client concentration, during 2006, our top two and top five clients accounted for 18 percent and 39 percent of revenues before reimbursements, respectively. As our client concentration increases, changes in spending by our top clients as well as our ability to replace these clients or projects when completed may result in fluctuations in revenue and profitability.

Costs and Expenses

Project personnel costs were $6.6 million for the year ended December 31, 2007, a decrease of $6.6 million, or 50 percent, from the $13.2 million from the year ended December 31, 2006. The decrease was due to both a decline in professional headcount as a result of our exiting from our PeopleSoft service line in 2006 as well as from our efforts to align our headcount with our lower levels of revenues. Project personnel costs as a percentage of revenues before reimbursements decreased to 71 percent from 124 percent for the year ended December 31, 2007.

Other project expenses were $1.5 million for 2007, a decline of $1.0 million, or 40 percent, from the $2.5 million realized in 2006, due in part to the decline in the costs incurred for subcontractors for certain specialized skills.

Management and administrative support costs of $8.9 million for 2007, increased $3.8 million, or 75 percent, from the $5.1 million from 2006, as due mainly to increases in severance costs, increases in costs incurred for product development and the costs associated with the installation of new infrastructure software systems. Management and administrative support costs as a percentage of revenues were 86 percent in 2007 compared to 43 percent from 2006, due mainly due to the increase in costs for severance costs due to the termination of several senior level management resources during 2007.

Intangible asset amortization for 2007 declined to zero from the $0.8 million recorded in 2006, due to certain intangible assets being fully amortized. Goodwill and intangible asset impairment was $0.1 million in 2006 due to a decision to not pursue the Proceed business.

Operating Loss

Operating loss was $7.6 million for 2007 compared to $11.1 million for 2006, an improvement of $3.5 million or 32 percent.

Other Income

Other income for 2007 of $0.5 million, declined by $0.3 million, or 38 percent from the $0.8 million realized in 2006, due to our declining cash, cash equivalent and short-term investments balances, which resulted in lower balances available for investment in interest and dividend income producing accounts.

Income Tax Provision

We did not recognize an income tax benefit for 2007 or 2006 since we have a full valuation allowance against our deferred taxes and we continue to provide a full valuation allowance for all tax benefits generated.

Shares Outstanding

Weighted average number of common shares outstanding and weighted average number of common and common equivalent shares outstanding increased to 2,540,595 for 2007 from 2,477,170 for 2006 due mostly to the 51,872 shares issued in 2007 for the vesting of Restricted Stock Units issued to employees in 2006.

LIQUIDITY AND CAPITAL RESOURCES

Net cash used in operating activities of $5.1 million for 2008 resulted primarily from the $1.9 million operating loss realized in 2008 as well as uses in cash for the payment of accrued compensation liabilities, investments in software development and reductions in other accrued liabilities. Net cash used in operating activities of $2.1 million for 2007, resulted primarily from the operating loss of $8.3 million, offset by

$4.1 million of outstanding account receivables collections and the collection for $3.4 million of an outstanding loan receivable.

Days sales outstanding decreased by 7 days to 47 days at December 31, 2008 as compared to 54 days at December 31, 2007. The decrease in days sales outstanding was due primarily to the better collection of outstanding amounts due from our clients.

Estimated future cash commitments include the executive office facility, property and office equipment under operating leases and other costs that expire at various dates; committed computer system costs; and an annual commitment for telecommunications. TSC has no guarantees of third party debt or any other off-balance sheet commitments as of December 31, 2008. A summary of our contractual obligations at December 31, 2008 is as follows:

	Payments Due By Period
	2009	2010	2011	Total
	(In thousands)

Operating leases (net of restructuring and other charges)	$280	$107	$26	$413
Purchase obligations (net of restructuring and other charges)	53	—	—	53

Total	$333	$107	$26	$466

Net cash provided by investing activities of $5.9 million for 2008 was due mainly to the cash received upon the sale of the Company’s SAP and CVC Practices. Net cash used in investing activities in 2007 were due primarily to transfers of cash into the short-term investment accounts.

Cash flow used in financing activities in both 2008 and 2007, represented payment of employee payroll taxes in lieu of shares for vested restricted shares units issued during the year.

Cash and cash equivalents, short-term investments and notes receivable balance at December 31, 2008 were $8.6 million. Our investment policy is to maintain most of our free cash into highly liquid, large money market-type funds. This policy exposes us to short-term interest rate fluctuations.

Corrections for certain amounts that were classified as cash equivalents in 2007 and 2006 have been reflected in the financial statements. The prior year financial statements included an investment in an AAA rated mutual fund, with underlying investments in securities with an average maturity of approximately 3 years and an average duration of approximately 1.8 years as a cash equivalent. Pursuant to our accounting and reporting policies for cash and cash equivalents, these investments should have been classified as short term investments in our consolidated balance sheet. Accordingly, we have revised our current and previous disclosures to reclassify the investment from cash equivalents to short-term, held-for-sale, investments.

Until such time as we are able to generate positive cash flow (i.e. our revenues increase sufficiently to cover operating costs), a primary source of liquidity is our existing cash, cash equivalents and short-term investments balance. In addition in the first quarter of 2007, we collected a loan receivable of $3.4 million that was used to meet our operating obligations. If we are not successful in increasing revenues and eliminating negative operating cash flows, it could become necessary to raise additional capital to offset losses from operations. There can be no assurance that we will be able to obtain any financing or that, if we were to be successful in finding financing, it would be on favorable terms.

Operating results and liquidity, including our ability to raise additional capital, if necessary, may be materially and adversely affected by continued low demand for TSC’s services. In addition, a number of other factors are set forth above under Item 1A. — Risk Factors.

IMPACT OF INFLATION AND BACKLOG

Inflation should not have a significant impact on our operating results to the extent we are able to raise our hourly billing rates commensurate with our staff compensation rates. However, if we are unable to raise our hourly billing rates, it could have a material adverse effect on our business, operating results and financial condition. Because the majority of our contracts may be terminated on relatively short notice, we do not consider backlog to be meaningful.

NEW ACCOUNTING STANDARDS

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles (“GAAP”), and expands disclosure about fair value measurements. SFAS 157 does not require any new fair value measurements, but provides a single definition of fair value, together with a framework for measuring fair value. Accordingly, for some entities, the application of SFAS 157 may change current practice. SFAS 157 for financial assets and financial liabilities was effective for the Company beginning January 1, 2008. On January 1, 2009, the beginning of the next fiscal year, the standard will also apply to non-financial assets and non-financial liabilities of the Company. The adoption of SFAS 157 for financial assets and financial liabilities did not have a material impact on the Company’s consolidated financial statements. FASB Staff Position SFAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”) delays the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Management is evaluating the impact that SFAS 157 will have on its non-financial assets and non-financial liabilities. The Company believes that the impact of these items upon adoption will not be material to its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (FAS 159). FAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. FAS 159 is effective for fiscal years beginning after November 15, 2007. Management is currently assessing the impact of FAS 159 on its consolidated financial position and results of operations. The adoption of SFAS 159 did not have a significant impact on the consolidated financial statements.

In December 2007, the SEC issued Staff Accounting Bulletin (SAB) No. 110 Share-Based Payment (SAB 110). SAB 110 establishes the continued use of the simplified method for estimating the expected term of equity based compensation. The simplified method was intended to be eliminated for any equity based compensation arrangements granted after December 31, 2007. SAB 110 is being published to help companies that may not have adequate exercise history to estimate expected terms for future grants. Management believes the adoption of this pronouncement will not have a material impact on TSC’s consolidated financial statements.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

TSC is exposed to interest rate fluctuations. Changes in interest rates and the credit markets affect interest income earned from our short-term investments. The average interest rates on our short-term investments were approximately 4.3 percent and 6 percent in 2008 and 2007, respectively. Based on the amount invested as of December 31, 2008 and 2007, a hypothetical 1.00 percent increase in interest rates would have resulted in approximately $0.1 million in additional net investment income during each of 2008 and 2007.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The financial statements and supplementary data required with respect to this Item 8 are listed in Item 15(a)(1) in this filing.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

ITEM 9A.	CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

The Company has established disclosure controls and procedures (as defined in Rules 13 a — 15(e) and 15 d- 15(e) under the Exchange Act), to ensure that information required to be disclosed in the reports that the Company files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company’s disclosure controls and procedures have also been designed to ensure that information required to be disclosed in the reports that the Company files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including the principal executive officer and principal financial officer, to allow timely decisions regarding required disclosure.

During 2008, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including the Company’s principal executive officer and principal financial officer, of the effectiveness of the Company’s disclosure controls and procedures. Based on this evaluation, the principal executive officer and principal financial officer of the Company have concluded that the Company’s disclosure controls and procedures are effective as of December 31, 2008.

Report of Management on Internal Control Over Financial Reporting

The management of the Company, including the Company’s Chief Executive Officer and Chief Financial Officer, is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act).

Management of the Company, including the Chief Executive Officer and Chief Financial Officer, assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008. Management based this assessment on criteria for effective internal control over financial reporting described in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management determined that, as of December 31, 2008, the Company maintained effective internal control over financial reporting.

Changes in Internal Control Over Financial Reporting

There has been no change in the Company’s internal control over financial reporting that occurred during 2008 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Attestation Report on Internal Controls

This Annual Report on Form 10-K does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to the temporary rules of the Securities and Exchange Commission.

ITEM 9A (T).	CONTROLS AND PROCEDURES.

Not applicable.

ITEM 9B.	OTHER INFORMATION.

None.

Technology Solutions Company

PART III.

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE.

Board of Directors

Our Board of Directors currently consists of five directors. Set forth below are the names of each current member of our Board of Directors, their ages, the year in which each first became a director and their principal occupations and business experience during the past five years.

Liz Alhand, age 52, has been a Director of the Company since April 2008. Ms. Alhand serves on our Audit Committee as our Financial Expert. Ms. Alhand served as the Executive Vice-President and Chief Financial Officer for the Harris County Hospital District (HCHD), in Houston, Texas from 2006 to 2007 as Senior Vice-President-Finance and Treasurer at Presbyterian Healthcare Services (PHS), from 2003 to 2005. Prior to joining PHS, Ms. Alhand served as Executive Vice President and Treasurer at SSM Health Care in St Louis from 1995 to 2002. SSM Health was the first health care winner of the MBNQA in the nation. In addition, Ms. Alhand is a Registered Nurse, a Certified Public Accountant and has a MBA from the University of Texas.

Kathryn A. DCamp, age 52, has been a Director of the Company since February 2007. Ms. DCamp has been Senior Executive Advisor to Cisco Systems, Inc. since May 2006. Previously, Ms. DCamp served as Cisco’s Senior Vice President, Human Resources from June 2001 to May 2006, having joined Cisco as Global Compensation Leader in May of 2000. From 1994 until May 2000, Ms. DCamp was Global Leader, Compensation & Executive Programs for GE Capital Corporation.

Carl F. Dill, Jr., age 62, has been Chairman of the Board of the Company since September 2007. He served as Lead Director from August 2007 until September 2007; Chairman of the Board from December 2006 until August 2007; Acting Chief Executive Officer of the Company from December 2005 until December 2006 and as Lead Director of the Company from May 2005 until December 2005. He has been a Director of the Company since July 2001. Since June 2001, he has served as a strategic advisor to a number of high-tech and consulting businesses. From 1998 until 2001, he served as Vice President and Chief Information Officer of Time Warner, Inc. Mr. Dill served from 1982 until 1998 as Senior Vice President and Chief Information Officer for McDonald’s Corporation. He is also a Director of ThoughtWorks, Inc. and an advisory board member for Arxan Technologies, Inc.

Milton G. Silva-Craig, age 41, has been a Director of the Company, as well as the Company’s President and Chief Executive Officer, since December 2006. Prior to joining the Company, Mr. Silva-Craig served as President from June 2004 to March 2006 and Chief Operating Officer from March 2001 to March 2006 of Emageon, Inc., a leading provider of multi-specialty tools for physicians and healthcare professionals. Prior to joining Emageon, Mr. Silva-Craig served at General Electric from 1993 to 2001, running business units in e-Commerce, ASP hosting and digital imaging.

Timothy R. Zoph, age 52, has been a Director of the Company since March 2007. He has served as Vice President and Chief Information Officer of Northwestern Memorial Hospital in Chicago, Illinois since December 1993. From 1984 to 1993, Mr. Zoph served as Chief Information Officer at Froedtert Memorial Lutheran Hospital.

Executive Officers

Set forth below are the names of each current Executive Officers, their ages and their business experiences during the past five years.

Milton G. Silva-Craig	President and Chief Executive Officer
Timothy G. Rogers	Senior Vice President, Chief Financial Officer and Secretary

Milton G. Silva-Craig, age 41 has been a Director of the Company, as well as the Company’s President and Chief Executive Officer, since December 2006. Prior to joining the Company, Mr. Silva-Craig served as President from June 2004 to March 2006 and Chief Operating Officer from March 2001 to March 2006 of Emageon, Inc., a leading provider of multi-specialty tools for physicians and healthcare professionals. Prior to joining Emageon, Mr. Silva-Craig served at General Electric from 1993 to 2001, running business units in e-Commerce, ASP hosting and digital imaging.

Timothy G. Rogers, age 47, has been the Chief Financial Officer of the Company since September 25, 2007. Prior to joining the Company, Mr. Rogers co-founded RX Solutions, Inc., a healthcare service organization, where he served as Chief Financial Officer from 2004 until its sale in 2007. From 2001 to 2004, Mr. Rogers served as the Chief Financial Officer for Ortho-Rehab, Inc., a provider of medical products for the rehabilitation market. From 1998 to 2001, Mr. Rogers was the Vice President — Controller for Option Care, Inc., the nation’s largest intravenous healthcare franchisor. In addition, Mr. Rogers has served in various financial positions of increasing responsibility for service and product organizations. Mr. Rogers began his career as an auditor with Arthur Andersen, LLP. He is a Certified Public Accountant.

Agreements with Executive Officers

The Company has entered into an employment agreement with Mr. Milton G. Silva-Craig to serve as its President and Chief Executive Officer. The agreement does not have a fixed expiration date and may be terminated by either party on 30 days written notice. If Mr. Silva-Craig’s employment is terminated by the Company, he will be entitled to receive: (i) his salary and health insurance benefits for a one-year period following the termination; (ii) a one-time termination payment equal to 50 percent of his annual base salary and (iii) immediate vesting of all of his then outstanding stock options. If following a change in control of the Company, Mr. Silva-Craig’s employment is terminated for any reason or he resigns within 90 days, he will be entitled to receive: (i) his salary and health insurance benefits for a one-year period following the date of resignation or termination; (ii) a one-time termination payment equal to 50 percent of his annual base salary; and (iii) immediate vesting of all of his then unvested stock options. The employment agreement also provided that if Mr. Silva-Craig choose to relocate to Chicago, Illinois within 24 months of the date of his employment agreement, the Company would reimburse him, on a grossed-up basis, for his moving expenses. Additionally, if he sold his home in Birmingham, Alabama in connection with the move to Chicago, the Company would reimburse him, on a grossed-up basis, for certain associated sales commissions and closing costs. In connection with his relocation to Chicago in 2007, Mr. Silva-Craig received moving and related expenses totaling $194,253. In April, 2008, the Company amended Mr. Silva-Craig’s employment agreement, reducing his base salary. Mr. Silva-Craig’s annual salary at the end of 2008 was $275,000. In exchange for this agreement, Mr. Silva-Craig was paid a compensatory amount equal to two (2) times the annual salary reduction amount discounted by an appropriate market interest rate. The salary reduction shall remain in place for two (2) years unless amended by the Compensation Committee. In addition, for a period of eighteen (18) months, if Mr. Silva-Craig voluntarily leaves the Company, he agrees to reimburse the Company, on a straight-line basis, the relevant portion of the voluntary amount paid to him.

The Company has entered into an employment agreement with Mr. Timothy G. Rogers to serve as its Senior Vice President — Chief Financial Officer and Secretary. The agreement does not have a fixed expiration date and may be terminated by either party on 90 days written notice. If Mr. Rogers’s employment is terminated by the Company, he will be entitled to receive his salary and health insurance benefits for a six month period following the termination. Also upon such a termination, Mr. Rogers’s inducement stock options that are not then exercisable will become exercisable. In April, 2008, the Company amended Mr. Rogers’s employment agreement, reducing his base salary. Mr. Rogers’s annual salary at the end of 2008 was $175,000. In exchange for this agreement, Mr. Rogers was paid a compensatory amount equal to two (2) times the annual salary reduction amount discounted by an appropriate market interest rate. The salary reduction shall remain in place for two (2) years unless amended by the Compensation Committee. In addition, for a period of eighteen (18) months, if Mr. Rogers voluntarily leaves the Company, he agrees to reimburse the Company, on a straight-line basis, the relevant portion of the voluntary amount paid to him.

On December 5, 2005, the Company entered into an employment agreement with Mr. Carl F. Dill, Jr. to serve as its executive Chairman of the Board. Pursuant to that agreement, the Company agreed to pay Mr. Dill a salary of $258,000 per year. Effective January 1, 2006, the Company amended the agreement increasing the salary to $360,000. Effective July 1, 2007, the salary was reduced to $125,000. Effective August 10, 2007, Mr. Dill’s employment as executive Chairman of the Board of the Company was subsequently terminated. Mr. Dill’s only compensation at this point is board fees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10 percent of a registered class of the Company’s equity securities (“Reporting Persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Reporting Persons are required by the Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of such reports and written representations from certain Reporting Persons, the Company has determined that all Reporting Persons complied with all filing requirements applicable to them in 2008.

Audit Committee

The Board of Directors has an Audit Committee, presently composed of Ms. Alhand, Ms. DCamp and Mr. Zoph, which monitors the Company’s financial reporting process and internal control systems. Each member of the Audit Committee is financially literate and an “independent director” under The Nasdaq Global Market® rules and meets the other independence requirements of Rule 10A-3 under the Exchange Act. The Audit Committee’s responsibilities are included in its written charter, which can be found on TSC’s website: http://www.techsol.com. Upon her appointment to the Audit Committee, the Board of Directors determined that Ms. Alhand was an audit committee financial expert, as that term is used in Item 407(d)(5) of Regulation S-K under the Exchange Act.

Code of Ethics

The Company has adopted a code of business ethics in compliance with Item 406 of Regulation S-K for TSC’s principal executive officer, principal financial officer, principal accounting officer and controller. A copy of TSC’s Code of Ethics has been filed with the SEC and can also be found on TSC’s website: http://www.techsol.com. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Ethics by posting information on our website at the address specified above.

ITEM 11.	EXECUTIVE COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy, programs and practices. The Compensation Committee ensures that the total compensation paid to the Company’s executive leadership team is competitive, reasonable and tied to performance. Generally, the types of compensation and benefits provided to members of the Company’s executive leadership team, including the actively-employed Named Executive Officers (as defined below) follow customary and reasonable compensation practices for similarly-situated companies.

Throughout this Annual Report on Form 10-K, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2008, as well as the other individuals included in the “Summary Compensation Table” on page 46, are referred to as the “Named Executive Officers.”

Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns executives’ interests with those of the stockholders by rewarding performance at or above established goals, with the ultimate objective of increasing stockholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that the compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of peer companies. To that end, the Compensation Committee believes executive compensation packages provided by the Company to its executives, including the Named Executive Officers, should include compensation that rewards performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for the Named Executive Officers. Decisions regarding the non-equity compensation of Company employees, other than the Named Executive Officers, are made by the Chief Executive Officer, subject to pre-approved compensation ranges established by the Compensation Committee.

The Chief Executive Officer annually reviews the performance of each Named Executive Officer (other than the Chief Executive Officer and the Chairman, each of whose performance is reviewed by the Compensation Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and bonus amounts, if any, are presented to the Compensation Committee for review and approval or modification. The Compensation Committee determines the compensation for Named Executive Officers, including any salary adjustments and bonus or equity awards.

Setting Executive Compensation

Based on the foregoing objectives, the Compensation Committee has structured its annual and long-term incentive-based cash and non-cash executive compensation programs to motivate Named Executive Officers to achieve the business goals set by the Company and to reward the Named Executive Officers for achieving such goals. To effectively structure these programs the Company has sought the advice of compensation experts. Specifically, in 2006, the Company engaged Deloitte Consulting LLP to conduct a review of certain of the Company’s base salary, cash bonus and equity incentive programs, including the Named Executive Officers. Additionally, in 2006, the Company engaged Vedder, Price, Kaufman & Kammholz, P.C. to provide the Company with executive compensation market data and advice. The Company used the advice and data offered by these firms in structuring compensation packages for its Named Executive Officers.

2008 Executive Compensation Components

For the fiscal year ended December 31, 2008, the principal components of compensation for Named Executive Officers were:

•	base salary;

•	performance-based cash incentive compensation;

•	long-term equity incentive compensation;

•	401(k) Plan; and

•	perquisites and other personal benefits.

Base Salary

The Company provides Named Executive Officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salary ranges for Named Executive Officers are determined for each executive based on his or her position and responsibility and by using market data.

During its review of base salaries for Named Executive Officers, the Compensation Committee primarily considered:

•	market data provided by members of the Compensation Committee and outside consultants;

•	internal review of the executive’s compensation, both individually and relative to other officers; and

•	individual performance of the Named Executive Officer.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit-based increases to salaries of Named Executive Officers are based on the Compensation Committee’s assessment of the individual’s performance.

Executive Cash and Equity Incentive Compensation

The Company provides cash and stock-based incentive compensation to its Named Executive Officers pursuant to Compensation Governance Guidelines approved by the Compensation Committee on February 27, 2006.

Performance-Based Cash Incentive Compensation

These Compensation Governance Guidelines provide for the calculation of annual cash incentive compensation, subject to Compensation Committee oversight and modification. The Compensation Governance Guidelines include various cash incentive levels based on the participant’s accountability and impact on Company operations, with target award opportunities that are established as a percentage of base salary. These targets range from 30% of base salary to 100% of base salary for the Company’s Named Executive Officers.

For fiscal 2008, 50% to 75% of each Named Executive Officers’ potential annual cash incentive compensation award was based upon achievement of corporate financial objectives. The remaining 25% to 50% of an executive’s incentive compensation award was based upon individual performance as measured through the Company’s performance evaluation process. Cash incentive compensation recommendations for Named Executive Officers are supported by performance evaluations, which define the executive’s achievement against their specific annual objectives. The Company’s Chief Executive sets the individual performance goals for all Named Executive Officers other than the Chairman and himself. The Compensation Committee sets the individual performance goals for the Company’s Chief Executive Officer and Chairman. The Compensation Committee approves all cash incentive bonus payouts for Named Executive Officers.

Under the Company’s current Compensation Governance Guidelines, Named Executive Officers are not eligible for any annual cash incentive compensation unless the Company meets profitability goals approved by the Compensation Committee. However, the Company’s Chief Executive Officer may request approval of the Compensation Committee for discretionary individual cash incentive bonus awards for Named Executive Officers who exceed individual expectations in a year in which the Company does not meet profitability goals. For 2008, the Company’s Named Executive Officers were not granted any annual cash incentive bonuses.

Long-Term Equity Incentive Compensation — Inducement Stock Options

On November 9, 2006, the Board of Directors approved the Technology Solutions Company 2006 Employment Inducement Award Plan (the “Inducement Option Plan”). The Inducement Option Plan allows the Company to offer inducement stock options to prospective new employees to induce them to accept employment with the Company. In 2008, three new employees were awarded a total of 37,500 inducement stock options. The Compensation Committee approves all inducement stock option grants.

Inducement stock option grants are used for the following purposes:

•	to align the interests of the Company’s stockholders and the recipients of awards under the Inducement Option Plan by increasing the participation of such recipients in the Company’s growth and success;

•	to advance the interests of the Company by providing a material inducement for the best available employees to join the Company; and

•	to motivate such persons to act in the long-term best interests of the Company’s stockholders.

Options are awarded at the closing price of the Company’s Common Stock on The Nasdaq Global Market® on the date of the grant. The Compensation Committee has never granted inducement stock options with an exercise price that is less than the closing price of the Company’s Common Stock on the grant date or which are priced on a date other than the grant date.

Absent a provision in an option recipient’s employment agreement to the contrary, inducement stock options granted by the Compensation Committee vest at a rate of one-third on the first anniversary of the option grant date and the remaining options will vest in equal monthly installments over the next 24 months thereafter. Vesting and exercise rights cease upon termination of employment except in the case of death (subject to a one year limitation), disability or retirement. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

401(k) Plan

All Company employees, including the Named Executive Officers, are eligible to participate in the Company’s 401(k) Plan. The 401(k) Plan is a retirement savings plan pursuant to which all employees, including the Named Executive Officers, are able to contribute a portion of their annual salary up to a limit prescribed by the Internal Revenue Service on a before-tax basis. The Company will match each employee’s contribution up to 50% of the lesser of (i) the employee’s annual 401(k) contribution or (ii) the first 6% of the employee’s eligible compensation as adjusted for statutory limits. All employee contributions to the 401(k) Plan are fully-vested upon contribution. All Company matching funds are vested after three years of service with the Company.

Perquisites and Other Personal Benefits

The Company provides Named Executive Officers with de minimis perquisites, such as paid parking, that the Company and the Compensation Committee believe are reasonable and consistent with market practice and its overall compensation program. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to Named Executive Officers.

Each Named Executive Officer has a written employment agreement. Each of these agreements provides for certain payments to be made by the Company and, in some cases, for stock option vesting acceleration in the event of the Named Executive Officer’s death, disability or termination. Some of these agreements provide for other de minimis perquisites. These employment agreement provisions differ among the Named Executive Officers and should be reviewed individually. All employment agreement provisions providing for such benefits or perquisites to Named Executive Officers are set forth in detail under the heading “Agreements with Executive Officers” on page 3.

The Company has entered into Change of Control and Severance Agreements with certain key employees, including some of the Named Executive Officers. These Change of Control and Severance Agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for the Named Executive Officers is provided under the heading “Agreements with Executive Officers” on page 38.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under incentive compensation plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. In this regard, for fiscal 2008, none of the Named Executive Officers received total compensation in excess of $1,000,000.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Annual Report on Form 10-K.

Kathryn A. DCamp, Compensation Committee Chairperson
Liz Alhand
Tim Zoph

The following table sets forth summary information concerning the compensation during the periods indicated of those executive officers of the Company for which such disclosure is required (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Position	Year	($)	($)	($)	($)(1)	($)	($)	($)		($)

Milton G. Silva-Craig	2008	$300,000	$—	$—	$152,969	$—	$—	$243,180	(3)	$696,149
President and	2007	376,442	—	—	152,969	—	—	194,253	(4)	723,664
CEO(2)	2006	30,048	175,000	—	11,316	—	—	—		216,364
Timothy G. Rogers	2008	$181,250	$—	$—	$33,484	$—	$—	$98,295	(6)	$313,029
Senior Vice President,	2007	54,615	—	—	8,899	—	—	—		63,514
Chief Financial Officer	2006	—	—	—	—	—	—	—		—
and Secretary(5)

(1)	The amounts in this column represent the compensation cost of options granted, which are calculated and expensed by the Company in accordance with Statement of Financial Accounting Standard No. 123(R) for the fiscal year ended December 31, 2008.

(2)	Mr. Silva-Craig’s employment with the Company began on December 6, 2006.

(3)	“All Other Compensation” in 2008 for Mr. Silva-Craig relates to amounts paid for a lump sum salary reduction payment and asset disposition success fee.

(4)	“All Other Compensation” in 2007 for Mr. Silva-Craig was pursuant to employment agreement and related to moving and closing costs incurred with his relocation to Chicago.

(5)	Mr. Rogers’s employment with the Company began on September 24, 2007.

(6)	“All Other Compensation” in 2008 for Rogers relates to amounts paid for a lump sum salary reduction payment and asset disposition success fee.

The following table sets forth summary information concerning grants of equity awards during the fiscal year for those Named Executive Officers of the Company for which such disclosure is required.

GRANTS OF PLAN-BASED AWARDS

								All	All
								Other	Other		Grant
								Stock	Option		Date Fair
								Awards:	Awards:	Exercise	Value of
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	Stock
		Under Non-Equity			Under Equity			Shares	Securities	Price of	and
		Incentive Plan Awards			Incentive Plan Awards			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	of Units	Options	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)	($)

Milton G. Silva-Craig
Timothy G. Rogers

(1)	No grants were awarded in 2008.

The following table sets forth summary information concerning the outstanding equity awards as of fiscal year end for those Named Executive Officers of the Company for which such disclosure is required.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market or
			Equity					Number of	Payout
			Incentive					Unearned	Value of
			Plan			Number of	Market	Shares,	Unearned
			Awards:			Shares or	Value of	Units or	Shares,
	Number of	Number of	Number of			Units of	Shares of	Other	Units or
	Securities	Securities	Securities			Stock	Units of	Rights	Other
	Underlying	Underlying	Underlying			That	Stock	That	Rights
	Unexercised	Unexercised	Unexercised	Option		Have	That Have	Have	That Have
	Options	Options	Unearned	Exercise	Option	Not	Not	Not	Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested(1)	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

Milton G. Silva-Craig	83,333	41,667		$6.67	Dec. 4, 2016	41,667	$43,750
Timothy G. Rogers	16,667	23,333		$4.92	Sep. 25, 2007	23,333	$24,500

(1)	Based on closing market price of Company common stock on December 31, 2008 of $1.05.

The following table sets forth summary information concerning the exercise of options and the vesting of stock as of fiscal year end for those Named Executive Officers of the Company for which such disclosure is required.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

No options were exercised in 2008

Director Compensation

Annual compensation for those Directors who are not employees of the Company (“Outside Directors”) is $25,000, plus reimbursement of expenses incurred in attending meetings. The Chairman of the Board receives additional annual compensation of $25,000.

Further, in accordance with Mr. Dill’s re-designation to Chairman, on September 12, 2007, the Compensation Committee of the Board of Directors (the “Board”) of the Company approved the Chairman of the Board Bonus Compensation Plan (the “Chairman Plan”). Under the Chairman Plan, the Chairman of the Board could potentially receive 5,625 units (the “Units”) on March 14, 2008 and March 13, 2009 (the “Award Date”). Depending on the Chairman’s performance, as determined by the Governance Committee when applying the performance criteria set forth by the Compensation Committee, the Chairman will be entitled to bonus compensation in an amount between zero dollars ($0.00) and up to the value of one hundred fifty percent (150%) of the Units multiplied by the closing stock price of the Company’s common stock on the Award Date. For both 2008 and 2007, neither RSU’s nor any bonus compensation was issued to Mr. Dill.

In addition, each Outside Director appointed prior to 2007 holds stock options issued under the Technology Solutions Company 1993 Outside Directors Plan, as amended (the “1993 Plan”), and/or the Technology Solutions Company 1996 Stock Incentive Plan, as amended (the “1996 Plan”). In 2008, no such grants were made. Each stock option granted to an Outside Director under the 1996 Plan will become exercisable, depending on the time at which it was originally granted, either (i) in thirty-six equal monthly installments, commencing on the last day of the calendar month immediately following the month the option is granted or (ii) in one installment of one-third of the shares on the one-year anniversary of the option grant date followed by equal monthly installments of the remaining options over the following 24 months, commencing on the last day of the calendar month immediately following the one-year anniversary of the option grant date. Both the 1993 Plan and the 1996 Plan have now expired and no new options will be issued thereunder.

The following table sets forth summary information concerning the 2008 compensation of the Directors of the Company for which such disclosure is required.

DIRECTOR COMPENSATION

					Change in
					Pension
	Fees				Value and
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)(1)	($)	Earnings	($)	($)

Elizabeth Alhand(2)	$18,750						$18,750
Raymond P. Caldiero(3)	16,000						16,000
Kathryn A. DCamp	29,000						29,000
Carl F. Dill, Jr.	51,500						51,500
Paula Kruger(4)	18,250						18,250
Timothy R. Zoph	29,000						29,000

(1)	The amounts in this column represent the compensation cost of options granted, which are calculated and expensed by the Company in accordance with Statement of Financial Accounting Standard No. 123(R) for the fiscal year ended December 31, 2007.

(2)	Ms. Alhand was appointed to the Board of Directors on April 21, 2008.

(3)	Mr. Caldiero declined to stand for re-election as a Director at the Company’s 2008 Annual Meeting.

(4)	Ms. Kruger declined to stand for re-election as a Director at the Company’s 2008 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

Ms. DCamp, Ms. Alhand and Mr. Zoph and former Directors Caldiero and Kruger served as members of the Compensation Committee of the Board of Directors in 2008. No current member of the Compensation Committee is or was an officer or employee of the Company or any of its subsidiaries. Furthermore, no member of the Compensation Committee has any relationship requiring disclosure under Item 404 of Regulation S-K. Finally, no executive officer of the Company served during 2008 as a director or a member of a compensation committee of any entity that had an executive officer serving as a Director of the Company or a member of the Compensation Committee.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth information as of March 5, 2009 concerning the beneficial ownership of Common Stock for each director, named executive officer and all directors and executive officers as a group. Unless otherwise noted, the listed persons have sole voting and investment power with respect to the shares held in their names, subject to community property laws if applicable.

	Number	% of Total
	of	Outstanding
	Shares(1)	Shares(2)

Director
Elizabeth Alhand	0		*
Kathryn A. DCamp	0		*
Carl F. Dill, Jr.	19,650		*
Timothy R. Zoph	0		*
Named Executive Officers
Milton G. Silva-Craig	114,859		*
Timothy G. Rogers	22,223		*
All directors and named executive officers as a group (6 persons)	156,732		*

*	less than one percent

(1)	Includes shares that may be acquired under options which are currently exercisable and which will be exercisable within 60 days in the following amounts: Mr. Dill, 7,025 shares; Mr. Silva-Craig 17,361; and Mr. Rogers 5,556 shares; and directors and Named Executive Officers as a group, 29,942 shares.

(2)	The percentage of outstanding shares beneficially owned by each person is calculated based on the 2,565,866 outstanding common shares as of March 5, 2009, plus the shares that such person has the right to acquire as of March 5, 2009 or within 60 days thereafter upon the exercise of conversion rights and options.

ADDITIONAL INFORMATION RELATING TO VOTING SECURITIES

The following table is based primarily on a review of reports on Schedule 13G and 13D filed with the SEC prior to March 5, 2009 and sets forth those holders of Common Stock known to the Company to beneficially own more than five percent of the Company’s Common Stock. As of March 5, 2009, there were 2,565,866 shares of the Company’s Common Stock outstanding.

Name and Address	Number of		Percent of
of Beneficial Owner	Shares Owned		Class

State of Wisconsin Investment Board	387,150	(1)	15.1%
P.O. Box 7842 Madison, WI 53707
Lloyd I. Miller, III	364,883	(2)	14.2%
4550 Gordon Drive Naples, FL 34102
Dimensional Fund Advisors LP	159,158	(3)	6.2%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746
CCI Consulting, Inc.	151,025	(4)	5.9%
6752 RFD Long Grove , Illinois 60047
Michael T. Tokarz	145,667	(5)	5.7%
287 Bowman Purchase, NY 10577

(1)	Based on the most recent report on Schedule 13G, filed on January 30, 2009, the State of Wisconsin Investment Board represented that it has sole voting power and sole dispositive power with respect to 387,150 shares.

(2)	Based on the most recent report on Schedule 13G, filed on February 12, 2009, Lloyd I. Miller, III represented that has he has sole voting power and dispositive power with respect to 313,467 shares as: (i) the manager of a limited liability company that is the general partner of a certain limited partnership, (ii) the trustee to a grantor retained annuity trust and (iii) an individual. Mr. Miller has shared voting and dispositive power with respect to 51,416 of the reported securities as an investment advisor to the trustee of a certain family trust.

(3)	Based on the most recent report on Schedule 13G, filed on February 9, 2009, the Dimensional Fund Advisors LP as investment manager to certain funds, which have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities held in their respective accounts. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of the class of securities. Dimensional disclaims beneficial ownership of all such securities.

(4)	Based on the most recent report on Schedule 13G, filed on November 26, 2007, CCI Consulting, Inc., formerly, Charter Consulting, Inc., represented that it has sole voting and dispositive power with respect to 151,025 shares.

(5)	Based on the most recent report on Schedule 13G, filed on February 9, 2006, Mr. Tokarz represented that he has sole voting power and dispositive power with respect to 143,942 shares and shared voting and dispositive power with respect to 1,725 shares.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS

The following table sets forth information as of December 31, 2008 concerning securities that are authorized under the Company’s equity compensation plans.

	Number of			Number of Securities
	Securities to be			Remaining Available for
	Issued Upon		Weighted-Average	Future Issuance Under
	Exercise of		Exercise Price of	Equity Compensation
	Outstanding		Outstanding	Plans (Excluding
	Options, Warrants		Options, Warrants	Securities Reflected in
Plan Category	and Rights		and Rights	Column (a))

Equity compensation plans approved by security holders	81,607		$13.50	None
Equity compensation plans not approved by security holders	251,500	(1)	$6.07	128,500

Total	333,107		$7.89	128,500

(1)	5,000 inducement options granted to a certain senior employee of Charter Consulting, Inc. as an inducement to accept employment with the Company, following the Company’s acquisition of the management consulting business of Charter Consulting, Inc.; and 246,500 inducement options granted under the Company’s 2006 Employment Inducement Award Plan to certain individuals as an inducement to accept employment with the Company.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

In 2008, there were no transactions that required disclosure under Item 404(a) of Regulation S-K. The Company does not generally engage in transactions in which its senior executive officers or directors, any of their immediate family members or any of its 5% stockholders have a material interest. Any proposed transaction involving the above persons would be referred to the Company’s Board of Directors for consideration and approval by the disinterested Directors. Furthermore, the Company’s Code of Ethics, which sets forth standards applicable to all employees, officers and Directors of the Company, generally proscribes transactions that could result in a conflict of interest for the Company.

The Board of Directors has determined that, with the exception of the Company’s President and Chief Executive Officer, Mr. Silva-Craig, and the Company’s Chairman and former Acting Chief Executive Officer, Mr. Dill, each of its directors is an independent director under The Nasdaq Global Market® rules. Independent directors, therefore, represent a majority of the Board.

ITEM 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES.

During 2008 and 2007, TSC retained its principal auditors, Grant Thornton LLP, in several capacities:

	2008	2007

Audit fees	$140,389	$188,425
Audit related fees	—	13,125
Tax fees	—	—
All other fees	—	1,800

Total	$140,189	$203,350

Audit Fees

Audit Fees represent amounts billed in connection with the audit of TSC’s annual financial statements included in TSC’s Form 10-K and review of financial statements included in TSC’s Forms 10-Q.

Audit Related Fees

Audit Related Fees represent amounts billed for the audit of TSC’s 401(K) Plan in 2007.

Tax Fees

Tax Fees represent amounts billed for tax services. No tax fees were billed during 2008 or 2007. Tax preparation for TSC is handled using in-house personnel.

All Other Fees

Amounts shown for All Other Fees for 2007 represents fees paid for review of TSC’s compliance with Sarbanes Oxley.

All fees paid by TSC to TSC’s independent auditors are required to be and were approved by the Audit Committee in advance of the services being performed by the auditors.

Technology Solutions Company

PART IV.

ITEM 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

TECHNOLOGY SOLUTIONS COMPANY

CONSOLIDATED FINANCIAL STATEMENTS

All schedules have been omitted because the required information is included in the financial statements or notes thereto or because they are not required.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
of Technology Solutions Company

We have audited the accompanying consolidated balance sheets of Technology Solutions Company (a Delaware corporation) and Subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive loss and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Technology Solutions Company and Subsidiaries as of December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

As stated in Note 1 to the financial statements, on February 10, 2009, the Company announced the Board of Directors’ approval of a Plan of Complete Liquidation and Dissolution of the Company, subject to stockholder approval.

Chicago, Illinois
March 10, 2009

Technology Solutions Company

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2008	2007
	(In thousands, except share and per share data)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,520	$1,799
Short-term investments	5,473	9,169
Receivables, less allowance for doubtful receivables of $0 and $10 in 2008 and 2007, respectively	509	3,513
Notes receivable	645	—
Software development costs	768	—
Other current assets	413	242

Total current assets	10,328	14,723
COMPUTERS, FURNITURE AND EQUIPMENT, NET	221	193
INTANGIBLE ASSETS, NET	60	518

Total assets	$10,609	$15,434

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$959	$1,539
Accrued compensation and related costs	292	2,645
Other current liabilities	15	1,078

Total current liabilities	1,266	5,262
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; shares authorized — 10,000,000; none issued	—	—
Common stock, $.01 par value; shares authorized — 20,000,000; shares issued — 2,677,452; shares outstanding — 2,565,866 and 2,559,247 in 2008 and 2007, respectively	27	27
Capital in excess of par value	129,211	129,100
Accumulated deficit	(116,222)	(115,816)
Treasury stock, at cost, 111,586 and 118,205 shares in 2008 and 2007, respectively	(3,161)	(3,349)
Accumulated other comprehensive income (loss)	(512)	210

Total stockholders’ equity	9,343	10,172

Total liabilities and stockholders’ equity	$10,609	$15,434

The accompanying Notes to Consolidated Financial Statements are an integral part of this financial information.

Technology Solutions Company

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2008	2007	2006
	(In thousands, except per share data)

REVENUES:
Revenues before reimbursements	$5,619	$9,308	$10,638
Reimbursements	683	1,028	1,425

Total Revenues	6,302	10,336	12,063

COSTS AND EXPENSES:
Project personnel	3,934	6,561	13,204
Other project expenses	1,099	1,463	2,446
Reimbursable expenses	683	1,028	1,425

Cost of services	5,716	9,052	17,075
Management and administrative support	2,798	8,884	5,136
Intangible asset amortization	23	—	835
Goodwill and intangible asset impairments	—	—	125

Total Costs and Expenses	8,537	17,936	23,171

OPERATING LOSS	(2,235)	(7,600)	(11,108)

OTHER INCOME:
Net investment income	316	469	844

LOSS FROM CONTINUING OPERATIONS BEFORE
INCOME TAXES AND DISCONTINUED OPERATIONS	(1,919)	(7,131)	(10,264)
INCOME TAX PROVISION	—	—	—

NET LOSS FROM CONTINUING OPERATIONS	(1,919)	(7,131)	(10,264)
DISCONTINUED OPERATIONS
Net income (loss) from discontinued operations,
Includes gain on sales of SAP and CVC Practices	1,513	(1,164)	1,430

NET LOSS	$(406)	$(8,295)	$(8,834)

BASIC INCOME (LOSS) PER SHARE:
Loss from Continuing Operations	$(0.75)	$(2.80)	$(4.15)
Income (loss) from Discontinued Operations	0.59	(0.46)	0.58
Net Loss	(0.16)	(3.26)	(3.57)
WEIGHTED AVERAGE SHARES — BASIC	2,566	2,541	2,477

DILUTED INCOME (LOSS) PER SHARE(1):
Loss from Continuing Operations	$(0.75)	$(2.80)	$(4.15)
Income (loss) from Discontinued Operations	0.59	(0.46)	0.54
Net Loss	(0.16)	(3.26)	(3.57)
WEIGHTED AVERAGE SHARES — DILUTED	2,570	2,541	2,625

(1)	Dilutive securities are excluded from the diluted earning per share calculation in loss periods due to their anti-dilutive effect

The accompanying Notes to Consolidated Financial Statements are an integral part of this financial information.

Technology Solutions Company

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS
For the Years Ended December 31, 2008, 2007 and 2006

						Accumulated
	Common Stock		Capital in			Other
	Issued		Excess of	Accumulated	Treasury	Comprehensive		Comprehensive
	Shares	Amount	Par Value	Deficit	Stock	Income (Loss)	Total	Loss
	(In thousands, except share data)

Balance as of January 1, 2006	2,526,427	$25	$127,889	$(98,687)	$(4,819)	$240	$24,648	$(17,370)

Stock issued in connection with the acquisition of the assets of Charter Consulting	151,025	2	1,398	—	—	—	1,400
Stock based compensation	—	—	896	—	—	—	896
Net loss	—	—	—	(8,834)	—	—	(8,834)	(8,834)
Translation adjustment	—	—	—	—	—	(30)	(30)	(30)

Balance as of December 31, 2006	2,677,452	$27	$130,183	$(107,521)	$(4,819)	$210	$18,080	$(8,864)

Stock based compensation	—	—	536	—	—	—	536
Issuance of stock from treasury for restricted stock unit grants	—	—	(1,619)	—	1,470	—	(149)
Net loss	—	—	—	(8,295)	—	—	(8,295)	(8,295)
Translation adjustment	—	—	—	—	—	—	—	—

Balance as of December 31, 2007	2,677,452	$27	$129,100	$(115,816)	$(3,349)	$210	$10,172	(8,295)

Stock based compensation	—	—	310	—	—	—	310
Issuance of stock from treasury for restricted stock unit grants	—	—	(199)	—	188	—	(11)
Net loss	—	—	—	(406)	—	—	(406)	(406)
Unrealized loss on short-term investments	—	—	—	—	—	(512)	(512)	(512)
Translation adjustment	—	—	—	—	—	(210)	(210)	(210)

Balance as of December 31, 2008	2,677,452	$27	$129,211	$(116,222)	$(3,161)	$(512)	$9,343	$(1,128)

The accompanying Notes to Consolidated Financial Statements are an integral part of this financial information.

Technology Solutions Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2008	2007	2006
	(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(406)	$(8,295)	$(8,834)
Adjustments to reconcile net loss to net cash from operating activities:
Goodwill and intangible asset impairment	106	143	3,233
Depreciation and amortization	293	261	1,092
Cumulative translation adjustment	(210)	—	—
Loss on disposal of fixed assets	—	—	319
Impairment loss on short-term investments	97	47	—
Non-cash stock compensation	310	536	896
Net gain from the sales of SAP and CVC Practices	(1,513)	—	—
Changes in assets and liabilities:
Receivables	412	4,142	(498)
Loan receivable	—	3,400	—
Software development costs	(768)	—	—
Other current assets	(252)	333	7
Accounts payable	(256)	(103)	1,057
Accrued compensation and related costs	(1,794)	(1,082)	252
Restructuring accruals	—	(400)	(1,029)
Other current liabilities	(1,064)	(1,115)	(562)
Other assets	—	—	155

Net cash used in operating activities	(5,045)	(2,133)	(3,912)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of SAP Practice, net of transaction fees	3,305	—	—
Proceeds from sale of CVC Practice	165	—	—
Notes receivable from sale of SAP and CVC Practices	(645)	—	—
Transfers to short-term investments	—	(3,698)	—
Purchases of short-term investments	(111)	(266)	(375)
Sales of short-term investments	3,198	1,334	4,500
Capital expenditures	(133)	(213)	(42)
Net assets of acquired businesses, net of cash	—	—	(2,734)

Net cash provided from/(used in) investing activities	5,779	(2,843)	1,349

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of employee payroll taxes in lieu of shares for RSU’s	(13)	(149)	—
Cash in lieu of fractional shares	—	—	—

Net cash used in financing activities	(13)	(149)	—

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	—	—	63

DECREASE IN CASH AND CASH EQUIVALENTS	721	(5,125)	(2,500)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,799	6,924	9,424

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,520	$1,799	$6,924

SUPPLEMENTAL DISCLOSURES:
Non-cash investing activities:
Common stock issued for acquisition activity	—	—	$1,400

The accompanying Notes to Consolidated Financial Statements are an integral part of this financial information.

Technology Solutions Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share data)

NOTE 1 —	THE COMPANY

Technology Solutions Company (“TSC”) is a software and services firm providing business solutions to the healthcare industry. TSC delivers industry leading solutions and rapid results by leveraging seasoned teams, deep industry expertise and best practice know-how, combined with unique intellectual property and technology implementation skills. TSC’s clients are primarily located throughout the United States.

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION — On February 10, 2009, the Company announced that its Board of Directors has determined, after extensive and careful consideration of the Company’s strategic alternatives and analysis of the prevailing economic and industry conditions, that it is in the best interests of the Company and its stockholders to liquidate the Company’s assets and to dissolve the Company. The Company’s Board of Directors approved a Plan of Complete Liquidation and Dissolution of the Company (the “Plan of Liquidation”), subject to stockholder approval. The Company intends to hold a special meeting of stockholders to seek approval of the Plan of Liquidation and will file related proxy materials with the Securities and Exchange Commission (the “SEC”) in the near future.  Prior to the special meeting, the Company will reduce its headcount to a limited number of employees who will assist through the termination of operations.

The Plan of Liquidation contemplates an orderly wind down of the Company’s business and operations. If the Company’s stockholders approve the Plan of Liquidation, the Company intends to file a certificate of dissolution, sell or otherwise dispose of its non-cash assets, satisfy or resolve its remaining liabilities and obligations, including but not limited to contingent liabilities and claims, ongoing client agreements, lease obligations, severance for terminated employees, and costs associated with the liquidation and dissolution, and make one or more distributions to its stockholders of cash available for distribution, subject to applicable legal requirements. The Plan of Liquidation, upon approval of stockholders, provides for an initial cash distribution currently estimated to be in the amount of $2.00 per share. Following stockholder approval of the Plan of Liquidation and the filing of a certificate of dissolution, the Company will delist its common stock from The Nasdaq Global Market®.

If, prior to its dissolution, the Company receives an offer for a corporate transaction that will, in the view of the Board of Directors, provide superior value to stockholders than the value of the estimated distributions under the Plan of Liquidation, taking into account all factors that could affect valuation, including timing and certainty of closing, credit market risks, proposed terms and other factors, the Plan of Liquidation and the related dissolution of the Company could be abandoned by the Board of Directors in favor of such a transaction.

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION — The accompanying consolidated financial statements include the accounts of TSC and all of its subsidiaries. All significant intercompany transactions have been eliminated.

REVENUE RECOGNITION — TSC derives its revenues from a variety of information technology services, including systems integration, packaged software integration and implementation services, programming, training and extended support services. TSC’s services are contracted on either a time and materials basis or a fixed price basis. For our time and materials contracts, TSC recognizes revenues as work is performed, primarily based on hourly billing rates. For our fixed price contracts, TSC recognizes revenues based on services performed with performance generally assessed on the ratio of hours incurred to date compared to the total estimated hours to be performed over the entire contract. Revenues are subject to revision as the contract progresses to completion. Any revisions in the estimate are charged or credited to operations in the period in which the facts that give rise to the revision become known. Contracts are performed in phases. Losses on contracts, if any, are reserved in full when determined. Contract losses are

Technology Solutions Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

determined by the amount by which the estimated cost of the contract exceeds the estimated total revenues that will be generated by the contract. Extended support revenues are recognized as services are rendered.

CASH AND CASH EQUIVALENTS — TSC considers all highly liquid investments readily convertible into cash (with purchased maturities of three months or less) to be cash equivalents. These investments are carried at cost, which approximates market. The Company is exposed to concentrations of credit risk. The Company maintains cash at a financial institution where the total cash balance is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250 per depositor, per bank. From time to time, the Company has cash that exceeds the balance insured by the FDIC. The Company monitors such credit risk at the financial institution and has not experienced any loses related to such risks to date.

SHORT TERM INVESTMENTS — TSC determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determinations at each balance sheet date. TSC considers all investments whose maturities exceed three months or more, or those that cannot be readily converted to cash, to be a short-term investment. The investments are classified as available for sale and are carried at fair market value, with unrealized gains and losses, net of tax, included in the determination of comprehensive income and reported in stockholders’ equity. Net proceeds from the sale of available for sale securities were $3,198 and $1,334 for the years ending December 31, 2008 and 2007, respectively. Gross realized losses from the sales of available for sale securities were $356 and $27 for the years ending December 31, 2008 and 2007, respectively. The cost of investments sold is based on the specific identification method. Interest and dividends on investments classified as available for sale are included in net investment income. The Company incurred impairments losses of $97 and $47 for 2008 and 2007, respectively.

COMPUTERS, FURNITURE AND EQUIPMENT — Computers, furniture and equipment are carried at cost and depreciated on a straight-line basis over their estimated useful lives. Useful lives generally are five years or less. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful lives of the assets or the underlying lease term. Normal maintenance and repair costs are expensed as incurred. The costs and related accumulated depreciation or amortization of assets sold or disposed of are removed from the balance sheet and any resulting gain or loss is included in operations. The carrying value of computers, furniture and equipment is reviewed whenever events or circumstances indicate that impairment has occurred to assess recoverability based on undiscounted future cash flows.

GOODWILL AND LONG-LIVED ASSETS — TSC accounts for goodwill and long-lived Assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) and SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Under SFAS 142, goodwill and intangibles that are deemed to have indefinite lives are not amortized but, instead, are reviewed at least annually for impairment. Intangible assets are amortized over their estimated useful lives.

SFAS 142 requires that goodwill be evaluated for impairment annually or if an event occurs or circumstances change that may reduce the fair value of the acquisition below its book value. The impairment test is conducted utilizing a “fair value” methodology. TSC evaluates the fair value of its acquisitions utilizing various valuation techniques including discounted cash flow analysis. This implied fair value is compared to the carrying amount of the goodwill for the individual acquisition. If the fair value is less, TSC recognizes an impairment loss. In addition, TSC evaluates its intangible and tangible assets with definite lives to determine whether adjustment to these amounts or estimated useful lives are required based on current events and circumstances.

In 2008, prior to the sale of the CVC Practice (“CVC”), the Company recorded $106 in intangible asset impairment as a result of the valuation of assets acquired from Charter Consulting, Inc. The majority of the intangible assets were retired as part of the sale of the CVC Practice. In 2007, the Company recorded $143 in intangible asset impairment as a result of the termination of certain Charter employees in the first quarter of

Technology Solutions Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2007. The impairment amounts are recorded as part of the discontinued operations. In 2006, we recorded a total of $3,233 in goodwill and intangible asset impairment charges. These charges were composed of $2,913 in goodwill impairment and $320 in intangible asset impairment. The goodwill and intangible assets relate to acquisitions in 2006 and 2004, as discussed in Note 3.

EARNINGS (LOSS) PER COMMON SHARE — TSC discloses basic and diluted earnings (loss) per share in the consolidated statements of operations under the provisions of SFAS No. 128, “Earnings Per Share.” Diluted earnings (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during each period presented, plus the dilutive effect of common equivalent shares arising from the assumed exercise of stock options using the treasury stock method. Common equivalent shares of 3,958, 109,883, and 146,487 were not included in the diluted loss per share calculation as they were anti-dilutive for 2008, 2007 and 2006, respectively. Basic earnings (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during each period presented.

	Reconciliation of Basic and Diluted Loss per Share
	2008			2007			2006
			Per			Per			Per
			Common			Common			Common
	Net Loss	Shares	Share	Net Loss	Shares	Share	Net Loss	Shares	Share
		(In thousands)			(In thousands)			(In thousands)

Basic Loss Per Common Share	$(406)	2,566	$(0.16)	$(8,295)	2,541	$(3.26)	$(8,834)	2,477	$(3.57)
Effect of Stock Options	—	—		—	—		—	—

Diluted Loss Per Common Share	$(406)	2,566	$(0.16)	$(8,295)	2,541	$(3.26)	$(8,824)	2,477	$(3.57)

FOREIGN CURRENCY TRANSLATION — The functional currencies for TSC’s foreign subsidiaries are their local currencies. All assets and liabilities of foreign subsidiaries are translated to U.S. dollars at end of period exchange rates. The resulting translation adjustments are recorded as a component of stockholders’ equity and comprehensive income. Income and expense items are translated at average exchange rates prevailing during the period. Any gains and losses from foreign currency transactions are included in the consolidated statements of operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS — The carrying values of current assets, long-term receivables and liabilities approximated their fair values at December 31, 2008 and 2007, respectively.

STOCK-BASED COMPENSATION — On January 1, 2006, TSC adopted the provisions of SFAS No. 123R, “Share-Based Payment” (“SFAS 123R”). SFAS 123R revised SFAS No. 123, “Accounting for Stock Based Compensation” (“SFAS 123”) and superseded Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Prior to January 1, 2006, TSC had followed the stock compensation rules under APB 25.

SFAS 123R requires companies to measure and recognize compensation expense for all employee share-based payments at fair value over the service period underlying the arrangement. Accordingly, TSC determines the grant-date fair value of its stock-based awards, including stock options and restricted stock units, and records an expense in its statement of operations for the amortization of the fair value of the awards. The fair value of the awards is amortized ratably over the vesting periods of the individual awards. For restricted stock units, certain portions of the awards require the achievement of certain performance measures for these awards to vest. If these performance measures are not achieved, the awards are forfeited. TSC adopted the provisions of SFAS 123R using the “modified prospective” method, whereby fair values of all previously-granted, unvested employee stock-based awards as of January 1, 2006 as well as all awards made on or after January 1, 2006 are considered in determining stock-based compensation expense for the years ending December 31, 2006 and thereafter. Under the provisions of SFAS 123R, TSC recorded $0.3 million and $0.5 million ($0.12

Technology Solutions Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and $0.20 per basic and fully diluted share) for 2008 and 2007, respectively, of stock-based compensation expense in its consolidated statement of operations. No tax benefit was recognized related to stock-based compensation expense since TSC established and continues to maintain a full valuation allowance to offset all potential tax benefits associated with its net deferred tax assets.

NEW ACCOUNTING STANDARDS — In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles (“GAAP”), and expands disclosure about fair value measurements. SFAS 157 does not require any new fair value measurements, but provides a single definition of fair value, together with a framework for measuring fair value. Accordingly, for some entities, the application of SFAS 157 may change current practice. SFAS 157 for financial assets and financial liabilities was effective for the Company beginning January 1, 2008. On January 1, 2009, the beginning of the next fiscal year, the standard will also apply to non-financial assets and non-financial liabilities of the Company. The adoption of SFAS 157 for financial assets and financial liabilities did not have a material impact on the Company’s consolidated financial statements. FASB Staff Position SFAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”) delays the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Management is evaluating the impact of SFAS 157 will have on its non-financial assets and non-financials liabilities. The Company believes that the impact of these items upon adoption will not be material to the consolidated financial statements.

SFAS 157 establishes a fair value hierarchy based on the quality of inputs used to measure fair value, with level 1 being the highest quality and level 3 being the lowest quality. Level 1 inputs are quoted prices in active markets on identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included in Level 1. Level 3 inputs are unobservable inputs which reflect assumptions about pricing by market participants.

The fair value measurements for the Company’s financial liabilities accounted for at fair value on a recurring basis at December 31, 2008 are presented in the following table:

Fair Value Measurements at Reporting Date Using
Quoted
Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	12/31/08	(Level 1)	(Level 2)	(Level 3)

Short term investments	$5,473	$5,473	$—	$—

Total	$5,473	$5,473	$—	$—

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (FAS 159). FAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The adoption of SFAS 159 did not have a significant impact on the consolidated financial statements.

SOFTWARE DEVELOPMENT COSTS — TSC accounts for software development costs in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed.” Research and development costs related to software development are expensed as incurred. Upon the establishment of technological feasibility, related software developments are capitalized.

Technology Solutions Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

BLUE OCEAN©

Technological feasibility was reached during the second quarter of 2008 for Blue Ocean, which is the Company’s software solution that delivers real-time, actionable information to hospital staff at point-of-need. Beginning in the second quarter of 2008 and through the end of the year, the Company has capitalized $768 of such costs. As of December 31, 2008, general release has not occurred for Blue Ocean and as such, the $768 capitalized represents the unamortized costs, which has been determined not to be impaired. During 2007, TSC expensed $882 of research and development costs, which are included in the consolidated statement of operations in management and administration support.

INCOME TAXES — TSC uses an asset and liability approach, as required under SFAS 109 for financial accounting and reporting of income taxes. Deferred income taxes are provided using currently enacted tax rates when tax laws and financial accounting standards differ with respect to (i) the amount of annual income and (ii) the basis of assets and liabilities. TSC does not provide U.S. deferred income taxes on earnings of foreign subsidiaries that are expected to be indefinitely reinvested. Judgment is required in determining its provision for income taxes, deferred tax assets and liabilities and valuation allowance recorded against its net deferred tax assets. A valuation allowance is provided for deferred tax assets whenever it is more likely than not that future tax benefits will not be realized. During 2003, a valuation allowance was recorded for the entire net deferred tax asset (see Note 10). If the realization of the deferred tax assets in future periods is considered more likely than not, an adjustment to the deferred tax asset would increase net income in the period such determination is made. The amount of deferred tax assets considered realizable is based on significant estimates. Changes in these estimates could materially affect TSC’s financial condition and results of operations in future periods.

EMPLOYEE BENEFIT PLAN — TSC has a 401(k) Savings Plan (the “401(k) Plan”). The 401(k) Plan allows employees to contribute up to 15 percent of their annual compensation, subject to Internal Revenue Service statutory limitations. Company contributions to the 401(k) Plan are discretionary. The Company has not yet determined if it will make a Company contribution for the year ended December 31, 2008 in light of its recently announced Plan of Complete Liquidation and Dissolution (the “Plan of Liquidation”). TSC contributed $257 and $169 to the 401(k) Plan in the years ended December 31, 2007 and 2006, respectively.

ESTIMATES AND ASSUMPTIONS — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS — Certain reclassifications have been made to prior periods to conform to the current period classification. These reclassifications had no impact on net loss or total stockholders’ equity.

NOTE 3 —	BUSINESS COMBINATIONS

On March 15, 2006, TSC announced its acquisition of the management consulting business of Charter Consulting, Inc. (“Charter”). This acquisition positions TSC to provide enhanced consulting value in strategic customer demand generation and operational effectiveness. Under the terms of the asset purchase agreement, TSC acquired the consulting assets of Charter for $3,800, which consisted of $1,400 in cash and $1,400 (151,025 shares) in TSC’s common stock plus the assumption of $1,000 in certain liabilities. TSC also recognized a liability of $334 for termination obligations related to the closure of the redundant Charter office. The lease termination activities were completed in the second quarter of 2006. Based upon a purchase price allocation analysis, intangible assets of $1,204, related to certain employment contracts, customer relationships, trade name and an agreement not to compete, as well as $2,913 of goodwill were recorded. The intangible asset related to the trade name, in the amount of $269, has an indefinite life. The intangible assets with definite lives amount to $935 and are amortized on a straight-line basis based on their estimated useful lives of 3 to 5 years.

Technology Solutions Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the estimated fair values of assets acquired and liabilities assumed as of March 15, 2006 in connection with the acquisition of Charter’s business:

Computers, furniture and equipment	$17
Intangible assets	1,204
Goodwill	2,913

Total asset acquired	4,134

Lease termination	(334)
Accrued liabilities	(1,000)

Total liabilities assumed	(1,334)

Net assets acquired	$2,800

The acquisition of Charter’s business has been accounted for using the purchase method of accounting. Accordingly, the results of the acquisition of Charter are included in TSC’s consolidated results of operations from the date of the acquisition, March 15, 2006. The excess of purchase price over the estimated fair value of the net identifiable assets acquired was recorded as goodwill.

As part of TSC’s regular review for potential impairments, $169 of intangible assets relating to employment contracts and the entire $2,913 of goodwill were deemed impaired as of December 31, 2006 and, accordingly, written-off and charged against earnings in 2006.

NOTE 4 —	DIVESTITURES

SAP Practice

During the second quarter of 2008, the Company sold its SAP Practice (the “Practice”) in order to further its focus on the healthcare market. The sale closed on May 5, 2008, with an effective date of April 30, 2008. TSC agreed to sell substantially all of the assets and assume certain liabilities of the Practice together with certain other assets, liabilities, properties and rights of the Company relating to its SAP services business to EnteGreat Solutions LLC (“EnteGreat”). Under the terms of the purchase agreement, the Company received $4,150 of cash and a $750 promissory note, due in two installments (with the first installment of $375 received October 31, 2008 and the second installment due on April 29, 2009).

In conjunction with the sale, the Company, during the quarter ended June 30, 2008, recorded a gain, net of related transactions fee and expenses, of $1,526 in the consolidated statement of operations.

Below is a summary of the net assets sold with the amounts as of December 31, 2007 and as of April 30, 2008, the effective date of the sale:

	As of April 30,	As of December 31,
	2008	2007

Accounts receivable	$2,592	$2,352
Other current assets	69	31

Total assets	$2,661	$2,383

Accounts payable	323	344
Accrued compensation	559	343

Total liabilities	$882	$687

Value of net assets sold	$1,779	$1,696

Technology Solutions Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CVC Practice

On December 31, 2008, the Company sold its CVC Practice (“CVC”) in order to further its focus on the healthcare market. TSC sold substantially all of the assets and assume certain liabilities of the CVC together with certain other assets, liabilities, properties and rights of the Company relating to its CVC business to Valkre Solutions, Inc. (“Valkre”). Pursuant to the sale, the Company received $130 of cash and a $270 senior promissory note, due in two installments (with the first installment due on March 31, 2009 and the second installment due on June 30, 2009).

In conjunction with the sale, the Company recorded a gain, net of related transactions fee and expenses, of $24 in the consolidated statement of operations.

NOTE 5 —	RECEIVABLES

Receivables consisted of the following:

	December 31,	December 31,
	2008	2007

Amounts billed to clients	$484	$3,230
Unbilled revenues	25	293

	509	3,523
Allowance for doubtful receivables	—	(10)

	$509	$3,513

Amounts billed to clients represent professional fees and reimbursable project-related expenses. Unbilled revenues represent unbilled professional fees, project costs (such as out-of-pocket expenses), materials and subcontractor costs. The amounts above are expected to be collected within three months from the balance sheet date. Amounts billed to clients are unsecured and generally due within 30 days.

Changes in TSC’s allowance for doubtful receivables were as follows:

	December 31,	December 31,
	2008	2007

Beginning balance	$10	$66
Bad debt expense/(reversal)	(10)	30
Accounts written off	—	(86)

Ending balance	$—	$10

NOTE 6 —	LOAN RECEIVABLE

At December 31, 2005, TSC had a non-current loan receivable carried on its books in the amount of $3,545. The loan required semi-annual, interest-only payments (no principal), and had a maturity of February 25, 2008. In early 2007, TSC and the borrower agreed to a settlement whereby the borrower paid TSC $3,400, in full settlement of the loan. This payment was received by TSC on February 16, 2007 and the loan was canceled at that time. Accordingly, TSC took a $145 charge against 2006 earnings, to write-down the value of the loan to its net realizable value at December 31, 2006.

Technology Solutions Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 7 —	COMPUTERS, FURNITURE AND EQUIPMENT

Computers, furniture and equipment consisted of the following:

	December 31,	December 31,
	2008	2007

Computers	$7,014	$6,882
Furniture and equipment	1,133	1,133

	8,147	8,015
Accumulated depreciation	(7,926)	(7,822)

	$221	$193

Depreciation expense was $104, $55, and $96 for the years ended December 31, 2008, 2007 and 2006, respectively.

NOTE 8 —	INTANGIBLE ASSETS, NET

As of December 31, 2008 and 2007, TSC’s acquired intangible assets with definite lives were as follows:

		Non-
	Customer	Compete	Other
	Related	Agreements	Agreements	Trademarks	Total

Balance as of December 31, 2006	$283	$100	$215	$269	$867

Amortization	(128)	(54)	(24)	—	(206)
Impairment loss	—	—	(143)	—	(143)

Balance as of December 31, 2007	155	46	48	269	518
Amortization	(128)	(46)	(15)	—	(189)
Business divestiture	—	—	—	(163)	(163)
Impairment loss	—	—	—	(106)	(106)

Balance as of December 31, 2008	$27	$—	$33	$—	$60

Weighted Average Amortization Period in Years	0.2	0.0	2.2	Not applicable

The impairment loss in 2008 of $106 was recorded as a result of a decline in the value of certain of the Company’s trademarks. The impairment loss in 2007 of $143 was recorded as a result of the termination of certain of the Charter employees.

The following table summarizes the estimated annual pretax amortization expense for these assets:

Calendar Year

2009	$42
2010	15
2011	3

$60

Technology Solutions Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 9 —	INCOME TAXES

The provision for income taxes consisted of the following:

	For the Years Ended December 31,
	2008	2007	2006

Current:
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	—

Total current	—	—	—

Deferred:
Federal	(130)	(2,654)	(2,442)
State	(19)	(632)	(588)
Foreign	—	—	—
Valuation allowance	149	3,286	3,030

Total deferred	—	—	—

Provision for income taxes	$—	$—	$—

Total income tax provision differed from the amount computed by applying the federal statutory income tax rate to the loss due to the following:

	For the Years Ended December 31,
	2008	2007	2006

Federal tax benefit at statutory rate	$(142)	$(2,903)	$(3,092)
State tax benefit, net of Federal benefit	(19)	(411)	(379)
Effect of foreign tax rate differences	—	—	52
Nondeductible goodwill and intangibles	—	—	262
Other	12	28	127
Valuation allowance	149	3,286	3,030

Income tax provision	$—	$—	$—

Technology Solutions Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred tax assets and liabilities were comprised of the following:

	At December 31,
	2008	2007

Deferred tax assets:
Net operating losses and credits	$33,592	$30,027
Net operating loss resulting from exercise of former subsidiary stock options	7,456	7,269
Deferred income taxes due to former subsidiary	(6,211)	(6,210)
Receivable valuation allowances and reserves for possible losses	—	4
Legal and other accruals	169	905
Depreciation	177	149
Goodwill and intangible assets	427	1,555
Restructuring and other charges	—	—
Accrued bonuses	—	220
Stock based compensation expense	732	500
Valuation allowance	(35,969)	(34,046)

Total deferred tax assets	373	373

Deferred tax liabilities:
Other	(373)	(373)

Total deferred tax liabilities	(373)	(373)

Net deferred tax asset	$—	$—

During 2003, TSC established a valuation allowance for its entire net deferred tax asset. The total federal net operating loss carry-forwards, subject to certain limitations, amount to approximately $84,000 and expire in 2021 through 2028.

On February 15, 2000, TSC distributed the common stock of eLoyalty Corporation (“eLoyalty”) owned by TSC to TSC’s stockholders (the “Spin-Off”). eLoyalty operated within TSC prior to the Spin-Off and is now a separate, publicly traded company. In connection with the eLoyalty Spin-Off, TSC option holders (excluding eLoyalty employees and directors who were not also directors of TSC) had each of their options granted prior to June 22, 1999 converted into one adjusted TSC option and one eLoyalty option. When a Company employee exercises an eLoyalty option, the employee may recognize taxable income (the “Option Deduction”). TSC obtained a ruling from the Internal Revenue Service (IRS), which provides that TSC is entitled to deduct the Option Deduction on its Federal Income Tax return. The net operating loss resulting from the exercise of former subsidiary stock options represents the future tax benefit attributable to this Option Deduction. As part of the Spin-Off, TSC entered into a Tax Sharing and Disaffiliation Agreement (the “Agreement”) with eLoyalty Corporation. Under the terms of the Agreement, TSC agreed to reimburse eLoyalty for certain tax benefits attributable to this deduction when and if the actual tax benefit is realized by TSC. As a result of the valuation allowance established in 2003, this amount has been offset against the deferred tax assets.

Technology Solutions Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income (loss) before income taxes consisted of the following:

	For the Years Ended December 31,
	2008	2007	2006

United States	$(406)	$(8,295)	$(8,852)
Foreign	—	—	18

Total	$(406)	$(8,295)	$(8,834)

No income taxes were paid during the years ended December 31, 2008, 2007 or 2006.

As of December 31, 2008, we had approximately $84,000 of tax net operating loss carry-forwards. Realization of any benefit from our tax net operating losses is dependent on our ability to generate future taxable income and the absence of certain “ownership changes” of our common stock. An “ownership change,” as defined in the applicable federal income tax rules, would place significant limitations, on an annual basis, on the use of such net operating losses to offset any future taxable income we may generate. Such limitations, in conjunction with the net operating loss expiration provisions, could effectively eliminate our ability to use a substantial portion of our net operating losses to offset any future taxable income. Furthermore, due to several ownership changes over the years — as defined by federal income tax rules — it is possible that our ability to use our net operating losses would be limited.

On January 1, 2007, the Company adopted the provisions of the FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” — an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement 109, “Accounting for Income Taxes‘(“SFAS 109”). FIN 48 prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company previously recorded a full valuation allowance against its entire net deferred tax asset and continues to provide a full valuation allowance for all tax benefits generated. The implementation of FIN 48 did not result in a change to the net deferred tax assets recorded. The Company or one of its subsidiaries files income tax returns in the U.S. Federal and various state jurisdictions as well as certain foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local tax examinations by tax authorities for years before 2000 and its subsidiaries are no longer subject to non-U.S. income tax examinations for years before 2000. The Company has no accrued interest or penalties. If any interest expense or penalties were incurred, the Company would include them in operating expenses.

Technology Solutions Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of the beginning and ending unrecognized tax benefits is as follows:

Balance at January 1, 2007	$1,293
Additions based on tax position related to the current year	68
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	—
Settlements	—

Balance at December 31, 2007	1,361

Additions based on tax position related to the current year	19
Additions for tax positions of prior year	—
Reductions for tax positions of prior years	—
Settlements	—

Balance at December 31, 2008	$1,380

All of the unrecognized tax benefits relate to net operating losses. Thus, because of the full valuation allowance associated with TSC’s deferred tax assets, none of these unrecognized tax benefits would impact the effective tax rate if reversed.

NOTE 10 —	CAPITAL STOCK

TSC has a stock repurchase program, which allows for share repurchases of up to 576,266 shares of outstanding Company common stock (the “Repurchase Program”). During the years ended December 31, 2008 and 2007, TSC did not repurchase any shares under the Repurchase Program. Through December 31, 2008, TSC has repurchased an aggregate total of 341,906 shares and there were 234,360 shares available to be purchased under the Repurchase Program.

The timing and size of any future stock repurchases are subject to market conditions, stock prices, cash position and other cash requirements. Such repurchases are intended, among other things, to cover issuance of stock under TSC’s employee stock option plans.

NOTE 11 —	STOCK-BASED COMPENSATION

In 2007, the TSC Board of Directors approved a Chairman of the Board Compensation Plan, whose purpose is to acknowledge and compensate the Chairman of the Board for the contribution he makes both to the Board and the overall performance of TSC. Awards under the program are to be made based upon the Compensation Committee’s recommendation of certain performance criteria. No awards under the program were made in the years ended December 31, 2008 and 2007, respectively.

On September 26, 1996, TSC’s stockholders approved the Technology Solutions Company 1996 Stock Incentive Plan (the “1996 Plan”). The 1996 Plan replaced each of the Technology Solutions Company’s Stock Option Plan (the “Original Plan”), the Technology Solutions Company 1992 Stock Incentive Plan (the “1992 Plan”) and the Technology Solutions Company 1993 Outside Directors Stock Option Plan (the “1993 Plan” and, together with the Original Plan and the 1992 Plan, the “Predecessor Plans”). No awards may be made under the Predecessor Plans. Previous awards made under the Predecessor Plans are not affected. Shares subject to awards made under any of the Predecessor Plans were available under the 1996 Plan, under certain circumstances, to the extent that such shares are not issued or delivered in connection with such awards. The 1996 Plan expired on September 25, 2006.

The 1996 Plan and the Predecessor Plans authorized the grant of a variety of stock options and other awards if authorized by TSC’s Board of Directors at prices not less than the fair market value at the date of

Technology Solutions Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

grant. Options granted under the 1996 Plan are generally exercisable beginning twelve months after date of grant and are fully exercisable within thirty-six months from date of grant. Restricted stock units granted under the 1996 Plan are exercisable as to one-third after twelve months from the date of the grant. The second and third one-third of the restricted stock units are exercisable after twenty four and thirty six months, respectively, subject to TSC achieving certain performance measures. Since the 1996 Plan expired on September 25, 2006 there are no shares available for grant at December 31, 2006 under shareholder approved plans. There were 291,246 options and other awards available for grant under the 1996 Plan as of December 31, 2005.

During 2006, TSC issued 170,000 inducement option grants under the Charter Inducement Option Grants as an inducement for certain senior employees of Charter to accept employment with TSC following TSC’s acquisition of Charter (see Note 3).

In addition, TSC implemented the 2006 Employment Inducement Award Plan that has a total of 375,000 options for the purpose of granting stock options or restricted stock units to certain individuals to accept employment with TSC. Total inducement options issued under the plan in 2008, 2007 and 2006, were 37,500, 91,500 and 159,000, respectively. Unvested options of 41,500 from individuals that forfeited upon their termination are available to be re-awarded to new employees. As of December 31, 2008, 128,500 awards still remain available for grant under the plan.

As discussed in Note 2, TSC adopted the provisions of SFAS 123R on January 1, 2006 and, accordingly, records compensation expense for all employee share-based payments at fair values over the service period underlying the arrangement. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	For the Years Ended December 31,
	2008	2007	2006

Expected volatility	67.9%	58.4%	63.9%
Risk-free interest rates	2.9%	4.4%	4.4%
Expected lives	4.5 years	4.5 years	4.5 years
Weighted-average grant date fair value of options granted	$2.87	$3.24	$4.71

The expected volatility is based on historical volatility of TSC’s stock. The risk-free interest rate is based on the US Treasury rates at the date of grant with maturity dates approximately equal to the expected life at the grant date. The expected lives of the options are based on evaluations of historical exercise behavior. TSC has not paid and does not anticipate paying dividends, excluding any distributions upon stockholder approval of the Board approved Plan of Complete Liquidation and Dissolution; therefore, the expected dividend yield is assumed to be zero.

Technology Solutions Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the status of TSC’s option plans is presented below:

	For the Years Ended December 31,
		2008		2007		2006
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	2008	Prices	2007	Prices	2006	Prices

Outstanding at beginning of year	481,166	$14.03	613,302	$15.12	387,380	$25.68
Granted — under 1996 Plan	—		—		50,000	$10.87
Granted — Inducement Options	37,500	$2.87	91,500	$6.20	329,000	$8.03
Exercised	—		—		—
Forfeited	(185,559)	$22.80	(223,636)	$9.09	(153,078)	$25.20

Outstanding at end of year	333,107	$13.32	481,166	$14.03	613,302	$15.12

Exercisable at end of year	212,760	$9.31	291,277	$18.86	293,571	$22.57

For Options Outstanding at End of Year:
Weighted-Average Remaining Contractual Term		2 years		2 years		8 years
Aggregate Intrinsic Value ($000)	$2		$4		$4

During the year ended December 31, 2006, TSC granted 220,000 restricted stock units. The following is a summary of the status of TSC’s non-vested shares as of December 31, 2008:

		Weighted-
		Average
		Grant-Date
	Shares	Fair Value

Non-vested at December 31, 2006	179,000	$9.42

Granted	—	—
Vested	(73,208)	$9.39
Forfeited	(49,209)	$9.35

Non-vested at December 31, 2007	56,583	$9.52
Granted	—	—
Exercised	(10,667)	$9.29
Vested	(1,667)	$10.22
Forfeited	(44,249)	$9.54

Non-vested at December 31, 2008	—

As of December 31, 2008 and 2007, there was approximately $350 and $667, respectively, of total unrecognized compensation expense related to non-vested stock-based compensation arrangements (options and restricted stock units). This expense is expected to be recognized over a weighted-average period of 2.1 and 2.0 years for 2008 and 2007, respectively.

For 2008, 10,667 shares were issued related to an RSU exercise. There were no RSU options exercised during the 2007. The cash receipt was included in financing activities in the accompanying consolidated statements of cash flows.

Technology Solutions Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 12 —	BUSINESS SEGMENTS

TSC currently operates within one reportable business segment. The following is revenue from continuing operations and long-lived asset information by geographic area:

For and as of the Year	United	Foreign
Ended December 31, 2008	States	Subsidiaries	Total

Revenues	$5,619	$—	$5,619
Identifiable assets	$10,609	$—	$10,584

For and as of the Year	United	Foreign
Ended December 31, 2007	States	Subsidiaries	Total

Revenues	$9,308	$—	$9,308
Identifiable assets	$15,431	$3	$15,434

For and as of the Year	United	Foreign
Ended December 31, 2006	States	Subsidiaries	Total

Revenues	$10,638	$(220)	$10,418
Identifiable assets	$26,039	$3	$26,042

Foreign revenues and identifiable assets are based on the country in which the legal subsidiary is domiciled. No single foreign country’s revenues or identifiable assets were material to the consolidated revenues or identifiable assets of TSC.

NOTE 13 —	MAJOR CLIENTS

TSC’s two largest clients in 2008, 2007 and 2006 accounted for 47 percent, 42 percent and 18 percent, respectively, of revenues before reimbursements.

NOTE 14 —	COMMITMENTS AND CONTINGENCIES

TSC leases an office facility under an operating lease expiring in February, 2010. Additionally, TSC leases various office equipment under operating leases and has other commitments expiring at various dates. Rental expense for all operating leases and other commitments approximated $338, $201 and $708 for the years ended December 31, 2008, 2007 and 2006, respectively. Future minimum rental commitments under non-cancelable operating leases and other commitments with terms in excess of one year are as follows:

Calendar Year	Amount

2009	$333
2010	107
2011	26

Total	$466

TSC had no capital leases as of December 31, 2008 and 2007.

TSC is not presently party to any lawsuit. TSC may become a party to lawsuits arising in the normal course of its business. In the opinion of management, based upon presently available information relating to all such matters, the ultimate costs resulting from these matters will likely not have a material adverse effect on TSC’s consolidated financial position, results of operations or cash flows.

In addition, under certain executive contracts TSC is committed to pay salary continuance and provide health benefits.

Technology Solutions Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 15 —	STOCKHOLDER RIGHTS PLAN

On October 29, 1998, the Board of Directors adopted a Stockholder Rights Plan (the “Rights Plan”). The Rights Plan was intended to assure fair and equal treatment for all of TSC’s stockholders in the event of a hostile takeover attempt. The Rights Plan expired on October 29, 2008 and was not renewed. Additionally, a Unanimous Consent Resolution was executed by the Board confirming the 1998 Rights Agreement expired and that no shares of Series A Junior Participating Preferred Stock of the Company were outstanding.

On February 9, 2000, the Rights Plan was amended to remove certain restrictions on the ability of TSC to redeem or amend the Rights following specified changes in the composition of the Board of Directors.

On April 25, 2002, the Rights Plan was amended to allow the State of Wisconsin Investment Board (“SWIB”) to acquire up to an aggregate total of 20 percent of the outstanding common stock of TSC without triggering a distribution of rights under the Rights Plan.

Under the terms of the Rights Plan, each share of TSC’s Common Stock had associated with it one Right. Each Right entitled the registered holder to purchase from TSC one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, at an exercise price of $100 (subject to adjustment). The Rights became exercisable under certain circumstances following the announcement that any person had acquired 15 percent or more (20 percent in the case of SWIB) of TSC’s Common Stock or the announcement that any person had commenced a tender offer for 15 percent or more (20 percent in the case of SWIB) of TSC’s Common Stock.

In general, TSC may have redeemed the Rights in whole, but not in part, at a price of $.01 per Right at any time until ten days after any person had acquired 15 percent or more (20 percent in the case of SWIB) of TSC’s Common Stock.

Under specified conditions, each Right entitled the holder to purchase TSC’s Common Stock (or if TSC was acquired in a merger or other business combination, common stock of the acquirer) at the exercise price having a current market value of two times the exercise price.

NOTE 16 —	COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) is defined as the change in equity of a business enterprise from transactions and other events from non-shareholder sources. Comprehensive income (loss) includes net income and other changes in equity that bypass the statement of operations and includable as a separate component of shareholder’s equity. For the years ended December 31, 2008 and 2007, other comprehensive income (loss), as detailed in the following table, included two components: change in unrealized (loss) on short term investments and cumulative translation adjustment.

	2008	2007

Unrealized (loss) on short-term investments	$(512)	$—
Less reclassification adjustment for net losses realized in net income on short-term investments
Cumulative translation adjustment	(210)	210

	(722)	210
Income tax effect	—	—

Other comprehensive loss	$(722)	$210

Technology Solutions Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 —	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	2008	2008	2008	2008

Revenues	$1,973	$1,808	$1,439	$1,083
Cost of services	$1,422	$1,784	$1,441	$1,049
Goodwill and intangible asset impairments	$—	$—	$—	$—
Operating (loss)	(30)	(278)	(771)	(840)
Discontinued operations	161	1,785	(130)	(303)
Net earnings (loss)	131	1,507	(901)	(1,143)
Basic operating loss per share	$(0.02)	$(0.11)	$(0.30)	$(0.32)
Basic discontinued operations income (loss) per share	0.06	0.70	(0.05)	(0.12)
Basic net income (loss) per share	0.04	0.59	(0.35)	(0.44)
Diluted operating loss per share	$(0.02)	$(0.11)	$(0.30)	$(0.32)
Diluted discontinued operations income (loss) per share	0.06	0.70	(0.05)	(0.12)
Diluted net income (loss) per share	0.04	0.59	(0.35)	(0.44)

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	2007	2007	2007	2007

Revenues	$3,170	$2,907	$2,320	$1,939
Cost of services	$3,031	$2,322	$2,110	$1,589
Goodwill and intangible asset impairments	$—	$—	$—	$—
Operating loss	(2,358)	(2,481)	(2,003)	(289)
Discontinued operations	(681)	(209)	(263)	(11)
Net loss	(3,039)	(2,690)	(2,266)	(300)
Basic operating loss per share	$(0.94)	$(0.98)	$(0.79)	$(0.09)
Basic discontinued operations income (loss) per share	(0.27)	(0.08)	(0.11)	0.00
Basic net loss per share	(1.21)	(1.06)	(0.90)	(0.09)
Diluted operating loss per share	$(0.94)	$(0.98)	$(0.79)	$(0.09)
Diluted discontinued operations income (loss) per share	(0.27)	(0.08)	(0.11)	0.00
Diluted net loss per share	(1.21)	(1.06)	(0.90)	(0.09)

NOTE 18 —	OTHER EVENTS

RESTRUCTURING AND OTHER CHARGES — On December 5, 2005, TSC’s Chief Executive Officer resigned and TSC’s Lead Director was named Chairman and Acting Chief Executive Officer. In addition, on December 15, 2005, TSC implemented initiatives to further reduce costs. These cost reductions included headcount reductions, reduction in office space to reflect current needs and the termination of a contract with a vendor. As a result of these events, TSC recorded restructuring and other charges of $1,158 during the quarter ended December 31, 2005. This charge included $438 in severance pay for the former Chief Executive Officer and $720 in headcount reductions of client officers and corporate staff, reduction in office space to

Technology Solutions Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reflect current needs, and the termination of a contract with a vendor. The balance has been fully utilized as of December 31, 2007. The following table provides the components of this charge.

		Cash(1)	Non-Cash	Balance as of
Restructuring and Other Charges — Q4 2005	Charge	Payments	Usage	Dec. 31, 2007
	(In thousands)

Former CEO severance costs	$438	$438	$—	$—
Severance costs (9 employees)	340	340	—	—
Office reduction	273	273	—	—
Other costs	107	107	—	—

Total	$1,158	$1,158	$—	$—

(1)	Net cash payments totaling $293 were made during 2007.

During the quarter ended June 30, 2005, TSC recorded $1,687 in restructuring and other charges as a result of a strategic realignment and the related cost reductions. This charge consisted of the severance costs of professional personnel, office closures and other costs. During the quarter ended December 31, 2005, TSC reversed $113 of this charge mainly due to more favorable sublease terms for one of the closed offices. The balance has been fully utilized as of December 31, 2007. The following table provides the components of this charge.

		Cash(2)	Non-cash	Balance as of
Restructuring and Other Charges — Q2 2005	Charge	Payments	Usage	Dec. 31, 2006
	(In thousands)

Severance costs (23 employees)	$1,173	$1,111	$62	$—
Office closures	511	333	178	—
Other costs	3	2	1	—

Total original charge	1,687	1,446	241	—
Q4 2005 adjustment	(113)	—	(113)	—

Total	$1,574	$1,446	$128	$—

(2)	Net cash payments totaling $20 were made during 2007.

Technology Solutions Company

PART IV.

ITEM 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Item 15(a)(3)	Exhibits

The following documents are filed herewith or incorporated by reference and made a part of this Report.

Exhibit #	Description of Document

2.1	Plan of of Complete Liquidation and Dissolution of Technology Solutions Company as approved by the Company’s Board of Directors, filed as Exhibit 99.2 to TSC’s Current Report on Form 8-K dated February 9, 2009, is hereby incorporated by reference.
3.1	Restated Certificate of Incorporation of Technology Solutions Company, as amended, filed as Exhibit 3.1 to TSC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, is hereby incorporated by reference.
3.2	By-Laws for Technology Solutions Company, as amended, filed as Exhibit 3.2 to TSC’s Annual Report on Form 10-K for the year ended December 31, 2005, is hereby incorporated by reference.
4.1	Certificate of Designation of Series A Junior Participating Preferred Stock, filed as Exhibit 4.1 to TSC’s Annual Report on Form 10-K for the year ended December 31, 1999, is hereby incorporated by reference.
4.2	Rights Agreement with ChaseMellon Shareholder Services, L.L.C., filed as Exhibit 4 to TSC’s Current Report on Form 8-K dated October 29, 1998, is hereby incorporated by reference.
4.3	First Amendment to Rights agreement with ChaseMellon Shareholder Services, L.L.C., filed as Exhibit 4.3 to TSC’s Annual Report on Form 10-K for the year ended December 31, 1999, is hereby incorporated by reference.
4.4	Second Amendment to Rights Agreement with Mellon Investor Services LLC, a New Jersey limited liability company (successor to ChaseMellon Shareholder Services, L.L.C.), filed as Exhibit 4 to TSC’s Current Report on Form 8-K dated April 26, 2002, is hereby incorporated by reference.
10.01	Technology Solutions Company Original Option Plan, as amended, filed as Exhibit 10.02 to TSC’s Annual Report on Form 10-K for the fiscal year ended May 31, 1992, is hereby incorporated by reference.
10.02	Technology Solutions Company 1992 Stock Incentive Plan, filed as Exhibit 10.03 to TSC’s Annual Report on Form 10-K for the fiscal year ended May 31, 1992, is hereby incorporated by reference.
10.03	1993 Outside Directors Stock Option Plan, as amended, filed as Exhibit 10.05 to TSC’s Annual Report on Form 10-K for the fiscal year ended May 31, 1994, is hereby incorporated by reference.
10.04	Technology Solutions Company 1996 Stock Incentive Plan, as amended, filed as Exhibit 4.3 to TSC’s Registration Statement on Form S-8 filed July 16, 1997, is hereby incorporated by reference.
10.05	Amendment Number One to the Technology Solutions Company 1996 Stock Incentive Plan, as amended, filed as Exhibit 10.01 to TSC’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004, is hereby incorporated by reference.
10.06	Technology Solutions Company 1996 Stock Incentive Plan, Executive Office Stock Option Agreement, filed as Exhibit 10.01 to TSC’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, is hereby incorporated by reference.
10.07	Technology Solutions Company 1996 Stock Incentive Plan, Director Stock Option Agreement, filed as Exhibit 10.02 to TSC’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, is hereby incorporated by reference.
10.08	Technology Solutions Company 1996 Stock Incentive Plan, as amended and restated, filed as Exhibit 10.1 to TSC’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, is hereby incorporated by reference.
10.09	Technology Solutions Company 1996 Stock Incentive Plan, form of restricted stock unit award agreement, filed as Exhibit 10.2 to TSC’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, is hereby incorporated by reference.

Exhibit #	Description of Document

10.10	Technology Solutions Company, form of inducement stock option agreement, filed as Exhibit 10.3 to TSC’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, is hereby incorporated by reference.
10.11	Technology Solutions Company, form of Charter Inducement Option Grants, filed as Exhibit 4.6 to TSC’s Registration Statement on Form S-8 filed November 14, 2006, is hereby incorporated by reference.
10.12	Technology Solutions Company 2006 Employment Inducement Award Plan, filed as Exhibit 4.7 to TSC’s Registration Statement on Form S-8 filed November 14, 2006, is hereby incorporated by reference.
10.13	Employment Agreement with Michael R. Gorsage, filed as Exhibit 10.01 to TSC’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, is hereby incorporated by reference.
10.14	Summary of Compensation for Outside Directors, filed as Exhibit 10.16 to TSC’s Annual Report on Form 10-K for the year ended December 31, 2004, is hereby incorporated by reference.
10.15	Employment Agreement with Philip J. Downey, filed as Exhibit 99.1 to TSC’s Current Report on Form 8-K dated July 18, 2005, is hereby incorporated by reference.
10.16	Employment Agreement with Sandor Grosz, filed as Exhibit 99.2 to TSC’s Current Report on Form 8-K dated July 18, 2005, is hereby incorporated by reference.
10.17	Separation Agreement with Michael R. Gorsage, filed as Exhibit 99.1 to TSC’s Current Report on Form 8-K dated December 5, 2005, is hereby incorporated by reference.
10.18	Employment Agreement with Carl F. Dill. Jr., filed as Exhibit 99.2 to TSC’s Current Report on Form 8-K dated December 5, 2005, is hereby incorporated by reference.
10.19	Employment Agreement with David B. Benjamin, filed as Exhibit 10.3 to TSC’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, is hereby incorporated by reference.
10.20	Employment Agreement with Milton G. Silva-Craig, filed as Exhibit 10.20 to TSC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, is hereby incorporated by reference.
10.21	Chairman of the Board Bonus Compensation Plan with Carl F. Dill, Jr., filed as Exhibit 10.1 to TSC’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007, is hereby incorporated by reference.
10.22	Employment Agreement with Timothy G. Rogers, filed as Exhibit 10.2 to TSC’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007, is hereby incorporated by reference.
10.23	Asset Purchase Agreement between EnteGreat Solutions, LLC and Technology Solutions Company, filed as Exhibit 10.1 to TSC’s Current Report on Form 8-K dated May 5, 2008, is hereby incorporated by reference.
10.24	Promissory Note between EnteGreat Solutions, LLC and Technology Solutions Company, filed as Exhibit 10.2 to TSC’s Current Report on Form 8-K dated May 5, 2008, is hereby incorporated by reference.
10.25	Transition Service Agreement between Technology Solutions Company and EnteGreat Solutions, LLC, filed as Exhibit 10.3 to TSC’s Current Report on Form 8-K dated May 5, 2008, is hereby incorporated by reference.
10.26	Asset Purchase Agreement between Valkre Solutions, Inc. and Technology Solutions Company, filed as Exhibit 10.1 to TSC’s Current Report on Form 8-K dated December 31, 2008, is hereby incorporated by reference.
10.27	Senior Promissory Note between Valkre Solutions, Inc. and Technology Solutions Company, filed as Exhibit 10.2 to TSC’s Current Report on Form 8-K dated December 31, 2008, is hereby incorporated by reference.
14	Code of Ethics, filed as Exhibit 14 to TSC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, is hereby incorporated by reference.

Exhibit #		Description of Document

21*		Subsidiaries of TSC.
23	.1*	Consent of Grant Thornton LLP.
31	.1*	Certification of the Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31	.2*	Certification of the Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32	.1*	Certification of the Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32	.2*	Certification of the Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

*	Filed herewith

Exhibits 10.01 through 10.27 listed above are the management contracts and compensatory plans or arrangements required to be filed as exhibits hereto pursuant to the requirements of Item 601 of Regulation S-K.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TECHNOLOGY SOLUTIONS COMPANY

By:	/s/ TIMOTHY G. ROGERS
Timothy G. Rogers
Chief Financial Officer

March 10, 2009

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant, in the capacity and on the date indicated.

Signature	Title	Date

/s/ CARL F. DILL, JR. Carl F. Dill, Jr.	Chairman and Director	March 10, 2009

/s/ MILTON G. SILVA-CRAIG Milton G. Silva-Craig	President, Chief Executive Officer and Director (Principal Executive Officer)	March 10, 2009

/s/ TIMOTHY G. ROGERS Timothy G. Rogers	Chief Financial Officer (Principal Financial and Accounting Officer)	March 10, 2009

/s/ LIZ A. ALHAND Liz A. Alhand	Director	March 10, 2009

/s/ KATHRYN A. DCAMP Kathryn A. DCamp	Director	March 10, 2009

/s/ TIMOTHY R. ZOPH Timothy R. Zoph	Director	March 10, 2009

PROXY
This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted in favor of the approval of each proposal.

Please mark your votes as indicated in this example	☒

		FOR	AGAINST	ABSTAIN

1.	Proposal to Approve the Plan of Complete Liquidation and Dissolution of Technology Solutions Company	☐	☐	☐

	FOR	AGAINST	ABSTAIN

2.
Proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Plan of Complete Liquidation and Dissolution of Technology Solutions Company.
	☐	☐	☐

No proxy voted against the proposal to approve the Plan of Complete Liquidation and Dissolution of Technology Solutions Company will be voted in favor of any proposal to adjourn the special meeting for the purpose of soliciting additional proxies unless specifically designated on the proxy.

3.	As such proxies may in their discretion determine upon such other matters as may properly come before the special meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BY YOU ON THIS CARD. IN THE ABSENCE OF SUCH INSTRUCTIONS, THIS PROXY WILL BE VOTED IN FAVOR OF THE APPROVAL OF EACH PROPOSAL. IF OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED ON THOSE MATTERS IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED PROXIES.

You are urged to mark, sign, date and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States. When signing the proxy, please take care to have the signature conform to the stockholder’s name as it appears on this side of the proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate when signing. Corporations and partnerships should sign in their full corporate or partnership names by a duly authorized person.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
▲    FOLD AND DETACH HERE   ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

TECHNOLOGY
SOLUTIONS COMPANY

Important notice regarding the Internet availability of proxy materials for the Special Meeting of Stockholders

The Proxy Statement is available at:

http://bnymellon.mobular.net/bnymellon/tscc

INTERNET
http://www.proxyvoting.com/tscc
Use the Internet to vote your proxy. Have your proxy card in hand when you access the Web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

00000

     PROXY
TECHNOLOGY SOLUTIONS COMPANY
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 27, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder of Technology Solutions Company (the “Company”) does hereby acknowledge receipt of Notice of said Special Meeting and the accompanying Proxy Statement, and does hereby constitute and appoint Carl F. Dill, Jr. and Timothy G. Rogers, or either of them, with full power of substitution, to vote all shares of stock of the Company that the undersigned is entitled to vote as fully as the undersigned could do if personally present, at the Special Meeting of Stockholders of the Company to be held at the Company’s corporate office, located at 55 East Monroe Street, Suite 2600, Chicago, Illinois, 60603 on April 27, 2009, starting at 8:15 a.m., local time and at any adjournment thereof, as indicated on the reverse side.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

▲ FOLD AND DETACH HERE ▲
You can now access your Technology Solutions Company account online.
Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD).
The transfer agent for Technology Solutions Company now makes it easy and convenient to get current information on your shareholder account.
•	View account status

•	View certificate history

•	View book-entry information
•	Make address changes

•	Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
www.bnymellon.com/shareowner/isd
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
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